UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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Securities Exchange Act of 1934
(Amendment No. )

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Synopsys, Inc.
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SYNOPSYS®

# 2026

## Notice of Annual Meeting and Proxy Statement

SYNOPSYS

LETTER TO OUR STOCKHOLDERS
"As the engineering solutions leader - from silicon to systems - Synopsys is uniquely positioned to deliver unprecedented value to our customers across industries."

Our Technology

We focus our technology around three essential pillars.

Silicon Design & Verification Build high-performance, complex chips and silicon-powered systems faster

Simulation & Analysis Multiphysics S&A predicts and optimizes how products will perform in real-world environments

Silicon IP High-quality, silicon-proven IP reduces integration risk and speeds time-to market

Dear Synopsys Stockholder,
Fiscal 2025 was a year that redefined Synopsys and our role in product engineering. The completion of the acquisition of simulation and analysis leader Ansys in July 2025 transformed Synopsys overnight from the leader in EDA to the leader in engineering solutions - from silicon to systems.
The combination of these two pioneering organizations comes at a pivotal time for the market. Artificial intelligence will revolutionize every industry -- demanding more compute performance while compounding engineering complexity. Building complex, AI-powered systems with the right performance, scale, and efficiency requires new tools with multi-domain integration and new workflows to enable tight software and hardware co-design. Engineering needs to be re-engineered.
The addition of Ansys also broadens Synopsys' reach across industries, as we deepen our presence beyond semiconductors into other verticals including automotive, aerospace, robotics, industrial and healthcare.
Financial Results
Our fiscal 2025 financial results included:
•Record revenue of $7.054 billion, up approximately 15% year-over-year;
•GAAP operating margin of 13.0% and non-GAAP operating margin of 37.3%;
•Approximately $1.52 billion of operating cash flow;
•Free cash flow of approximately $1.35 billion; and
•Backlog of $11.4 billion.
Please see our Fiscal 2025 Performance Overview on page 53 and Appendix B for more information on these results and how they are calculated.
Product Innovation
While we felt the impact of export restrictions and execution challenges related to the evolving IP landscape in our business, we believe our long-term strategy is sound and is already producing results for Synopsys, our customers and our stockholders. In 2025, we:
•Partnered with the world's leading foundries to usher in the angstrom era of semiconductor manufacturing;
•Expanded our leading hardware-assisted verification portfolio to advance the pace and impact of next-generation AI chip design;
•Demonstrated the value of our GenAI capabilities to accelerate design workflows from days to hours, and hours to minutes, while introducing the foundation for the next frontier in AI - AgentEngineer™ technology for chip design; and
•Integrated NVIDIA Omniverse technology into simulation and analysis products to accelerate physical AI development and create enhanced digital twins.

2026 Proxy Statement	1

Letter to Our Stockholders
We will further our technology leadership in early 2026 with our expected delivery of the first set of integrated capabilities that fuse multiphysics from Ansys across Synopsys' full EDA stack, including multi-die advanced packaging. This first-of-its-kind offering will help companies rethink how they design and develop their products.
Synopsys is continuing its ongoing transformation to better serve you. With a proven strategy and strong track record of success, we are moving forward with a focus on technology leadership, operational excellence and financial discipline.
In Closing
It's exciting to note that 2026 also marks a truly special moment for Synopsys - our 40th anniversary! This is not just a milestone, it's a celebration of four decades of innovation, bold vision, and relentless pursuit of excellence. With Ansys now part of our family, a solid business strategy, and the support of our entire community, including you, we’re not just redefining Synopsys – we’re transforming the very way products are imagined and built.
As the engineering solutions leader – from silicon to systems – Synopsys is uniquely positioned to deliver unprecedented value to our customers across industries. The best is yet to come, and together, we are poised to shape what’s next.

Sassine Ghazi President and Chief Executive Officer	Dr. Aart J. de Geus Executive Chair of the Board of Directors

2

NOTICE OF 2026 ANNUAL MEETING OF STOCKHOLDERS

Date and Time April 16, 2026 (Thursday) 8:00 AM (Pacific Time)	Location Online at www.virtualshareholder meeting.com/SNPS2026	Who Can Vote Stockholders as of February 17, 2026 are entitled to vote.
Dear Stockholder,
You are cordially invited to attend the 2026 Annual Meeting of Stockholders of Synopsys, Inc. (Synopsys), a Delaware corporation, which will be held virtually via live webcast on April 16, 2026, at 8:00 a.m. Pacific Time (the Annual Meeting) and provides substantially the same rights as an in-person meeting. You will be able to attend and participate in the Annual Meeting online, vote your shares electronically, and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/SNPS2026.
We are holding the meeting for the following purposes, which are more fully described in the attached Proxy Statement.
VOTING ITEMS

Proposals		Board Vote Recommendation	For Further Details
1.	To elect ten directors nominated by our Board of Directors to hold office until the next annual meeting of stockholders and until their successors have been elected	“FOR” each director nominee	Page 11
2.	To approve our Amended and Restated Equity Incentive Plan	“FOR”	Page 41
3.	To approve, on an advisory basis, the compensation of our named executive officers, as disclosed in the attached Proxy Statement	“FOR”	Page 52
4.	To ratify the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2026	“FOR”	Page 96
5.	To vote on a stockholder proposal regarding stockholders' right to act by written consent	“AGAINST”	Page 99
We will also consider any other business that properly comes before the Annual Meeting or any adjournment or postponement thereof. As of the close of business on February 17, 2026, we are not aware of any other matters to be submitted for consideration at the Annual Meeting.
All of our stockholders of record at the close of business on February 17, 2026 are entitled to attend and vote at the Annual Meeting. A list of registered stockholders entitled to vote at the meeting will be available for ten days until the end of the day before the meeting. If you want to inspect this list, email our Investor Relations department at synopsys-ir@synopsys.com.
Whether or not you plan to attend the Annual Meeting, we urge you to cast your vote in advance of the Annual Meeting via one of the methods described below and in the attached Proxy Statement. The Proxy Statement contains important information for you to consider when deciding how to vote on the above items. You do not need to attend the Annual Meeting in order to vote. For most items being put to a vote, if you do not provide voting instructions in person (virtually), via the Internet, by telephone, or by returning the proxy card or voting instruction card, your shares will not be voted. Please vote as promptly as possible. Every stockholder vote is important. Please see the section titled “About the Annual Meeting” beginning on page 103 for answers to common questions about the Annual Meeting, voting, attendance, submitting a proposal for next year’s annual meeting of stockholders, and other procedures.
Sincerely,
Janet Lee
General Counsel and Corporate Secretary
Sunnyvale, California
February 19, 2026
HOW TO VOTE

Internet	Telephone	Mail
www.proxyvote.com	1-800-690-6903	Mark, sign, date and promptly mail the enclosed proxy card in the postage-paid envelope
Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting to Be Held on April 16, 2026
The Proxy Statement and our Annual Report on Form 10-K for the year ended October 31, 2025 will be available to stockholders at http://www.proxyvote.com on or about February 19, 2026.

2026 Proxy Statement	3

4

PROXY STATEMENT SUMMARY
This summary highlights certain information in the Proxy Statement, but it does not contain all of the information that you should consider before voting. Please review the entire Proxy Statement and Annual Report on Form 10-K for the year ended October 31, 2025 filed with the Securities and Exchange Commission (the SEC) on December 22, 2025 (2025 Annual Report on Form 10-K) carefully. References in this Proxy Statement to “we,” “us,” “our,” the “Company” or “Synopsys” refer to Synopsys, Inc. The items to be voted on at the Annual Meeting along with the recommendations of our Board of Directors (the Board or Board of Directors) are listed below.

Proposals	Board Vote Recommendation	For Further Details

1.
ELECTION OF DIRECTORS
The Board and the Corporate Governance and Nominating Committee believe that it is in the best interests of Synopsys and our stockholders for each of the ten director nominees to continue as a Synopsys director because each nominee possesses the necessary qualifications, skills and experiences to provide quality advice and counsel to management and to effectively oversee key business and strategy matters, while carefully considering the long-term success of Synopsys and our stockholders.
	“FOR” each director nominee	Page 11

2.
APPROVAL OF OUR AMENDED AND RESTATED EQUITY INCENTIVE PLAN
We are asking for approval of our Amended and Restated Equity Incentive Plan (the Equity Incentive Plan) in order to, among other things, include our non-employee directors as persons eligible to receive awards under the Equity Incentive Plan. This change will reduce the administrative burden of maintaining two separate equity plans and is in line with current market practice.
	“FOR”	Page 41

3.
ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
We are asking for approval, on an advisory basis, of the compensation paid to our named executive officers. The Board believes the compensation of our named executive officers motivates and rewards them for work that improves our long-term business performance and increases stockholder value, and recommends that you vote to approve their executive compensation.
	“FOR”	Page 52

4.
RATIFICATION OF SELECTION OF KPMG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board and the Audit Committee believe it is in the best interests of Synopsys and our stockholders to retain KPMG LLP as Synopsys’ independent registered public accounting firm for fiscal 2026. As a matter of good corporate governance, we are asking stockholders to ratify the Audit Committee’s selection of KPMG LLP.
	“FOR”	Page 96

5.
STOCKHOLDER PROPOSAL
If properly presented at the meeting, stockholders will be asked to vote on a proposal regarding stockholders' right to act by written consent. The Board recommends that stockholders vote AGAINST this proposal because the Board believes it is not in the best interests of Synopsys and our stockholders.
	“AGAINST”	Page 99

A Note about Our Fiscal Year
Prior to fiscal 2025, our fiscal year ended on the Saturday closest to October 31. Fiscal 2024 and 2023 ended on November 2, 2024 and October 28, 2023, respectively. We have changed our fiscal year end to October 31 beginning with fiscal 2025.

2026 Proxy Statement	5

Proxy Statement Summary
Our Board currently consists of twelve directors. We do not have a classified or staggered board of directors. Each of our directors stands for election on an annual basis and serves for a one-year term and until their successors are elected and qualified or until their earlier death, resignation or removal. Of the twelve directors whose terms expire in 2026, ten are standing for re-election. The table below describes the ten director nominees, including the Lead Independent Director and the Board's committee composition as of the conclusion of the Annual Meeting.
Director Nominees

		Committee Membership(1)
Name, Age and Primary Occupation	Director Since	AC	CC	GC
Dr. Aart J. de Geus, 71 Executive Chair of the Board of Directors, Synopsys	1986
John G. Schwarz, 75 Lead Independent Director, Synopsys Chief Executive Officer (Retired), Co-founder and Chairman of the Board of Directors, Visier, Inc.	2007
Sassine Ghazi, 55 President and Chief Executive Officer, Synopsys	2023
Janice D. Chaffin, 71 Group President (Retired), Consumer Business Unit, Symantec Corporation (now Gen Digital Inc.)	2014
Bruce R. Chizen, 70 Senior Adviser and PGO Partner, Permira Advisers LLP	2001
Mercedes Johnson, 71 Chief Financial Officer (Retired), Avago Technologies, Inc. (now Broadcom Inc.)	2017
Robert G. Painter, 54 President, Chief Executive Officer and director of Trimble Inc.	2023
Jeannine P. Sargent, 61 Senior Advisor and Venture Partner, Breakthrough Energy Ventures Operating Partner, G2 Venture Partners	2020
Peter A. Shimer, 63 Former Chief Financial Officer, Chief Operating Officer and Interim Chief Executive Officer, Deloitte	2026
Ravi Vijayaraghavan, 61 Senior Partner, Bain & Company, Inc.	2025
(1)Represents committee members upon the conclusion of the Annual Meeting, assuming all director nominees are elected.

AC	Audit Committee	CC	Compensation and Organizational Development Committee	GC	Corporate Governance and Nominating Committee

	Independent		Member		Chair

6

Proxy Statement Summary
Purpose
The primary goal of the amendment of our Equity Incentive Plan is to allow our non-employee directors to participate in the Equity Incentive Plan, which eliminates the need for Synopsys' separate 2017 Non-Employee Directors Equity Incentive Plan. This change will reduce the administrative burden of maintaining two separate equity plans and is in line with current market practice, which is to have one equity plan under which a company can grant awards to both employees and non-employee directors. We are not asking our stockholders to approve an increase to the number of shares of common stock available for issuance under the Equity Incentive Plan.
Important Features of the Equity Incentive Plan

Our Equity Incentive Plan includes provisions that are designed to protect our stockholders’ interests and to reflect corporate governance best practices, including:
•Stockholder approval required for additional shares.
•No discounted stock options or stock appreciation rights.
•Repricing and cash-out of underwater options not allowed.
•No liberal share recycling.
•Seven-year maximum term for equity awards.
•Full-value awards deplete share reserve at a higher multiple.
•Limitations on dividends and dividend equivalents.
•No liberal corporate transaction provisions.
•Limitation on non-employee director compensation.
•No automatic grants to employees.
•No tax gross-up provisions.

2026 Proxy Statement	7

Proxy Statement Summary
Compensation Governance and Our Compensation Philosophy
We have designed our executive compensation program to attract, motivate and retain a team of highly qualified executives who will drive our success. To motivate and reward our named executive officers (NEOs) for work that improves our long-term business performance and increases stockholder value, we have set out the following objectives:

Pay for Performance	Internal Pay Equity	Competitiveness

Align executive compensation to the success of our business objectives	Promote teamwork among executives by considering internal pay equity in setting compensation levels	Provide competitive compensation that attracts and retains top-performing executives

Outperformance	Stockholder Alignment	Balance

Motivate executives to achieve results that exceed our strategic targets	Align interests of executives with stockholder interests through the managed use of long-term incentives	Set performance goals that reward an appropriate balance of near- and long-term results

8

Proxy Statement Summary
Fiscal 2025 NEO Compensation Details
Our three core elements of NEO direct compensation are base salary, an annual cash incentive opportunity and annual equity awards. The graphic below reflects the approximate general distribution of these three core elements of NEO target total direct compensation awarded during fiscal 2025 as determined by our Compensation and Organizational Development Committee (the Compensation Committee).

CHIEF EXECUTIVE OFFICER (MR. GHAZI)	AVERAGE OF OTHER NEOs(1)

4%
Base Salary
9%
Cash Incentive
43%
Annual PRSUs
96%
Performance-
Based and/or
At-Risk
22%
Annual
Stock Options
22%
Annual RSUs

8%
Base Salary
8%
Cash Incentive
36%
Annual PRSUs
92%
Performance-Based and/or At-Risk
18%
Annual Stock Options
30%
Annual RSUs

(1)Calculated as if Ms. Lee had served in her position as General Counsel and Corporate Secretary for the entirety of fiscal 2025.
Our Compensation Practices

What We Do	What We Don’t Do

✓ Pay for Performance
✓ Mix of Performance Goals
✓ Double Trigger Change of Control Benefits
✓ Maximum Payout Caps
✓ Compensation Recovery Policy
✓ Robust Share Ownership Guidelines
✓ Independent Compensation Committee
✓ Independent Compensation Consultant
✓ Annual Advisory Say-on-Pay Vote
✓ Equity Burn Rate Management

✗ No Excessive Risks
✗ No Excessive Change of Control Payments
✗ No Golden Parachute Tax Gross Ups
✗ No Excessive Perks
✗ No Hedging or Pledging of Our Stock
✗ No Repricing or Cash-out of Underwater Options
✗ No Dividends on Unvested Equity Awards
✗ No Executive Pension Plans or SERPs

2026 Proxy Statement	9

Proxy Statement Summary
Fees and Services of Independent Registered Public Accounting Firm
The following table presents fees for professional audit services rendered by KPMG LLP for the audit of our annual financial statements and fees billed for all other services rendered by KPMG LLP during the following fiscal years.

	Fiscal Year Ended
	Oct. 31, 2025 (in thousands)	Nov. 2, 2024 (in thousands)
Audit Fees(1)	$12,275	$7,520
Audit-Related Fees(2)	4	2,898
Tax Fees(3)	137	18
All Other Fees(4)	23	28
TOTAL FEES	$12,439	$10,464
(1)Audit fees consist of fees for the audit of Synopsys’ consolidated financial statements in our 2025 Annual Report on Form 10-K, review of Synopsys’ interim condensed consolidated financial statements in each of our Quarterly Reports on Form 10-Q and services that are normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements.
(2)Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of Synopsys’ consolidated financial statements and not reported under “Audit Fees.” This category includes fees related to the performance of attestation services not required by statute or regulations.
(3)Tax fees consist of fees for professional services for tax compliance, tax advice and tax planning. This category includes fees primarily related to assistance with international tax compliance services pertaining to certain foreign subsidiaries.
(4)All other fees consist of permitted services other than audit or tax services, and include fees related to a subscription to KPMG LLP’s research tools and other general advisory services.
We received a stockholder proposal that asks our Board to take the steps necessary to permit stockholders to act by written consent. For the reasons set forth following the proponent’s proposal, our Board opposes adoption of the proposal and recommends that you vote AGAINST the proposal.

10

CORPORATE GOVERNANCE
We are asking our stockholders to vote “For” the election of ten directors at the Annual Meeting. We do not have a classified or staggered board of directors. Each of our directors stands for election on an annual basis and serves for a one-year term and until their successors are elected and qualified or until their earlier death, resignation or removal. Of the twelve current directors whose terms expire in 2026, ten are standing for re-election. Our Corporate Governance and Nominating Committee (the Governance Committee) and the Board did not renominate Luis Borgen and Dr. Ajei Gopal for election to the Board and their terms will expire at the conclusion of the Annual Meeting. Accordingly, only ten directors are nominated and eligible for election at the Annual Meeting and our Board will reduce the size of the Board to ten members immediately following the conclusion of the Annual Meeting. The Board thanks each of Mr. Borgen and Dr. Gopal for their leadership and service to Synopsys.
At the recommendation of the Governance Committee, the Board has nominated the following directors for election at the Annual Meeting.

Our Board of Directors has nominated the following directors for election at the Annual Meeting:

Dr. Aart J. de Geus	John G. Schwarz	Sassine Ghazi

Janice D. Chaffin	Bruce R. Chizen	Mercedes Johnson

Robert G. Painter	Jeannine P. Sargent	Peter A. Shimer

Ravi Vijayaraghavan

Each nominee has consented to being named as a nominee and has accepted the nomination and agreed to serve as a director if elected. All of the director nominees are current directors. The Board believes that each nominee will be able and willing to serve if elected. However, if any nominee is unable to serve or, for good cause, will not serve as a director, the discretionary authority provided in the enclosed proxy will be exercised to vote for a substitute candidate designated by the Board, unless the Board chooses to reduce its own size.

2026 Proxy Statement	11

Corporate Governance
Board of Directors
Board Nominee Snapshot
(As of April 16, 2026, the date of the Annual Meeting, assuming all director nominees are elected)

GENDER DIVERSITY	TENURE	INDEPENDENCE

SKILLS AND EXPERIENCE

Semiconductor Industry Experience	Sales & Marketing
Executive‑level knowledge and leadership in the semiconductor sector, such as customer, market and competitive dynamics.	Executive success leading sales or marketing functions, including go‑to‑market strategies and measurable business growth.

Enterprise Software Industry Experience	Emerging Technology
Executive‑level knowledge and leadership in the enterprise software sector, such as customer, market and competitive dynamics.	Experience assessing and leveraging emerging technologies including artificial intelligence to drive strategic innovation, improve operational efficiency and mitigate risks.

Engineering Simulation Analysis Industry Experience	Human Capital
Executive-level knowledge and leadership in the simulation & analysis sector, such as customer, market and competitive dynamics.
Executive experience overseeing the strategy and implementation of workforce planning, succession planning, talent development, performance management and organizational capability aligned to business goals.

Executive Leadership	Risk Management
Proven leadership of a complex enterprise, responsible for setting strategy, driving performance and managing risk across a multitude of functions.	Experience identifying, assessing and mitigating strategic, financial and operational risks to protect and advance the organization.

Global Expertise	Cybersecurity
Executive experience overseeing international operations, selling into non‑U.S. markets, and navigating geopolitical, financial and regulatory dynamics outside North America.	Executive experience leading cybersecurity strategies to protect information assets and ensure resilience against digital threats.

Strategy & Corporate Development	Public Company Board Experience
Leadership in driving strategic evolution, including M&A, corporate partnerships, strategic integrations and divestitures, resulting in entering or exiting markets as well as creating compelling business opportunities.
Board experience in public companies with a focus on governance, accountability and stakeholder value.

Financial Expert
Senior financial leadership, including CFO or audit experience, qualified under SEC rules as an audit committee financial expert.

12

Corporate Governance
Our Director Nominees
Information regarding our nominees, including information they have furnished as to their principal occupations, certain other directorships they hold, or have held, their ages as of February 17, 2026 (the Record Date), and our Lead Independent Director and committee composition as of the conclusion of the Annual Meeting, assuming all director nominees are elected, is set forth below. The section titled “Director Nominations” on page 20 of this Proxy Statement provides additional information on the director nomination process. The nominee descriptions below contain information about the experience, qualifications and skills that led the Governance Committee to determine that these nominees should serve as our directors.
Other than Mr. Ghazi and Dr. de Geus, all nominees are independent as determined by the Board under our Corporate Governance Guidelines, applicable federal securities law and the listing standards of the Nasdaq Global Market (the Nasdaq Listing Standards). There are no family relationships among any of the director nominees, directors and/or any of Synopsys’ executive officers. In addition, no nominee has an arrangement or understanding with another person under which he or she was or is to be selected as a director or nominee.

Dr. Aart J. de Geus | Executive Chair of the Board of Directors

DIRECTOR SINCE: 1986 Age: 71	CURRENT PUBLIC COMPANY DIRECTORSHIPS: •Applied Materials, Inc.

Dr. Aart de Geus co-founded Synopsys in 1986 and led the company for more than 35 years, serving as CEO from 1994 to 2024. Widely regarded as a pioneer in electronic design automation (EDA), Dr. de Geus brings deep knowledge of the Company’s technology, business and culture, as well as the semiconductor industry more broadly. Under his leadership, Synopsys drove the creation and commercialization of logic synthesis, which transformed CAD (computer-aided design) into EDA and automated decades of scaling in digital complexity, generally referred to as "Moore’s Law." Building on the technical and economic success of synthesis, Dr. de Geus expanded Synopsys’ product portfolio and growing global market position through sustained R&D investment and ~120 acquisitions. His vision, strategic leadership, and long-standing customer and industry relationships established Synopsys as the leader in EDA and a cornerstone ecosystem company used prolifically on advanced digital chips globally. Beyond his executive leadership, Dr. de Geus is recognized as a catalytic industry voice known for articulating the evolution of technology and the future of semiconductor design. Dr. de Geus also established the Synopsys Foundation in 1999, which advances initiatives such as project-based science and math education in Silicon Valley, and he is a proactive voice for corporate engagement in the community.
Career Highlights
•Synopsys
◦Founding President of Optimal Solutions, Inc. (1986), renamed to Synopsys (1987)
◦CEO / Co-CEO (1994-2024)
◦Various roles, including President, COO and SVP of Engineering and Marketing (1986-1994)
•General Electric
◦Various roles, culminating in Manager of the Advanced Computer-Aided Engineering Group (1982-1986)
Board Experience
•Applied Materials (since 2007)
Industry Leadership and Recognition
•2024 Semiconductor Industry Association (SIA) Robert N. Noyce Award
•2009 Global Semiconductor Association (GSA) Morris Exemplary Leadership Award
•2008 Electronic System Design Automation (ESDA) Phil Kaufman Award
•2007 Silicon Valley Leadership Group (SVLG) “Spirit of the Valley” Lifetime Achievement Award
•2007 IEEE Robert Noyce Medal

2026 Proxy Statement	13

Corporate Governance

John G. Schwarz | Independent | Lead Independent Director

DIRECTOR SINCE: 2007 Age: 75 SYNOPSYS BOARD COMMITTEES: Compensation Committee	CURRENT PUBLIC COMPANY DIRECTORSHIPS: •Teradata Corporation FORMER PUBLIC COMPANY DIRECTORSHIPS HELD IN LAST FIVE YEARS: •Avast PLC

Mr. Schwarz has deep expertise in the software sector as former CEO of Business Objects, an enterprise software company, specializing in business intelligence, where he doubled the company’s size and profitability through seven strategic acquisitions and led its transformational merger with SAP, successfully overseeing the integration and global expansion of SAP’s business intelligence business. Moreover, Mr. Schwarz offers extensive board and cybersecurity experience, having served as a director of Teradata Corporation since 2010 and as a director of Avast PLC from 2011 to 2022, including as Chairman, where he guided Avast PLC’s $8.6 billion sale to NortonLifeLock (now Gen Digital). In addition, Mr. Schwarz provides insight into intelligence technologies as the Chairman of Visier, a human resources analytics company, where he previously served as CEO and advanced the company’s artificial intelligence applications while scaling its global operations.
Career Highlights
•Visier Inc.
◦Co-Founder & Chairman (since 2010)
◦CEO (2010-2020)
•SAP
◦Division CEO (Business Objects) (2008-2010)
•Business Objects
◦CEO (2005-2008)
•Symantec Corporation (now Gen Digital Inc.)
◦President and COO (2001-2005)
•Reciprocal Inc.
◦President and CEO (2000-2001)
•IBM Corporation
◦25 years in various roles, culminating with General Manager, Industry Solutions
Board Experience
•Teradata Corporation (since 2010)
•Avast PLC (2011-2022)
•SuccessFactors (2010-2011)
•Verity (2003-2005)

14

Corporate Governance

Sassine Ghazi | President and Chief Executive Officer

DIRECTOR SINCE: 2023 Age: 55	CURRENT PUBLIC COMPANY DIRECTORSHIPS: •None

Mr. Ghazi brings multiple decades of chip design, applications engineering, sales, product management and development experience to Synopsys. He has been instrumental to the strategic innovation and transformative growth of Synopsys since joining the Company in 1998 as an applications engineer, advancing through a series of leadership roles before his appointment as CEO in 2024 and as President in 2021. Prior to becoming CEO, he served as COO beginning in 2020, leading all business units, sales and customer success, strategic alliances, marketing and communications at Synopsys. Mr. Ghazi has also led the Company’s EDA Design business unit, overseeing all digital and custom products that make up Synopsys’ largest business. In that role, he spearheaded the launch of several groundbreaking solutions. Prior to Synopsys, Mr. Ghazi was a design engineer at Intel, where he started his nearly 30-year long career in the industry.
Career Highlights
•Synopsys
◦President (since 2021) and CEO (since 2024)
◦COO (2020-2024)
◦GM EDA business unit (2016-2020)
◦Various roles in applications engineering and sales (1998-2016)
•Intel
◦Design Engineer (1996-1998)

2026 Proxy Statement	15

Corporate Governance

Janice D. Chaffin | Independent

DIRECTOR SINCE: 2014 Age: 71 SYNOPSYS BOARD COMMITTEES: Compensation Committee Governance Committee (Chair)	CURRENT PUBLIC COMPANY DIRECTORSHIPS: •PTC Inc. FORMER PUBLIC COMPANY DIRECTORSHIPS HELD IN LAST FIVE YEARS: •Informatica Corporation

Ms. Chaffin is a technology executive with more than 30 years of experience leading and transforming global, large-scale software and hardware businesses. As Group President of the Consumer Business of Symantec (now Gen Digital), a global cybersecurity leader, Ms. Chaffin oversaw the ~$2 billion Norton security brand, driving multiple years of consecutive revenue growth and maintaining market leadership while transforming the business from retail to online e-commerce and expanding product offerings. Prior to leading the Norton business, Ms. Chaffin helped build a global organization that addressed both enterprise and consumer markets as the first Chief Marketing Officer of Symantec. Prior to Symantec, she held executive roles at Hewlett-Packard Company, a multinational information technology company, including as a member of the executive team that founded and scaled the Unix server business to over $5 billion. Ms. Chaffin has directly participated in both large and small acquisitions and integrations, including HP/Compaq and Symantec/Veritas. She also has substantial experience as a public company director, having served on the board of PTC since 2013 (and Chair since 2024), as well as tenures at Informatica, International Game Technology and Electronics for Imaging.
Career Highlights
•Symantec (now Gen Digital)
◦Group President, Consumer Business Unit (2007-2013)
◦EVP and Chief Marketing Officer (2006-2007)
◦SVP and Chief Marketing Officer (2003-2006)
•Hewlett-Packard Company
◦Various management and marketing leadership positions, including General Manager of the Unix server business (1981-2003)
Board Experience
•PTC (since 2013)
•Informatica (2019-2025)
•Electronics for Imaging (2018-2019)
•International Game Technology (2010-2015)

16

Corporate Governance

Bruce R. Chizen | Independent

DIRECTOR SINCE: 2001 Age: 70 SYNOPSYS BOARD COMMITTEES: Compensation Committee	CURRENT PUBLIC COMPANY DIRECTORSHIPS: •ChargePoint Holdings, Inc. •Oracle Corporation FORMER PUBLIC COMPANY DIRECTORSHIPS HELD IN LAST FIVE YEARS: •Informatica Corporation

Mr. Chizen is a seasoned technology executive with over a decade of leadership in the software industry and deep expertise in managing global organizations. As CEO of Adobe, he transformed the company into a multi-billion-dollar leader in digital design and publishing software, driving growth, innovation and large-scale organizational expansion. Mr. Chizen also offers valuable investor perspective and strategic insight from his role as Senior Adviser and Permira Growth Opportunities Partner at Permira Advisers, a global investment firm, where he has partnered with management teams to scale technology businesses and enhance long-term value creation. He also served as a Venture Partner with Voyager Capital, a venture capital firm. He has an extensive record of public company board service and integration experience, having served on the boards of ChargePoint Holdings, Oracle (where he oversaw its ~$28 billion acquisition of Cerner), Informatica and Adobe.
Career Highlights
•Permira Advisers
◦Senior Adviser (since 2008) and PGO Partner (since 2018)
•Voyager Capital
◦Venture Partner (2009-2023)
•Adobe
◦Strategic Adviser (2007-2008)
◦CEO (2000-2007)
◦President (2000-2005)
◦Various positions of increasing responsibility (1994-2000)
Board Experience
•ChargePoint Holdings (since 2014)
•Oracle (since 2008)
•Informatica (2015-2025)
•Adobe (2000-2008)

2026 Proxy Statement	17

Corporate Governance

Mercedes Johnson | Independent

DIRECTOR SINCE: 2017 Age: 71 SYNOPSYS BOARD COMMITTEES: Audit Committee (Chair)
CURRENT PUBLIC COMPANY DIRECTORSHIPS:
•Analog Devices, Inc.
•Teradyne, Inc.
FORMER PUBLIC COMPANY DIRECTORSHIPS HELD IN LAST FIVE YEARS:
•Maxim Integrated Products, Inc.
•Millicom International Cellular S.A.

Ms. Johnson brings 20+ years of senior financial leadership and public company governance experience in the technology sector. Through her tenures as CFO of Avago Technologies (now Broadcom), a leading analog semiconductor company, SVP, Finance and CFO of Lam Research, a leading global supplier of wafer fabrication equipment and services, and interim CFO of Intersil, a semiconductor company known for high-performance analog and power management, she directed global finance functions, bringing discipline and oversight to complex, technology-driven businesses with international scale. Ms. Johnson also offers deep expertise in semiconductors and information technology, developed through her leadership positions at Avago Technologies, Lam Research and Applied Materials. She has a track record of public company board service, including Analog Devices, Teradyne, Juniper Networks, Maxim Integrated Products (where she oversaw Maxim’s ~$21 billion sale to Analog Devices and subsequent integration), Micron Technology, Millicom International Cellular, Intersil and Storage Technology.
Career Highlights
•Intersil
◦Interim CFO (2013)
•Avago Technologies (now Broadcom)
◦SVP and CFO (2005-2008)
•Lam Research
◦SVP, Finance (2004-2005)
◦CFO (1997-2004)
Board Experience
•Analog Devices (since 2021)
•Teradyne (since 2014)
•Millicom International Cellular (2019-2023)
•Maxim Integrated Products (2019-2021)
•Juniper Networks (2011-2019)
•Micron Technology (2005-2019)
•Intersil (2005-2017)
•Storage Technology (2004-2005)

18

Corporate Governance

Robert G. Painter | Independent

DIRECTOR SINCE: 2023 Age: 54 SYNOPSYS BOARD COMMITTEES: Compensation Committee (Chair)	CURRENT PUBLIC COMPANY DIRECTORSHIPS: •Trimble Inc.

Mr. Painter brings extensive executive leadership experience and insight, currently serving as President and CEO of Trimble, a leading global industrial technology company. Since joining Trimble in 2006, he held positions in M&A, General Management, and served as CFO before becoming CEO in 2020. Mr. Painter has guided the company’s evolution into an asset-light, software-driven, recurring-revenue-oriented business. This transformation has been further advanced through a series of strategic acquisitions and divestitures that strengthened Trimble’s focus, resilience, and long-term growth profile, culminating in its inclusion in the S&P 500. Mr. Painter also brings strategy, manufacturing, and corporate development experiences from his leadership roles at Cenveo, Rapt, Bain & Company, Whole Foods Market and Kraft Foods.
Career Highlights
•Trimble
◦President and CEO (since 2020)
◦CFO (2016-2019)
◦Various leadership positions (2006-2016)
Board Experience
•Trimble (since 2020)

2026 Proxy Statement	19

Corporate Governance

Jeannine P. Sargent | Independent

DIRECTOR SINCE: 2020 Age: 61 SYNOPSYS BOARD COMMITTEES: Audit Committee Governance Committee	CURRENT PUBLIC COMPANY DIRECTORSHIPS: •Fortive Corporation FORMER PUBLIC COMPANY DIRECTORSHIPS HELD IN LAST FIVE YEARS: •Proterra Inc. •Queen’s Gambit Growth Capital

Ms. Sargent is an experienced corporate director and executive with 30+ years of international operating, strategy, technology and M&A experience across multiple sectors. Her track record of building and scaling companies, in addition to designing multiple disruptive hardware and software products, is evidenced during her time as President of Innovation and New Ventures at Flex, one of the largest global electronics manufacturing services companies, where she launched the Energy business and Lab IX Corporate Ventures Group, CEO of Oerlikon Solar, a thin-film solar cell and module manufacturer, and CEO of Voyan Technology, a communications and advanced process controls software company. As a Venture Partner and Senior Advisor at Breakthrough Energy Ventures, an Operating Partner at G2 Venture Partners, a Senior Advisor, Operating Partner of Katalyst Ventures and Trustee at Northeastern University, Ms. Sargent engages and advises over 150 portfolio companies at the leading edge of today’s technology innovations and has gained decades of experience transforming, building and commercializing companies in emerging markets across multiple industries, geographies and business cycles. She also has significant experience executing investment, acquisition, and capital allocation strategies as a current director at Fortive and former director at Cypress Semiconductor, Proterra, and Queen’s Gambit Growth Capital.
Career Highlights
•Flex
◦Various, culminating with President of Innovation and New Ventures (2012-2017)
•Oerlikon Solar
◦CEO (2007-2010)
•Voyan Technology
◦CEO (1997-2002)
Board Experience
•Fortive (since 2019)
•Proterra (2021-2024)
•Queen’s Gambit Growth Capital (2021-2022)
•Cypress Semiconductor (2017-2020)

20

Corporate Governance

Peter A. Shimer | Independent

DIRECTOR SINCE: 2026 Age: 63 SYNOPSYS BOARD COMMITTEES: Audit Committee	CURRENT PUBLIC COMPANY DIRECTORSHIPS: •Alaska Air Group, Inc.

Mr. Shimer has over four decades of leadership experience. He previously served in a variety of senior executive roles, including Chief Operating Officer and Chief Financial Officer, at Deloitte, a multinational professional services firm. In addition, he was unanimously selected to serve as the Interim Chief Executive Officer of Deloitte in 2022 and 2023. He was responsible for driving improvements in Deloitte’s operational performance and strategic initiatives, including the expansion and development of Deloitte University and the global implementation of Deloitte's enterprise resource planning system. He has also advised boards and executive teams on complex business matters, including strategy development, mergers and acquisitions, financial accounting and reporting, corporate governance and risk management. Mr. Shimer currently serves as the Executive Committee Chair of the Cancer Artificial Intelligence Alliance (CAIA), a consortium of four leading academic medical centers and supported by six world class technology companies.
Career Highlights
•Deloitte
◦Senior Advisor to CEO (2024-2025)
◦Interim CEO (2022-2023)
◦COO (2023-2024; 2019-2022)
◦CFO (2016-2019)
◦Interim CFO (2014-2015)
◦Managing Partner, Seattle (2007-2014)
•CAIA
◦Executive Committee Chair (since 2025)
Board Experience
•Alaska Air Group (since 2025)

2026 Proxy Statement	21

Corporate Governance

Ravi Vijayaraghavan | Independent

DIRECTOR SINCE: 2025 Age: 61 SYNOPSYS BOARD COMMITTEES: Governance Committee	CURRENT PUBLIC COMPANY DIRECTORSHIPS: •None FORMER PUBLIC COMPANY DIRECTORSHIPS HELD IN LAST FIVE YEARS: •ANSYS, Inc.

Mr. Vijayaraghavan has over 35 years of experience in the technology industry and is an expert on global businesses, M&A, strategy and transformation. His work with clients as a leader in the M&A and Private Equity practices of Bain & Company, one of the largest management consultancy firms in the world, has made him an expert in setting and executing on corporate strategic agendas to drive sustained organic and M&A-led growth and value creation at technology and telecommunications companies. As a Senior Partner, he leads global client relationships in technology and telecommunications and established and led Bain’s Asia-Pacific technology practice. Through his multiple senior roles with the firm, including serving as Head of the Asia-Pacific Technology Practice, Mr. Vijayaraghavan is deeply versed in a broad range of technology markets (including software, hardware, semiconductors, and services) as well as the telecom sector across North America, Europe and Asia. He began his career in software development and product management at Oracle Corporation and Centigram Communications.
Career Highlights
•Bain & Company
◦Partner (since 2001) and Senior Partner (since 2008)
◦Director and Head of the Asia-Pacific Technology Practice (2004-2006 and 2019-2024)
◦Member, Global Partner Compensation & Promotion Committee (2015-2020)
◦Various positions of increasing responsibility (1995-2019)
Board Experience
•Ansys (2020-2025)
•Singapore Land Authority (2004-2006)

22

Corporate Governance
Director Nominations
The Governance Committee works to ensure that the Board is comprised of directors that bring diverse viewpoints and perspectives and exhibit a variety of skills, professional experiences and backgrounds, to effectively represent the interests of our stockholders. To achieve this, the Governance Committee works with our Board to determine the appropriate skills, experience, qualifications and attributes that we seek in our board members in light of our business environment, strategic priorities and existing Board composition.
When evaluating a particular candidate for board membership, our Governance Committee and Board consider many factors regardless of the party making the nomination, including, among other things, the following:

•An understanding of the EDA, semiconductor, electronics, enterprise software, engineering simulation analysis and/or technology industries.
•Experience in business operations, finance, marketing, strategic planning and other relevant disciplines.
•Professional background such as executive leadership experience and other public company board service.
•Expertise in the industries in which Synopsys operates.

•Personal integrity, interpersonal skills, and ability to represent the best interests of all of our stockholders.
•Personality characteristics to ensure a collaborative and cohesive Board.
•Ability to fully participate in Board activities, including preparation for, attendance at and active participation in meetings.
•Whether a candidate holds any positions that would conflict with their responsibilities to the Board or the interests of Synopsys.

•Varied personal backgrounds and professional experiences, qualifications and skills.

The Governance Committee and Board believe that a significant majority of the members of our Board should qualify as independent directors in accordance with our Corporate Governance Guidelines, applicable federal securities laws and the Nasdaq Listing Standards. They also deem it appropriate for Dr. Aart J. de Geus (our Executive Chair) and Sassine Ghazi (our President and Chief Executive Officer) to serve on the Board to provide their first-hand perspectives on the operations, management and culture of our business. The Governance Committee and Board believe that it is beneficial for at least one member, and preferably multiple members, of our Board to meet the criteria for an “audit committee financial expert” as defined by the applicable rules of the SEC and the Nasdaq Listing Standards to help ensure that our Audit Committee is able to effectively carry out its oversight duties. Currently, four of the members of our Board, constituting all of the current members of the Audit Committee, meet the criteria for an "audit committee financial expert": Luis Borgen, Mercedes Johnson, Jeannine P. Sargent and Peter A. Shimer. When Mr. Borgen's term on the Board expires at the conclusion of the Annual Meeting and assuming all director nominees are elected, the Audit Committee will consist of three members, Mercedes Johnson, Jeannine P. Sargent and Peter A. Shimer.

2026 Proxy Statement	23

Corporate Governance
DIRECTOR NOMINATION PROCESS

1 IDENTIFY
The Governance Committee, which consists solely of independent directors as determined by the Board under our Corporate Governance Guidelines, applicable federal securities laws and the Nasdaq Listing Standards, considers candidates suggested by current Board members and management, third-party executive search firms, and properly presented stockholder nominations.

▼

2 EVALUATE
The Governance Committee evaluates suggested candidates for appropriate experience, qualifications, diverse backgrounds, skills and attributes in light of our business environment, strategic needs, existing Board composition, and against any legal requirements concerning Board composition.

▼

	3 RECOMMEND	After completing the evaluation, the Governance Committee makes a recommendation to the Board as to whether such candidate should be nominated to our Board.
▼

	4 NOMINATE	Our Board evaluates the candidate after the recommendation of the Governance Committee and, if appropriate, nominates the candidate for election to our Board.
Board Refreshment & Succession Planning
Our Board is committed to ongoing director refreshment. The Governance Committee is responsible for identifying and recommending nominees to our Board for membership. To that end, the Governance Committee:

Regularly evaluates director skills mix to determine if there are any additional skills or perspectives that could add value to our Board.	Oversees succession planning for our Board and committee leadership.
Evaluates and considers candidates based on their diversity such as skills, experience, qualifications and alignment with our long-term business strategy.	Focuses on Board refreshment on a year-round basis, including the annual Board evaluation.

At the consummation of the acquisition (the Closing) of ANSYS, Inc. (Ansys) in July 2025 pursuant to the Agreement and Plan of Merger (the Merger Agreement) by and among Synopsys, Ansys and ALTA Acquisition Corp., dated January 15, 2024, Synopsys appointed Dr. Ajei Gopal, then President and Chief Executive Officer of Ansys, and Ravi Vijayaraghavan, then director of Ansys, as members of the Board in accordance with the Merger Agreement. Mr. Vijayaraghavan is being renominated for reelection at the Annual Meeting.
Synopsys believes Mr. Vijayaraghavan brings significant expertise to the Board in helping set and execute corporate strategic agendas to drive sustained organic and M&A-led growth at technology companies. He has led Bain’s engagements on top technology transactions, including strategy, merger integration and post-acquisition value creation.
Mr. Shimer was appointed to Synopsys' Board in February 2026. Synopsys believes Mr. Shimer brings substantial leadership experience to the Board, having advised boards and executive teams on complex business matters, including strategy development, mergers and acquisitions, financial accounting and reporting, corporate governance and risk management. He has over four decades of experience in executive roles at Deloitte, where he increased Deloitte's annual revenue significantly throughout his tenure.
The Board's decision to appoint and nominate Peter A. Shimer in February 2026 and to not renominate Luis Borgen and Dr. Ajei Gopal for election to the Board at the Annual Meeting reflects the Governance Committee's commitment to ongoing evaluation and refreshment.

24

Corporate Governance
Director Tenure
To improve independent oversight of management and ensure a focus on Synopsys’ business strategy, the Board and Governance Committee strive to maintain a balance between the fresh viewpoints and philosophies and diverse skills, experiences, and perspectives brought by newer directors with the institutional knowledge, continuity, boardroom collegiality and organizational experience brought by longer-tenured directors.
In the past several years, the Board has appointed new highly-qualified and diverse directors. Complementing these new directors, our longer-tenured directors have extensive knowledge of our operations and the perspective of overseeing our business activities through varying economic cycles and competitive landscapes.
We believe the current members of our Board strike the appropriate balance of perspectives that play a critical role in supporting Synopsys as we continue to compete in existing semiconductor, enterprise software, engineering simulation analysis industries as well as new and emerging markets such as artificial intelligence, 5G, automotive and cloud computing infrastructure.
Director Evaluations
Our Board believes that, as an aspect of its commitment to sound corporate governance, it is important to regularly assess its functioning and to identify opportunities for improvement. In accordance with our Corporate Governance Guidelines and under the direction of the Governance Committee Chair, on an annual basis, the members of the Board undertake an annual assessment of the overall Board, its committees and its members.

•Corporate governance issues
•Board and committee culture, structure and meeting process
•Director interactions with each other and with management
•Management responsiveness
•Quality and quantity of information provided to the Board
•Strategic planning
•Governance Committee chair •Conducted by an outside law firm or third party consultant on a periodic basis
•Feedback compiled for strengths and areas of improvement
•Reviewed by the Lead Independent Director and the Executive Chair of the Board
•Discussed with the Governance Committee and Board as a whole
•Matters that require further assessment or additional follow-up are addressed at future Board or committee meetings, as necessary

Individual Director Assessments

Our Board also assesses the contributions of each director as part of the annual evaluation. A director’s qualifications are evaluated each time the director is considered for nomination or renomination to our Board. For directors seeking renomination, the Governance Committee also evaluates the director’s overall service, including the director’s past attendance at Board and committee meetings, as well as participation in and contributions to the Board.

2026 Proxy Statement	25

Corporate Governance
Board of Directors Role and Responsibilities
Overview
The role of our Board is to oversee our business and operations for the benefit of our stockholders. Our Board strives to propel the success and growth of our business and operations through the selection of qualified management, oversight of our strategic goals, and ongoing monitoring designed to assure that our operations are conducted in a responsible manner.
Strategy Oversight
Oversight of Synopsys’ business strategy and strategic planning is a key responsibility of our Board. Our Board is deeply engaged and involved in Synopsys’ long-term strategy, including, among other things, senior management development and succession planning, and evaluating key market and strategic opportunities and competitive developments. Our Board takes a multilayered approach to exercising its role in strategy oversight and views its strategy oversight role as a continuous process.

Our Board is committed to the oversight of Synopsys’ business strategy and strategic planning, including, among other things, strategic transactions, senior management development and succession planning. The Board regularly engages in strategy sessions with senior management, including in committee meetings, regular Board meetings and a dedicated meeting each year to focus on historic and forward-looking strategies and future ambitions.

Continuous oversight enables our Board to focus on Synopsys’ performance over the short, intermediate and long-term. In addition to financial and operational performance, non-financial measures such as artificial intelligence, cybersecurity, sustainability and other goals related to our responsible business program are discussed regularly by our committees and reported to the Board.

While our Board and committees oversee strategic planning, management is responsible for executing on our business strategy. To monitor Synopsys’ performance against its strategic goals, our Board receives regular updates, actively engages in discussions with Synopsys’ senior leaders and works closely with management to respond to a dynamically changing business environment.

Risk Oversight
Our Board is responsible for the oversight of our company-wide risk management efforts and has delegated certain areas of risk oversight to each of our standing Board committees. Our Board and its committees are directly involved in and engage in regular communications with management and external advisors regarding risk management issues, including, among other things, significant matters such as our business strategy, technological trends such as artificial intelligence, major strategic transactions and senior management development and succession planning. In addition, Synopsys has an enterprise risk management (ERM) program that provides a company-wide perspective on a broad range of our compliance, strategic, operational and financial risks. The ERM program is overseen by a committee comprised of members of senior management and is led by Synopsys' General Counsel. The program identifies the most significant risks facing Synopsys, which are then reported to the Board on an annual basis. Members of management identified by the ERM program as responsible for the top risks also provide our Chief Executive Officer with regular updates on their efforts to manage and mitigate such risks.

26

Corporate Governance
The Role of Our Committees in Risk Oversight
Each of our standing Board committees has individual risk oversight responsibilities:

Committee	Primary Areas of Risk Oversight

•Assess risks related to financial reporting and controls.
•Supervise the work performed by our independent registered public accounting firm and our internal audit function.
•Supervise our anonymous and confidential ethics reporting system, which encourages and allows any employee to submit concerns directly to senior management and the Audit Committee.
•Assess risks relating to our investments, financing activities, taxes and world-wide insurance programs.
•Review and approval of related person transactions.
•Evaluate enterprise risk issues associated with financial reporting, accounting, auditing and tax matters.

•Assess risks related to our cash and equity compensation programs and practices.
•Conduct an annual review of our company-wide compensation arrangements.
•Oversee and periodically discuss with management the implementation and effectiveness of our policies, strategies, programs and practices related to our human capital management function.
•Oversee risks related to organizational development matters, including human capital management.

•Assess risks related to our overall corporate governance, including our governance policies and principles.
•Review and provide feedback on the composition and structure of our Board and committees, including annual evaluation of our Board and committees and periodic review of director succession plans.
•Evaluate risks related to information technology security, cybersecurity and data security.
•Oversee risks related to certain responsible business matters, including environmental, social and governance related risks, and coordinate with the Audit Committee and Compensation Committee to oversee risks relating to other responsible business matters.

Cybersecurity

Information technology and data security, particularly cybersecurity, is a top area of focus for our Board, who views these areas as critical to the success of our company and the broader technology industry in which we operate. Our Board actively oversees cybersecurity risk management. The Governance Committee, a majority of which are individuals with a strong background in cybersecurity and related matters, meets with senior management and our Chief Information Security Officer (CISO) to review our information technology and data security policies and practices, and to assess current and projected threats, cybersecurity incidents and related risks. Our CISO reports directly to our executive management team and advises Synopsys on cybersecurity risks and assesses the effectiveness of information technology and data security processes. For additional information regarding our Board's oversight of cybersecurity and our cybersecurity risk management, see "Cybersecurity" in Item 1C. of our 2025 Annual Report on Form 10-K.

Artificial Intelligence

Artificial intelligence is another top area of focus for our Board. Our Board maintains oversight of risks related to AI while the Synopsys AI Tools Review Board (AI Board), a dedicated cross-functional leadership team, spearheads our efforts to use AI responsibly and effectively. The AI Board meets regularly to evaluate new opportunities for AI integration to maximize its potential, while maintaining ethical use standards and balancing the benefits and competing concerns raised by such use. The AI Board has formalized our guiding principles for AI usage through the Artificial Intelligence/Machine Learning Policy, and the Company has made AI training resources available to employees through its AI Academy.

2026 Proxy Statement	27

Corporate Governance
Senior Management Development and Succession Planning
Our Board believes that effective senior management development and succession planning, particularly for our executive officers, has played an important role in the past successful transitions of executive officers and is important for the continued advancement of Synopsys. Pursuant to the Corporate Governance Guidelines, among the responsibilities of the Board is the annual review of the performance, development plans, retention strategies and succession plans for our executive officers. Our Board works with our Chief Executive Officer and Chief People Officer to plan for succession. Succession plans cover identification of internal and external candidates as well as professional and leadership development plans for internal candidates. The criteria used to assess potential candidates are formulated based on Synopsys’ business strategy and include leadership, operational execution and strategic vision.
Board and Management Oversight of Responsible Business Matters

BOARD OF DIRECTORS

Our Board recognizes that to advance the interests of stockholders, the interests of other Synopsys stakeholders, including our customers, employees, business partners and local communities, are important. The Board oversees Responsible Business at Synopsys and monitors the progress of our programs and initiatives through its committees.

GOVERNANCE COMMITTEE	COMPENSATION COMMITTEE	AUDIT COMMITTEE

Our Governance Committee reviews, assesses, reports and recommends to the Board certain policies, practices, priority and risk assessments, risk management, initiatives, goals, progress toward goals and public disclosures relating to responsible business matters, as needed, except to the extent delegated to other committees of the Board. The Governance Committee also coordinates with other committees of the Board to oversee responsible business matters.

Our Compensation Committee is responsible for (i) overseeing and periodically discussing with management the implementation and effectiveness of Synopsys’ policies, strategies, programs and practices relating to human capital management, including, but not limited to those relating to talent recruiting, development, progression, succession planning and retention; culture, human health and safety; and total rewards, and (ii) coordinating with other committees of the Board to oversee responsible business matters.

Our Audit Committee is responsible for coordinating with other committees of the Board to oversee responsible business matters, including Synopsys’ reporting standards and requirements with respect to responsible business matters and related disclosures.

RESPONSIBLE BUSINESS MANAGEMENT TEAM WITH RESPONSIBLE BUSINESS LEADERSHIP COMMITTEE

Synopsys' Responsible Business Management Team oversees our efforts to advance responsible business practices across the Company, with support from the Responsible Business Leadership Committee (the Leadership Committee). The Leadership Committee includes executives from across our business who provide data and oversight of the implementation of our strategies within their respective areas of responsibility.

For more information about matters related to our Responsible Business program, please refer to our website, including our annual Responsible Business Report. The contents of our Responsible Business website, including our 2024 Responsible Business Report, our 2025 Responsible Business Report, which we plan to furnish later this year, our CDP Climate Change Questionnaire and our Political Activities Policy are referenced for general information only and are not incorporated into this Proxy Statement.

28

Corporate Governance
Ethics and Business Conduct
Integrity is a fundamental value at Synopsys. We act responsibly and ethically in all of our business interactions, prioritizing transparency, honesty and accountability. Our Board is committed to ethical business practices and, therefore, we have adopted a global Code of Ethics and Business Conduct (the Code of Ethics) applicable to all directors, employees, and executive officers, including our Chief Executive Officer (Principal Executive Officer), Chief Financial Officer (Principal Financial Officer) and Chief Accounting Officer (Principal Accounting Officer). The Code of Ethics is available on our website at: www.synopsys.com/company/corporate-governance-ethics/code-of-ethics.html.
From our Board to our management, employees and contractors, everyone at Synopsys is required to read, understand and attest to abide by our Code of Ethics. Employees and contractors complete this requirement during onboarding and annually as part of our Integrity Awareness Month. In addition, certain employees are required to complete role-specific in-depth training on ethics and compliance topics.

Our people are expected to promptly speak up if they believe Synopsys personnel or a Synopsys supplier, vendor, or channel partner is engaging in misconduct. Concerns can be raised with a manager, HR, Legal, Ethics & Compliance, or the Synopsys Integrity Helpline.

Synopsys does not tolerate retaliation against anyone who raises a concern in good faith or who participates in an internal investigation. Any retaliation is a violation of the Code of Ethics and can lead to termination.
Synopsys intends to satisfy the public disclosure requirements regarding (1) any amendments to the Code of Ethics and Business Conduct or (2) any waivers under the Code of Ethics and Business Conduct given to Synopsys’ Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer by posting such information on our website.
Political Activities and Contributions
With respect to political activities undertaken on behalf of Synopsys, we are committed to providing stockholders with transparency regarding political contributions and expenditures and complying with applicable laws, rules, and regulations including lobbying registration and disclosure laws, ethics rules, provisions of the Foreign Corrupt Practices Act, and anti-bribery laws worldwide. In fiscal 2025, Synopsys engaged in direct advocacy with government officials on public policies relevant to Synopsys, in compliance with applicable law and relevant internal procedures and approvals as stipulated in Synopsys’ Political Activities Policy. In the U.S. and abroad, we also engaged with trade and industry associations that may undertake advocacy on behalf of their members.
Synopsys has established Synopsys PAC as a separate segregated fund, as permitted under U.S. federal law, to accept voluntary contributions from certain eligible employees and to make limited, disclosed contributions to support the campaigns of candidates for U.S. Congress who share Synopsys' legislative priorities and policy positions. While Synopsys defrays the administrative costs of operating the separate segregated fund, as permitted by U.S. law, Synopsys does not deposit corporate general treasury funds into it and does not otherwise make contributions to political candidates, political parties or political action committees.
Additional information regarding our political activities may be found at https://www.synopsys.com/company/corporate-governance-ethics/government-affairs.html. The contents of our website are referenced for general information only and are not incorporated into this Proxy Statement.

2026 Proxy Statement	29

Corporate Governance
Stockholder Engagement
Stockholder Engagement Strategy
Synopsys is committed to regular, proactive engagement with our stockholders, as we believe that understanding our stockholders’ perspectives is important to building value for our stockholders and strengthening our corporate governance.
Our proactive investor outreach program includes engagements with portfolio managers, analysts, and governance teams. The feedback that we receive is then shared with our Board.

WHAT WE COMMUNICATE	HOW WE COMMUNICATE

Synopsys’ objective is to drive enduring stockholder value, and our communications with current and potential stockholders are intended to contribute to this goal.
Key topics include long-term strategy, near-term objectives, technology developments, capital allocation, mergers and acquisitions activity, corporate governance, succession planning, environment, talent management, and social issues.

•Quarterly earnings communications
•Investor conference presentations
•Executive Forum held in conjunction with our Synopsys User Group conference
•Frequent meetings with current and potential stockholders and security analysts via roadshows, bus tours, site visits, executive meetings and ongoing responsiveness to investor inquiries
•Perception surveys to gauge investor and analyst sentiment
•Offseason engagement with stockholders representing a significant portion of our voting shares
•Proxy-related discussions

Fiscal 2025 Stockholder Engagement
Consistent with past years, in fiscal 2025 we conducted outreach to our stockholders throughout the year on key topics.

ENGAGEMENT, TOPICS AND STOCKHOLDER FEEDBACK

Who we spoke with
•We proactively sought engagement and met with stockholders representing approximately half of our total shares outstanding, including most of our top 25 stockholders.
What we talked about
•Topics included our business and financial results, updates on the integration of Ansys, restructuring plans and progress, and other matters such as governance structure, Board composition and refreshment, succession planning and human capital management.
•At our 2025 Annual Meeting, 61.6% of votes cast rejected a stockholder proposal to require that Synopsys amend its governing documents as needed to require stockholder ratification of golden parachutes. The stockholders we engaged with following the 2025 Annual Meeting were generally supportive of our current executive compensation structure.
STOCKHOLDER ENGAGEMENT (% OF OUTSTANDING STOCK)

30

Corporate Governance
Board of Directors Leadership Structure
The Chair of our Board is appointed annually by the Board based on the recommendation of the Governance Committee. Our Board believes it is important to have flexibility in selecting our Chair and Board leadership structure.
Lead Independent Director
In the event that the positions of Chair of the Board and Chief Executive Officer are held by the same person or the Chair of the Board is not an independent director in accordance with the applicable federal securities laws and the Nasdaq Listing Standards, our Bylaws and Corporate Governance Guidelines require the independent directors of the Board to appoint a Lead Independent Director to serve until replaced by the independent directors of the Board based on the recommendation of the Governance Committee. Our Board believes the role of Lead Independent Director provides an appropriate balance and that the responsibilities assigned to the Lead Independent Director help ensure a strong, independent and active Board. John G. Schwarz has served as our Lead Independent Director since April 2024.
Separation of Chair and CEO Positions
Our Board regularly reviews its leadership structure to evaluate whether the structure remains in the best interest of Synopsys and its stockholders. In August 2023, Dr. de Geus announced his decision to step down from the role of Chief Executive Officer effective January 1, 2024. Our Board asked Dr. de Geus to remain on the Board in the role of Executive Chair to, among other things, continue to support the leadership transition following Mr. Ghazi's appointment as our President and Chief Executive Officer. Our Board believes that Dr. de Geus continuing to serve on our Board as Executive Chair enhances the overall functioning of our Board and allows our Board to better execute its role in overseeing Synopsys’ business strategy. Dr. de Geus co-founded Synopsys, helping it grow from a disruptive start-up to a global leader in EDA and design IP. Through decades of experience and growth, Dr. de Geus has gained deep institutional knowledge of Synopsys and its culture and has established himself as a pioneer within the EDA industry. As Executive Chair, Dr. de Geus continues to leverage his longstanding relationships to streamline Board and management communications and focus our Board’s attention on, among other things, risk management and the most critical strategic matters.

2026 Proxy Statement	31

Corporate Governance
Executive Chair, Lead Independent Director and CEO Duties
A summary of the duties of our Executive Chair, Lead Independent Director, and President, Chief Executive Officer and Director is provided below.

Executive Chair	Lead Independent Director	President, CEO and Director

Dr. Aart de Geus	John G. Schwarz	Sassine Ghazi
•Establish agenda for regular Board meetings with the Lead Independent Director and CEO.
•Review and advise on schedule of regular Board meetings with the Lead Independent Director and CEO.
•Serve as chair of regular Board meetings.
•Guide discussions at Board and committee meetings.
•Communicate with directors on key issues outside of Board meetings.
•Advise and support the CEO and management on Synopsys' long-term strategy.
•Maintain key strategic relationships and stakeholder communications, as appropriate.
•Champion Synopsys' culture and technological innovation both within and outside the Company.

•Establish agenda for regular Board meetings with the Executive Chair and CEO.
•Review and advise on schedule of regular Board meetings with the Executive Chair and CEO.
•Serve as chair of regular Board meetings when the Executive Chair is unavailable.
•Call executive sessions of the independent directors, establish the agenda for, and preside at such sessions.
•Provide feedback from executive sessions to management.
•Serve as liaison between the CEO and the independent directors.
•Participate in the annual performance evaluation of the CEO.
•Facilitate dialogue between the independent directors and management.
•Consult with stockholders at management’s request.

•Establish the strategic direction and drive value creation of Synopsys.
•Represent the face of Synopsys to various stakeholders.
•Set meaningful and measurable operating and strategic goals for the company.
•Drive operational execution.
•Build and guide a highly capable and dynamic leadership team.
•Establish a strong performance management culture.
•Serve as primary interface between management and the Board.
•Provide regular updates and information to the Board on key issues, including business developments and status of operations.
•Review organizational structure needs and develop ongoing management succession plans.
•Assist the Compensation Committee in assessing the performance of the leadership team and provide guidance and mentorship to individual leaders.
•Anticipate and mitigate potential risks to Synopsys, and help ensure such risks are identified, minimized and reported to the Board or committees, as appropriate.

32

Corporate Governance
Director Independence
Our common stock is listed on the Nasdaq Global Select Market. The Nasdaq Listing Rules generally require that a majority of the members of a listed company's board of directors be independent. Our Board has determined that, other than Dr. Gopal, all of our current non-employee directors, as well as non-employee directors that served on our Board during fiscal 2025 (Luis Borgen, Marc N. Casper, Janice D. Chaffin, Bruce R. Chizen, Mercedes Johnson, Robert G. Painter, Jeannine P. Sargent, John G. Schwarz, Peter A. Shimer, Roy Vallee and Ravi Vijayaraghavan), are "independent" under our Corporate Governance Guidelines, applicable federal securities law and the Nasdaq Listing Standards. The disinterested members of our Board have determined that the arms-length commercial transactions we enter into with companies that employ certain members of our Board (or their family members) do not interfere with the independence of such directors. In addition, the Board has made a subjective determination as to each independent director that no relationship exists which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the Board reviewed and discussed information provided by the directors and Synopsys with regard to each director’s business and other outside activities as they may relate to Synopsys and our management. This information included commercial transactions that we entered into, or proposed entering into, with Amazon.com, Inc.; Analog Devices, Inc.; ChargePoint Holdings, Inc.; Color Health, Inc.; Deloitte; Eurofins USA; Fortive Corporation; Harvard Business School; Informatica Corporation; Lucille Packard Children's Hospital at Stanford; Malta Inc.; Mass General Brigham; McAfee Corp.; Northeastern University; Oracle Corporation; PTC Inc.; SRI International; Teradyne, Inc.; Thermo Fisher Scientific Inc.; Trimble, Inc.; the UC Berkeley School of Law; the UCLA School of Management; University of Washington, Foster School of Business; U.S. China Business Council; Visier, Inc.; and Wesleyan University. Certain of our non-employee directors or their immediate family members have relationships with these companies. We consider each of these transactions to be at arm’s-length and in the ordinary course of business, and the directors or their immediate family members did not have any direct involvement in these transactions. We do not consider any of these transactions to be related party transactions requiring disclosure under the applicable rules of the SEC.
In addition to the Board-level standards for director independence, the directors who serve on the Audit Committee, Governance Committee and Compensation Committee each satisfy requirements established by the SEC and the Nasdaq Listing Standards to qualify as "independent" for purposes of membership on those committees.
Based on this review and consistent with our independence criteria, the Board has affirmatively determined that all of the directors who are standing for election to our Board, except for Dr. de Geus and Mr. Ghazi, are independent.
Executive Sessions
The independent directors meet in executive sessions without management present. These sessions take place prior to or following regularly scheduled Board of Directors meetings. The independent directors met four times in such sessions during fiscal 2025.

2026 Proxy Statement	33

Corporate Governance
Standing Committees of the Board of Directors
During the year, our Board maintained an Audit Committee, a Compensation and Organizational Development Committee, and a Corporate Governance and Nominating Committee. All such committees have written charters, which are available on our website at: https://www.synopsys.com/company/corporate-governance-ethics/board-committees.html.
The following table summarizes the composition of our Board committees during fiscal 2025:

Director	Audit Committee	Compensation Committee	Governance Committee
Dr. Aart J. de Geus, Executive Chair of the Board
John G. Schwarz, Lead Independent Director		●
Sassine Ghazi
Luis Borgen(1)	●
Janice D. Chaffin		●	Chair
Bruce R. Chizen		●
Dr. Ajei Gopal
Mercedes Johnson(1)	Chair
Robert G. Painter		Chair
Jeannine P. Sargent(1)	●		●
Ravi Vijayaraghavan			●
Total committee meetings held in fiscal 2025	8	6	5
(1)Our Board has determined that each of our current Audit Committee members, Mr. Borgen, Ms. Johnson, Ms. Sargent and Peter A. Shimer, who was appointed to our Board in February 2026, qualifies as an “audit committee financial expert” within the meaning of the regulations of the SEC.
The principal responsibilities and membership of each Board committee during fiscal 2025 are summarized below. For a more extensive description of committee functions, please refer to the committee charters available on our website at the link above.

AUDIT COMMITTEE

Members	Mercedes Johnson (Chair), Luis Borgen and Jeannine P. Sargent

Number of fiscal 2025 meetings	Eight

Responsibilities
The Audit Committee acts on behalf of our Board, performing financial oversight responsibilities relating to the integrity of our financial statements, financial reporting processes and systems of internal accounting and financial controls, our internal audit function, the annual independent audit of our financial statements, the engagement of our independent registered public accounting firm and the evaluation of their performance and independence, as well as compliance with legal and regulatory requirements that pertain to our financial statements, internal controls over financial reporting and disclosure controls.

Independence	All members of our Audit Committee are considered independent under our Corporate Governance Guidelines, applicable federal securities laws and the Nasdaq Listing Standards.

Audit Committee financial experts	Our Board has determined that each of our Audit Committee members qualifies as an “audit committee financial expert” within the meaning of the regulations of the SEC.

34

Corporate Governance

COMPENSATION AND ORGANIZATIONAL DEVELOPMENT COMMITTEE

Members	Robert G. Painter (Chair), Janice D. Chaffin, Bruce R. Chizen and John G. Schwarz

Number of fiscal 2025 meetings	Six

Responsibilities
The Compensation Committee primarily reviews and approves our general compensation policies, sets compensation levels for our executive officers (including our Chief Executive Officer), administers our equity incentive plans, deferred compensation plans and 401(k) plan, and reviews our non-employee director compensation and recommends any changes to our Board for approval. The Compensation Committee also oversees and periodically discusses with management the implementation and effectiveness of our policies, strategies, programs and practices relating to our human capital management.

Independence	All members of our Compensation Committee are considered independent under our Corporate Governance Guidelines, applicable federal securities laws and the Nasdaq Listing Standards. Each member of the Compensation Committee is also a “non-employee director” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the Exchange Act).

CORPORATE GOVERNANCE AND NOMINATING COMMITTEE

Members	Janice D. Chaffin (Chair), Jeannine P. Sargent and Ravi Vijayaraghavan

Number of fiscal 2025 meetings	Five

Responsibilities
The Governance Committee identifies and recommends to our Board candidates for membership on our Board and committees, reviews performance of our directors, oversees certain corporate governance matters, responsible business matters and cybersecurity risk matters, and reviews such other matters relating to our management as appropriate. The Governance Committee also reviews and discusses with management our strategy regarding mergers and acquisitions and strategic investments.
The Governance Committee’s policy regarding consideration of director candidates submitted by stockholders is set forth below under the heading “Stockholder Information.” The Governance Committee recommended the ten nominees for election to our Board at the Annual Meeting.

Independence	All members of the Governance Committee are considered independent under our Corporate Governance Guidelines, applicable federal securities laws and the Nasdaq Listing Standards.

The following table summarizes the composition of our Board committees as of the conclusion of the Annual Meeting, assuming all director nominees are elected:

Director	Audit Committee	Compensation Committee	Governance Committee
Dr. Aart J. de Geus, Executive Chair of the Board
John G. Schwarz, Lead Independent Director		●
Sassine Ghazi
Janice D. Chaffin		●	Chair
Bruce R. Chizen		●
Mercedes Johnson	Chair
Robert G. Painter		Chair
Jeannine P. Sargent	●		●
Peter A. Shimer	●
Ravi Vijayaraghavan			●

2026 Proxy Statement	35

Corporate Governance
Board of Directors Practices, Policies and Processes
Our Commitment to Good Governance Practices
Synopsys has a history of strong corporate governance practices, and our Board is committed to such practices that promote the best interests of our stockholders, employees, customers and the communities in which we operate. In furtherance of such practices, we previously amended our Amended and Restated Bylaws (Bylaws) to adopt a majority voting standard for director elections, to adopt the right for stockholders to call a special meeting, and to lower the stock ownership level required to call a special meeting in response to stockholder feedback. We continue to evaluate our governance practices to tailor them to be flexible and to evolve in response to ever-changing business, legal and social environments.

BEST PRACTICES OF THE BOARD OF DIRECTORS	BOARD OF DIRECTORS COMMITTEE PRACTICES	STOCKHOLDER ENGAGEMENT

•80% independent directors as of the conclusion of the Annual Meeting
•30% female directors as of the conclusion of the Annual Meeting
•Strong Lead Independent Director role
•Annual director evaluation and director election
•Majority voting standard in uncontested elections

•Expansive Board of Directors oversight
•Fully independent committees
•Annual committee evaluations
•All current Audit Committee members meet the Nasdaq Listing Standards requirement for financial sophistication and are audit committee financial experts under the SEC rules
•Proactive investor outreach program •Annual communication with stockholders •Annual advisory vote on Say-on-Pay •Majority voting standard •Right to call special meeting

Board of Directors Meetings and Attendance
Our Board held seven meetings during fiscal 2025. Each director attended greater than 75% of all Board and applicable committee meetings that were held during his or her period of service as a director in fiscal 2025.
Board of Directors Attendance at Stockholders’ Meetings
Synopsys encourages director attendance at our annual stockholder meetings but does not require attendance or have a formal policy requiring attendance. All then-current directors attended the virtual 2025 Annual Meeting of Stockholders.
Corporate Governance Guidelines
Our Board is committed to sound and effective corporate governance practices. Accordingly, our Board has adopted Corporate Governance Guidelines, which describe the governance principles and procedures by which the Board functions. Our Board regularly reviews and evaluates these guidelines. Among other matters, the Corporate Governance Guidelines cover board oversight, composition and independence, guidance on board meetings, board membership criteria, majority voting standard in uncontested elections, holdover policy, director responsibilities, board committees, evaluation of our Chief Executive Officer, board assessment and senior management development and succession planning. The Corporate Governance Guidelines are available on our website at: https://www.synopsys.com/company/corporate-governance-ethics/governance-guidelines.html.

36

Corporate Governance
Transactions with Related Persons
Pursuant to its charter, the Audit Committee reviews and approves or ratifies all related party transactions as required by the Nasdaq Listing Standards or as otherwise required to be disclosed in Synopsys’ financial statements or periodic filings with the SEC, and in accordance with Synopsys’ Related-Person Transactions Policy. Related party transactions include, among other things, transactions between us, our executive officers and directors, beneficial owners of five percent or greater of our securities, and all other related persons specified under Item 404 of Regulation S-K promulgated by the SEC. We have adopted written policies and procedures regarding the identification of related parties and transactions, and the approval process for such transactions. The Audit Committee will consider each proposed transaction in light of the specific facts and circumstances presented, including but not limited to the risks, costs, and benefits to us and the availability from other sources of comparable products or services.
In connection with the closing of Synopsys' acquisition of Ansys, Synopsys entered into a Termination Notice and Separation Agreement and General Release dated July 17, 2025 (the Separation Agreement) with Dr. Ajei Gopal, a current director of Synopsys. Pursuant to the Separation Agreement, Dr. Gopal received certain compensation and benefits, as detailed in footnote 10 of the Director Compensation table on page 39. The compensation and benefits payable to Dr. Gopal in connection with his Separation Agreement were in accordance with Dr. Gopal’s severance entitlements pursuant to his employment agreement with Ansys.
From the beginning of fiscal 2025 until the present, there have been no (and there are no currently proposed) transactions involving an amount in excess of $120,000 in which Synopsys was (or is to be) a participant and any executive officer, director, five percent beneficial owner of our common stock or member of the immediate family of any of the foregoing persons had (or will have) a direct or indirect material interest, except the compensation arrangements described in this Proxy Statement for our NEOs and directors and the Separation Agreement described above.
Our Overboarding Policy
The Governance Committee considers each director’s ability to dedicate sufficient time, energy and attention to the fulfillment of their duties when it nominates directors each year and when identifying leadership positions on our Board, including committee chairs. Our Corporate Governance Guidelines state that a director who is an executive officer of a public company may serve on the board of no more than three public companies, including their directorship on our Board, while all other independent directors may serve on up to four public company boards in total, including their directorship on our Board.
All of our director nominees are in compliance with our overboarding policy as of the Record Date.

Director	Total Number of Public Company Directorships Held by the Director Nominee	Total Number of Public Company Directorships Allowed under our Overboarding Policy	Compliance with our Overboarding Policy
Dr. Aart J. de Geus(1)	2	3	✓
John G. Schwarz	2	4	✓
Sassine Ghazi(1)	1	3	✓
Janice D. Chaffin	2	4	✓
Bruce R. Chizen	3	4	✓
Mercedes Johnson	3	4	✓
Robert G. Painter(1)	2	3	✓
Jeannine P. Sargent	2	4	✓
Peter A. Shimer	2	4	✓
Ravi Vijayaraghavan	1	4	✓
(1)Dr. de Geus, Mr. Ghazi and Mr. Painter hold positions as public company executives. Dr. de Geus is our Executive Chair and Mr. Ghazi is our President and Chief Executive Officer. Mr. Painter is the president and chief executive officer of Trimble Inc.

2026 Proxy Statement	37

Corporate Governance
Director Compensation
Director Compensation Highlights
•Fees for committee service and service on the Board
•Emphasis on equity in the overall compensation mix
•Full-value equity grants with time-based vesting
•No performance-based equity awards or perquisites
•Robust stock ownership guidelines
•Stockholder-approved limits on non-employee director compensation
•Policies prohibiting hedging and pledging by our directors
Compensation Review Process
Our non-employee directors are compensated for serving on our Board. We do not pay our employees who serve on our Board any additional compensation for Board membership.
Our Compensation Committee reviews our non-employee director compensation with the assistance of a compensation consultant, Aon Reward Solutions (Aon), that it has determined to be objective and independent. The Compensation Committee reviews such compensation biennially, at a minimum, and recommends adjustments as appropriate.
Our Compensation Committee believes, based in part on market data provided by Aon (including a survey of market practices and trends among our peer group and the software and semiconductor industries generally) and reviewed with our Compensation Committee, that a combination of cash and equity-based awards is the most effective and appropriate way to compensate our non-employee directors. As part of its periodic review process, both the cash and equity-based award elements are benchmarked by the Compensation Committee against our peer group and the aforementioned industries to ensure that the mix and levels are appropriate and competitive with comparable companies and align our directors’ interests with those of our stockholders.
Other than the compensation disclosed below, no director received compensation or other payment in connection with his or her candidacy or service on our Board.
Fiscal 2025 Compensation
As noted above, our non-employee director compensation consists of cash and equity awards. We also reimburse directors for out-of-pocket expenses for travel to Board meetings in accordance with our Corporate Travel Policy.
Cash
For fiscal 2025, we paid non-employee directors an annual retainer of $125,000 for serving on our Board. We paid an additional retainer of $30,000 to our Lead Independent Director, $40,000 to the chair of the Audit Committee, $25,000 to each of the chair of the Compensation Committee and the chair of the Governance Committee, $15,000 to the other members of the Audit Committee, and $10,000 to the other members of the Compensation Committee and Governance Committee. The retainers were paid in advance in four equal payments prior to our regularly scheduled quarterly Board meetings.
Equity
For fiscal 2025, non-employee directors were eligible to receive equity awards under the 2017 Non-Employee Directors Equity Incentive Plan (the 2017 Directors Plan). The plan provides for automatic grants of equity awards to non-employee members of our Board upon their initial appointment or election, and upon their re-election each year. The 2017 Directors Plan contains stockholder-approved limits on the equity awards that may be awarded to non-employee directors in any fiscal year ($750,000 for initial awards and $500,000 for annual awards).
Initial Awards. For fiscal 2025, under the 2017 Directors Plan, new non-employee directors were eligible to receive (1) a restricted stock award grant with a grant date fair value of $350,000, which vests in equal installments on the date immediately preceding each of the first three annual meetings following the date of grant, subject to continued Board service through each vesting date; and (2) if appointed to our Board less than eleven months since the most recent annual meeting of stockholders, an “interim award” in the form of restricted stock with a grant date fair market value equal to a pro-rated portion of the annual award of $200,000, which vests on the date immediately preceding the first annual meeting following the date of grant.

38

Corporate Governance
Annual Awards. For fiscal 2025, under the 2017 Directors Plan, each re-elected non-employee director was eligible to receive an annual award comprised of either a stock option grant, a restricted stock grant or a combination of both, as determined by our Board each year. The annual award in fiscal 2025, which was comprised solely of restricted stock, had a grant date fair market value equal to approximately $200,000. The annual restricted stock award vests on the date immediately preceding the first annual meeting following the date of grant, subject to continued Board service through such date. In the event of a change of control or similar transaction, the vesting of unvested grants will generally accelerate unless assumed by the successor company. Our non-employee directors received restricted stock for the annual award for fiscal 2025 and, as a result, we issued 491 shares of restricted stock to each non-employee director except as noted below.
The following table sets forth a summary of the compensation paid to our non-employee directors for services in fiscal 2025:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	All Other Compensation ($)	Total ($)
Luis Borgen	140,000(4)	199,783	—	—	339,783
Marc N. Casper	33,750(5)	—	—	—	33,750
Janice D. Chaffin	160,000(6)	199,783	—	—	359,783
Bruce R. Chizen	135,000(7)	199,783	—	—	334,783
Dr. Ajei Gopal	31,250(8)	499,434(9)	—	4,981,793(10)	5,512,477
Mercedes Johnson	165,000(11)	199,783	—	—	364,783
Robert G. Painter	153,750(12)	199,783	—	—	353,533
Jeannine P. Sargent	150,000(13)	199,783	—	—	349,783
John G. Schwarz	161,250(14)	199,783	—	—	361,033
Peter A. Shimer	—	—	—	—	—
Roy Vallee	85,000(15)	—	—	—	85,000
Ravi Vijayaraghavan	31,250(16)	499,434(17)	—	—	530,684
(1)Includes pro-rated cash compensation due to changes in fiscal 2025 committee membership effective April 2025, including: (i) Mr. Schwarz serving as the Lead Independent Director and as a Compensation Committee member rather than as its chair and (ii) Mr. Painter serving as the Compensation Committee chair in addition to serving on the Governance Committee.
(2)These amounts represent the aggregate grant date fair values, computed in accordance with Financial Accounting Standards Board (FASB) ASC Topic 718, Compensation—Stock Compensation, of restricted stock awards issued pursuant to the 2017 Directors Plan. For each non-employee director except for Dr. Gopal and Mr. Vijayaraghavan, the grant date fair value of these awards is calculated using the closing price of our common stock of $406.89 on the grant date multiplied by the 491 shares granted. For Dr. Gopal and Mr. Vijayaraghavan, who were appointed after the 2025 Annual Meeting of Stockholders, the grant date fair value is calculated using the closing price of our common stock of $438.10 on the grant date multiplied by the 1,140 shares granted, which includes: (i) 798 shares granted in connection with their appointment to the Board in July 2025 and (ii) 342 shares representing a pro-rated amount of the annual stock award granted to Dr. Gopal and Mr. Vijayaraghavan in fiscal 2025. These amounts do not represent the actual value that may be realized by the director upon vesting of such awards. For information on the assumptions used to calculate the value of the awards, refer to Note 15 to the consolidated financial statements contained in our 2025 Annual Report on Form 10-K. Such stock awards vest on the date immediately preceding the first annual meeting following the date of grant. At the end of fiscal 2025, each of our non-employee directors held 491 shares of unvested restricted stock awards, except for Mr. Painter, who held 764 shares, and Dr. Gopal and Mr. Vijayaraghavan, who each held 1,140 shares.
(3)At the end of fiscal 2025, the only non-employee directors who held outstanding option awards were Mr. Borgen (3,397 shares, which are fully vested) and Ms. Sargent (5,998 shares, which are fully vested).
(4)Includes $15,000 retainer paid to Mr. Borgen for serving as an Audit Committee member in fiscal 2025.
(5)This amount represents a pro-rated amount of the annual retainer paid to Mr. Casper in fiscal 2025 prior to his term expiring at the end of the 2025 Annual Meeting of Stockholders, including for serving as a Compensation Committee member in fiscal 2025.
(6)Includes $35,000 retainer paid to Ms. Chaffin for serving as the Governance Committee chair and as a Compensation Committee member in fiscal 2025.
(7)Includes $10,000 retainer paid to Mr. Chizen for serving as a Compensation Committee member in fiscal 2025.
(8)Dr. Gopal was appointed to the Board in July 2025. This amount represents a pro-rated amount of the annual retainer paid to Dr. Gopal in fiscal 2025.
(9)In fiscal 2025, Dr. Gopal was granted a total of 1,140 shares, consisting of (i) 798 shares granted in connection with his appointment to the Board in July 2025 and (ii) 342 shares representing a pro-rated amount of the annual stock award granted to Dr. Gopal in fiscal 2025.
(10)Represents cash severance payments made to Dr. Gopal pursuant to the Separation Agreement in connection with Dr. Gopal's termination of employment by Synopsys in July 2025. Further, in addition to the amount that appears in the table above, pursuant to the Separation Agreement, all of the restricted stock unit awards granted by Ansys to Dr. Gopal, which were assumed by Synopsys in connection with the Ansys acquisition, became fully vested. Such awards had an approximate valuation of $74.28 million on the date of vesting.
(11)Includes $40,000 retainer paid to Ms. Johnson for serving as the Audit Committee chair in fiscal 2025.
(12)Includes $28,750 retainer paid to Mr. Painter for serving as the Compensation Committee chair and a Governance Committee member in fiscal 2025.
(13)Includes $25,000 retainer paid to Ms. Sargent for serving as an Audit Committee member and as a Governance Committee member in fiscal 2025.
(14)Includes $36,250 retainer paid to Mr. Schwarz for serving as the Lead Independent Director, the Compensation Committee chair and as a Compensation Committee member in fiscal 2025.
(15)This amount represents a pro-rated amount of the annual retainer paid to Mr. Vallee in fiscal 2025 prior to his term expiring at the end of the 2025 Annual Meeting of Stockholders, including for serving as the Lead Independent Director and as an Audit Committee member in fiscal 2025.
(16)Mr. Vijayaraghavan was appointed to the Board in July 2025. This amount represents a pro-rated amount of the annual retainer paid to Mr. Vijayaraghavan in fiscal 2025.
(17)In fiscal 2025, Mr. Vijayaraghavan was granted a total of 1,140 shares, consisting of (i) 798 shares granted in connection with his appointment to the Board in July 2025 and (ii) 342 shares representing a pro-rated amount of the annual stock award granted to Mr. Vijayaraghavan in fiscal 2025.

2026 Proxy Statement	39

Corporate Governance
Fiscal 2026 Compensation
For fiscal 2026, after considering the recommendations of our Compensation Committee and market data provided by Aon, Synopsys made no changes to our non-employee director compensation. However, if the Equity Incentive Plan described in Proposal 2 is approved, no additional equity awards will be granted to our non-employee directors under the 2017 Directors Plan, and any future awards shall be made pursuant to the Equity Incentive Plan. Further, our non-employee director compensation will be governed by our Non-Employee Director Compensation Policy, which sets forth the compensation payable to our non-employee directors as disclosed above.
Director Share Ownership Guidelines
Our Board has adopted share ownership guidelines in order to align the interests of our directors and management with the interests of our stockholders and to promote accountability and long-term decision-making. Our Compensation Committee reviews those guidelines periodically in accordance with best practices and has amended such guidelines from time to time, with the most recent amendment occurring in December 2023. Under the current guidelines, non-employee directors are expected to achieve a stock ownership level with a value equal to the lesser of three times the amount of each non-employee director’s annual cash retainer (excluding compensation for committee service) or 15,000 shares. Non-employee directors are expected to achieve such a stock ownership level within three years of their initial election as a director and then maintain such ownership level, as measured each year on the date of the annual meeting of stockholders, so long as they serve in the position of director.
The guidelines do not require any non-employee director to exercise stock options or to purchase shares of our common stock on the open market solely to meet these guidelines. However, when stock options are exercised or when restricted stock vests, the guidelines recommend that the non-employee director retain a number of shares of common stock equal to the lesser of 25% of the net value of shares of common stock acquired or vested (after deducting the exercise price, if any, and taxes at an assumed tax rate), or a number of shares necessary to reach the non-employee director stock ownership guideline amount described above. Shares subject to stock awards do not count towards the required ownership level.
As of the Record Date, each non-employee director was compliant with our stock ownership guidelines. Please see the subsection titled “Executive Share Ownership Guidelines” in the “Compensation Discussion and Analysis” section beginning on page 75 below for information regarding our stock ownership guidelines as they apply to our NEOs.

40

We are asking our stockholders to approve our Amended and Restated Equity Incentive Plan (the Equity Incentive Plan), to, among other things, (i) include our non-employee directors as persons eligible to receive awards under the Equity Incentive Plan, which eliminates the need for the 2017 Directors Plan, (ii) update the name from the 2006 Employee Equity Incentive Plan to the Amended and Restated Equity Incentive Plan, (iii) remove certain limitations on the amount of awards granted that are no longer required by Section 162(m) of the Internal Revenue Code (the Code), (iv) approve an overall limit on director compensation, (v) include a venue requirement for purposes of litigation, as already required under the current award agreements under the Equity Incentive Plan, (vi) update the authority of the Board to delegate powers under the Equity Incentive Plan to be in line with the Delaware General Corporate Law (the DGCL), and (vii) make certain clarifying changes and updates.
Our Board approved the Equity Incentive Plan in February 2026, subject to stockholder approval. If approved by our stockholders, the Equity Incentive Plan, as amended, will become effective as of the Annual Meeting date. If our stockholders do not approve this proposal, then the Equity Incentive Plan, as amended, will not become effective.
Purpose and Background
Our Equity Incentive Plan was amended to allow our non-employee directors to participate in the Equity Incentive Plan, which eliminates the need for the separate 2017 Directors Plan. This change will reduce the administrative burden of maintaining two separate equity plans and is in line with current market practice, which is to have one equity plan under which a company can grant awards to both employees and non-employee directors.
The amendment to the Equity Incentive Plan authorizes the Board to provide the same equity-based compensation in the form of non-statutory stock options, restricted stock awards or restricted stock unit awards as the 2017 Directors Plan. We utilize these equity awards primarily to encourage our employees and non-employee directors to own our stock, align our employees' and non-employee directors' interests with those of our stockholders, provide our employees and non-employee directors with a meaningful interest in the attainment of our financial goals, and provide financial incentives that will help attract and retain the most qualified employees and non-employee directors.
We believe our future success depends in part on our ability to attract, motivate and retain highly qualified employees and non-employee directors. The ability to provide equity-based awards under the Equity Incentive Plan is a critical component to achieving this success. We would be at a competitive disadvantage if we could not use equity-based awards that are aligned with our peer group companies to recruit, motivate and retain employees and non-employee directors. We also believe that equity compensation motivates employees and non-employee directors to appropriately focus on actions that enhance stockholder value because they will share in that value enhancement through improved share price performance.
Currently, eight of our ten director nominees are non-employee directors who would become eligible to participate in the Equity Incentive Plan, if approved. Other than the 2017 Directors Plan, which, subject to and contingent upon stockholder approval of the Equity Incentive Plan, will terminate following the Annual Meeting, non-employee directors are not eligible to receive equity awards under any of our other equity compensation plans or those of any of our affiliates. If our stockholders approve the Equity Incentive Plan at the Annual Meeting, no additional equity awards will be granted to our non-employee directors under the 2017 Directors Plan, and any shares remaining available for issuance under the 2017 Directors Plan will not be eligible for issuance under the 2017 Directors Plan or the Equity Incentive Plan. Then-outstanding awards under the 2017 Directors Plan will remain outstanding in accordance with their terms and conditions.
We are committed to effectively managing our share reserves for equity compensation while minimizing stockholder dilution. For this reason, we carefully manage both our gross burn rate and net burn rate. Gross burn rate is calculated based on the number of equity awards granted during the fiscal year divided by the number of shares outstanding. Net burn rate is calculated based on the number of equity awards granted during the fiscal year less equity awards cancelled and returned to the plan, divided by the number of shares outstanding.
We endeavor to achieve a gross burn rate that approximates the average rate for our peer group companies as well as for the software and services industry more generally. We also consider policies published by our stockholders, other institutional investors and independent shareholder advisory groups. Detailed information about equity awards issued in fiscal 2025 as well as other relevant information is set forth below. We are not asking our stockholders to approve an increase to the number of shares of common stock available for issuance under the Equity Incentive Plan.
We note that the cornerstone of our compensation philosophy is pay for performance, as discussed in the “Compensation Discussion and Analysis” section beginning on page 52. In that regard, approximately half of the value of the target regular annual equity grants to our NEOs each year is in the form of performance-based RSUs, and approximately one quarter of the value is in the form of stock option grants, which are only valuable if our stock price increases over time in excess of the exercise price. The remaining quarter of the value is in the form of time-based RSU grants, the value of which are directly linked to our stock price appreciation.

2026 Proxy Statement	41

PROPOSAL 2 — Approval of Our Amended and Restated Equity Incentive Plan
Important Features of the Equity Incentive Plan
Our Equity Incentive Plan includes provisions that are designed to protect our stockholders’ interests and to reflect corporate governance best practices, including:
•Stockholder approval required for additional shares. The Equity Incentive Plan does not contain an annual “evergreen” provision that provides for automatic increases of shares on an ongoing basis. The Equity Incentive Plan instead authorizes a fixed number of shares, and stockholder approval is required for any increase in the number of shares.
•No discounted stock options or stock appreciation rights. The Equity Incentive Plan requires that stock options and stock appreciation rights must have an exercise price equal to or greater than the fair market value of our common stock on the date of grant.
•Repricing not allowed. The Equity Incentive Plan expressly prohibits the repricing of equity awards—including the cancellation and re-grant of outstanding equity awards—without prior stockholder approval. The Equity Incentive Plan also expressly prohibits us from buying out stock options whose exercise price exceeds the fair market value of our common stock, often referred to as underwater options, for cash, without stockholder approval.
•No liberal share recycling. In general, when awards terminate or are cancelled, the shares reserved for those awards are returned to the share reserve and become available for future awards. However, shares of common stock that are tendered to us in payment of the exercise price of an award or that are withheld to cover tax withholding obligations are not returned to our share reserve.
•Seven-year term. All equity awards granted under the Equity Incentive Plan have a term of no more than seven years, thereby limiting the potential for unproductive overhang.
•Fungible share reserve. The Equity Incentive Plan has a fungible share reserve of 1.70, under which the share reserve is depleted at a higher multiple for restricted stock units, restricted stock, and other “full-value awards,” in order to minimize stockholder dilution.
•Limitations on dividends and dividend equivalents. As determined by our Board, dividends and dividend equivalent rights may accrue with respect to awards other than stock options or stock appreciation rights granted under the Equity Incentive Plan, but no dividends or dividend equivalents may be paid out or settled unless and until, and then only to the extent that, the applicable underlying award vests. Further, neither stock options nor stock appreciation rights granted under the Equity Incentive Plan may provide for any dividends or dividend equivalents thereon.
•No liberal corporate transaction provisions. No corporation transaction related vesting acceleration and other benefits may occur without an actual corporate transaction occurring.
•Non-employee director limitation. The aggregate value of all compensation granted or paid to any non-employee director may not exceed $1,500,000 in total value; provided, however, the maximum aggregate dollar value of all compensation granted or paid to a non-employee director may be up to 200% of the foregoing limit under certain circumstances described in the Equity Incentive Plan.
•Includes best practice performance-based stock award provisions. The Equity Incentive Plan includes many best practice performance-based stock award provisions.
•No automatic grants to employees. The Equity Incentive Plan does not provide for automatic grants to any participant who is an employee.
•No tax gross-ups. The Equity Incentive Plan does not provide for any tax gross-ups.
Additional Equity Plan Information
The following table provides certain additional information regarding Synopsys’ equity compensation plans, excluding the Employee Stock Purchase Plan, as amended (the Purchase Plan):

As of 1/31/2026
Total Stock Options Outstanding	1,090,691
Total Restricted Stock Unit Awards Outstanding	3,297,989
Total Common Stock Outstanding	191,448,921
Weighted-Average Exercise Price of Stock Options Outstanding	$359.31
Weighted-Average Remaining Duration of Stock Options Outstanding	3.32 years
Total Shares Available for Grant under the Equity Incentive Plan(1)	14,677,624
Total Shares Available for Grant under the 2017 Directors Plan(2)	359,486
Closing stock price as of January 30, 2026	$465.12
(1)Includes reduction related to the 2025 Annual PRSUs (as defined below) on an assumed target performance for each of the 2025 PRSU Goals (as defined below), granted pursuant to the Equity Incentive Plan, which includes a fungible share adjustment. See “Compensation Discussion and Analysis” section beginning on page 52 under the subsection titled “Equity Awards” for the material terms of the 2025 Annual PRSUs, including the target requirements for each of the 2025 PRSU Goals.
(2)If our stockholders approve the Equity Incentive Plan at the Annual Meeting, no additional equity awards will be granted to our non-employee directors under the 2017 Directors Plan, and any shares remaining available for issuance under the 2017 Directors Plan will not be eligible for issuance under the 2017 Directors Plan or the Equity Incentive Plan. Then-outstanding awards under the 2017 Directors Plan will remain outstanding in accordance with their terms and conditions.

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PROPOSAL 2 — Approval of Our Amended and Restated Equity Incentive Plan
Information for Burn Rate Calculations
The following table provides detailed information regarding activity under all of our equity plans (except the Purchase Plan) in fiscal 2025. Pursuant to the terms of the Ansys acquisition, Synopsys assumed outstanding equity awards granted by Ansys but did not assume any available share pools under any Ansys equity plan, and will not make any grants under any Ansys equity plan.

Fiscal 2025
Stock Options Granted by Synopsys(1)	232,196
Restricted Stock Units Granted by Synopsys(2)	1,256,822
Restricted Stock Awards Granted by Synopsys(3)	5,717
Stock Options Cancelled	41,744
Restricted Stock Units Cancelled(4)	206,476
Restricted Stock Awards Cancelled	—
Weighted-Average Common Stock Outstanding	163,947,237
Common Stock Outstanding at Fiscal Year End	185,993,607
(1)Granted under the Equity Incentive Plan.
(2)Granted under the Equity Incentive Plan, and represents the actual number of restricted stock units (both performance-based (59,194 underlying shares, assuming target performance, and 28,593 additional shares granted for overachievement of target performance in December 2024) and time-based (1,169,035 underlying shares)) granted, prior to the application of the fungible share reserve ratio.
(3)Granted under the 2017 Directors Plan, which does not contain a fungible share reserve ratio. Represents the actual number of restricted stock awards granted.
(4)Represents the actual number of restricted stock units (both performance-based and time-based) cancelled, prior to the reverse application of the fungible share reserve ratio.
For more information regarding shares of Synopsys common stock that may be issued upon the exercise of options, warrants and other rights granted to employees, consultants or members of our Board under all of our equity compensation plans as of fiscal year end, please see “Equity Compensation Plan Information” beginning on page 95.
Description of the Equity Incentive Plan
As further described in this Proposal 2, the Equity Incentive Plan is being amended to, among other things, include our non-employee directors as persons eligible to receive awards under the Equity Incentive Plan, update the name from the 2006 Employee Equity Incentive Plan to the Amended and Restated Equity Incentive Plan, remove certain limitations on the amount of awards granted that are no longer required by Section 162(m) of the Code, approve an overall limit on director compensation, include a venue requirement for purposes of litigation and update the authority of the Board to delegate powers under the Equity Incentive Plan to be in line with the DGCL.
The key terms and provisions of the Equity Incentive Plan are summarized below. The following summary of the Equity Incentive Plan does not purport to be a complete description of the Equity Incentive Plan and is qualified in its entirety by reference to the complete text of the Equity Incentive Plan, a copy of which is included as Appendix A to this Proxy Statement.
General
The Equity Incentive Plan was originally adopted by our Board in March 2006 and approved by stockholders in April 2006 as a successor plan to prior stock option plans for our employees. The Equity Incentive Plan provides for the grant of incentive stock options, non-statutory stock options, restricted stock awards, restricted stock units, stock appreciation rights, and other forms of equity compensation (collectively, equity awards). The Equity Incentive Plan also provides the ability to grant performance equity awards and performance cash awards (together, performance awards), which enable our Compensation Committee to use performance criteria in establishing specific targets to be attained as a condition to the vesting of awards.
Incentive stock options granted under the Equity Incentive Plan are intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code. Non-statutory stock options granted under the Equity Incentive Plan are not intended to qualify as incentive stock options under the Code. See “U.S. Federal Income Tax Information” below in this Proposal 2 for a discussion of the tax treatment of equity awards.
Purpose
The Equity Incentive Plan is intended to create an incentive for our eligible employees, consultants and non-employee directors to exert maximum efforts toward our success and provides such individuals with the opportunity to benefit from increases in the value of our common stock, thereby aligning their interests with the interests of our stockholders.

2026 Proxy Statement	43

PROPOSAL 2 — Approval of Our Amended and Restated Equity Incentive Plan
Administration
The Equity Incentive Plan provides that our Board has the authority to construe and interpret the Equity Incentive Plan and to determine the persons to whom and the dates on which equity awards will be granted, the number of shares of common stock to be subject to each equity award, the time or times during the term of each equity award within which all or a portion of the award may be exercised, the exercise, purchase, or strike price of each equity award, the type of consideration permitted to exercise or purchase each equity award, and other terms of the equity awards.
Our Board has the authority to delegate some or all of the administration of the Equity Incentive Plan to a committee or committees composed of members of our Board. In the discretion of our Board, a committee may consist solely of two or more “non-employee directors” (as defined in the Equity Incentive Plan). The Equity Incentive Plan also permits delegation of administration of the plan to one or more executive officers with respect to grants to employees of Synopsys and its subsidiaries. Our Board has delegated to the Compensation Committee administration of the Equity Incentive Plan. Our Board has also delegated to our Chief Executive Officer, as both an officer and member of our Board, administration of the Equity Incentive Plan with respect to equity awards to employees other than executive officers, subject to specified limitations and restrictions.
Eligibility
General. As of January 31, 2026, Synopsys had 26,060 eligible employees and 4,399 eligible consultants under the Equity Incentive Plan. Synopsys does not currently expect to grant awards to consultants under the Equity Incentive Plan, but it is permitted to do so under the plan’s terms. In addition, assuming our stockholders approve this Proposal 2, our non-employee directors will be eligible to receive awards under the Equity Incentive Plan. We currently have ten non-employee directors, eight of whom will be eligible to participate in the Equity Incentive Plan, assuming all director nominees are elected at the Annual Meeting. The requirements for eligibility are further described below, and the basis for participation is being selected by the plan administrator.
Incentive Stock Options. Incentive stock options may be granted under the Equity Incentive Plan only to employees (including executive officers) of Synopsys and its affiliates. The aggregate maximum number of shares of common stock that may be issued pursuant to the exercise of incentive stock options is 114,297,248 shares of common stock.
No incentive stock option may be granted under the Equity Incentive Plan to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of Synopsys or its affiliates, unless the exercise price of such stock option is at least 110% of the fair market value of the stock subject to the stock option on the date of grant and the term of the stock option does not exceed five years from the date of grant. In addition, the aggregate fair market value, determined on the date of grant, of the shares of common stock with respect to which incentive stock options are exercisable for the first time by a participant during any calendar year (under the Equity Incentive Plan and any other equity plans of Synopsys and its affiliates) may not exceed $100,000 (any excess of such amount shall be treated as non-statutory stock options).
Non-Statutory Stock Options, Restricted Stock, Restricted Stock Units and Other Awards. Non-statutory stock options, restricted stock, restricted stock units and all other types of equity awards and performance awards authorized under the Equity Incentive Plan may be granted to employees (including executive officers), consultants and non-employee directors of Synopsys and its affiliates.
Non-Employee Director Limitation. The aggregate value of all compensation granted or paid to any non-employee director may not exceed $1,500,000 in total value; provided, however, the maximum aggregate dollar value of all compensation granted or paid to a non-employee director may be up to 200% of the foregoing limit under certain circumstances described in the Equity Incentive Plan.
Stock Subject to the Equity Incentive Plan
As of January 31, 2026, 14,677,624 shares of common stock were available for future grants under the Equity Incentive Plan and 114,297,248 shares of our common stock are reserved for issuance under the Equity Incentive Plan.
The number of shares of common stock available for issuance under the Equity Incentive Plan is currently reduced by one share for each share of common stock issued pursuant to a stock option or a stock appreciation right and by 1.70 shares for each share of common stock issued pursuant to restricted stock awards, restricted stock unit awards or other awards (excluding options and stock appreciation rights).
If a stock option or stock appreciation right award expires or otherwise terminates without being fully exercised, if shares subject to a restricted stock award or restricted stock unit award are forfeited to or repurchased by us, or if an equity award is settled in cash, the shares not issued under those awards, or the shares forfeited to or repurchased by us, become available for subsequent issuance under the Equity Incentive Plan. Such returning shares increase the number of shares available for issuance under the Equity Incentive Plan by one share if they were issued pursuant to a stock option or stock appreciation right and, by 1.70 shares if they were issued pursuant to restricted stock awards, restricted stock unit awards or other awards (excluding options and stock appreciation rights).

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PROPOSAL 2 — Approval of Our Amended and Restated Equity Incentive Plan
If shares subject to an award granted under the Equity Incentive Plan are not delivered to a participant because:
•an equity award is exercised through a reduction in the number of shares subject to the equity award (a “net exercise”),
•the appreciation distribution upon exercise of a stock appreciation right is paid in shares of common stock, or
•shares are withheld in satisfaction of applicable withholding taxes, then those shares do not become available for subsequent issuance under the Equity Incentive Plan. If the exercise price or purchase price of an award, or any tax withholding obligations in connection with any award, are satisfied by a participant tendering previously held shares, the tendered shares do not become available for subsequent issuance under the Equity Incentive Plan.
Terms of Stock Options
We may grant stock options under the Equity Incentive Plan pursuant to stock option agreements adopted by our Board or a duly authorized committee. The following is a description of the permissible terms of stock options under the Equity Incentive Plan. Individual stock option agreements may be more restrictive as to any or all of the permissible terms described below.
Exercise Price. The exercise price of incentive stock options and non-statutory stock options may not be less than 100% of the fair market value of the stock subject to the stock option on the date of grant and, in some cases (see “Eligibility” above), may not be less than 110% of such fair market value.
Consideration. The stock option exercise price may, at the discretion of our Board, be paid in cash or by check, pursuant to a broker-assisted cashless exercise, by delivery of other shares of Synopsys common stock, pursuant to a net exercise arrangement, or in any other form of legal consideration reasonably acceptable to our Board.
Vesting. Stock options granted under the Equity Incentive Plan vest, or become exercisable, as determined by our Board. Vesting typically occurs during the optionholder’s continued service with Synopsys or an affiliate, whether such service is in the capacity of an employee, director or consultant (collectively, service) and regardless of any change in the capacity of the optionholder, or upon achievement of quantitative or qualitative goals determined by the plan administrator. Shares covered by different stock options may be subject to different vesting terms.
Term. Under the current Equity Incentive Plan, the maximum term of a stock option is seven years, except that in certain cases (see “Eligibility” above) the maximum term is five years.
Termination of Service. Stock options generally terminate three months after termination of a participant’s service unless:
•the stock option agreement by its terms specifically provides otherwise,
•termination is due to the participant’s disability, in which case the stock option may be exercised (to the extent the stock option was exercisable at the time of the termination of service) at any time within 12 months of termination,
•the participant dies while in service, or the participant dies within a specified period after termination of service, in which case the stock option may be exercised (to the extent the stock option was exercisable at the time of the participant’s death) within 12 months of the participant’s death by the person or persons to whom the rights to such stock option have passed, or
•the participant is terminated for cause (as defined under the Equity Incentive Plan), in which case the stock option will terminate and cease to be exercisable (whether vested or unvested) at the time of such termination.
The stock option term may be extended in the event that exercise of the stock option following termination of service is prohibited by applicable securities laws. In no event, however, may a stock option be exercised beyond the expiration of its term.
Restrictions on Transfer. A participant generally may not transfer a stock option other than by will, by the laws of descent and distribution, or pursuant to a domestic relations order. During the lifetime of the participant, only the participant may exercise a stock option (except in instances pursuant to a domestic relations order). A participant may also designate a beneficiary (excluding any third-party financial institution) who may exercise a stock option following the participant’s death.
Terms of Restricted Stock
We may grant restricted stock awards under the Equity Incentive Plan pursuant to restricted stock award agreements adopted by our Board or a duly authorized committee. Restricted stock awards are shares of our common stock that may be subject to restrictions, such as vesting requirements.
Consideration. Our Board may grant restricted stock awards in consideration for past or future services rendered to Synopsys or an affiliate, or any other form of legal consideration acceptable to our Board.
Vesting. Shares of stock acquired under a restricted stock award may, but need not, be subject to a repurchase option in favor of Synopsys or forfeiture to Synopsys in accordance with a vesting schedule as determined by our Board.
Termination of Service. Upon termination of a participant’s service, Synopsys may repurchase or otherwise reacquire any forfeited shares of stock that have not vested as of such termination under the terms of the applicable restricted stock award.

2026 Proxy Statement	45

PROPOSAL 2 — Approval of Our Amended and Restated Equity Incentive Plan
Restrictions on Transfer. Rights to acquire shares of shares of Synopsys common stock will be transferable by the participant only upon such terms and conditions as are set forth in the restricted stock award agreement, so long as the underlying shares remain subject to the terms of the agreement and provided that in no event may any restricted stock award be transferred for consideration to a third-party financial institution.
Terms of Restricted Stock Units
We may grant restricted stock unit awards under the Equity Incentive Plan pursuant to restricted stock unit award agreements adopted by our Board or a duly authorized committee. Restricted stock units represent the value of a fixed number of shares of Synopsys common stock on the date of grant.
Consideration. Our Board may grant restricted stock units in consideration for past or future services rendered to Synopsys or an affiliate, or any other form of legal consideration acceptable to our Board.
Vesting. Restricted stock units vest at the rate or on the terms specified in the restricted stock unit award agreement as determined by our Board.
Settlement. Restricted stock units may be settled by the delivery of shares of Synopsys common stock, cash, or any combination as determined by our Board. At the time of grant, our Board may impose additional restrictions or conditions that delay the delivery of stock or cash subject to the restricted stock unit award after vesting.
Termination of Service. Except as otherwise provided in the applicable award agreement, restricted stock units that have not vested will be forfeited upon the participant’s termination of service.
Terms of Stock Appreciation Rights
We may grant stock appreciation rights under the Equity Incentive Plan pursuant to stock appreciation rights agreements adopted by our Board or a duly authorized committee. A stock appreciation right is a right to receive the excess value over the strike price of a fixed number of shares. Individual stock appreciation right agreements may be more restrictive as to any or all of the permissible terms described below. Each stock appreciation right is denominated in shares of common stock equivalents but may be settled in cash.
Term. The maximum term of stock appreciation rights is seven years.
Strike Price. The strike price of stock appreciation rights may not be less than 100% of the fair market value of the common stock equivalents subject to the stock appreciation rights on the date of grant.
Exercise. Upon exercise of a stock appreciation right, Synopsys will pay the participant an amount equal to the excess of the aggregate fair market value on the date of exercise of a number of common stock equivalents with respect to which the participant is exercising the stock appreciation right, over the strike price determined by our Board on the date of grant. The appreciation distribution upon exercise of a stock appreciation right may be paid in cash, shares of our common stock, or any other form of consideration determined by our Board.
Vesting. Stock appreciation rights vest and become exercisable at the rate specified in the stock appreciation right agreement as determined by our Board.
Termination of Service. Stock appreciation rights generally terminate three months after termination of a participant’s service unless:
•the stock appreciation rights agreement by its terms specifically provides otherwise,
•termination is due to the participant’s disability, in which case the stock appreciation right may be exercised (to the extent vested at the time of the termination of service) at any time within 12 months of termination,
•the participant dies while in service, or within a specified period after termination of service, in which case the stock appreciation right may be exercised (to the extent vested at the time of the participant’s death) within 12 months of the participant’s death by the person or persons to whom the rights to such stock appreciation right have passed, or
•the participant is terminated for cause (as defined under the Equity Incentive Plan), in which case the stock appreciation right will terminate and cease to be exercisable (whether vested or unvested) at the time of such termination.
The term of a stock appreciation right may be extended in the event that exercise following termination of service is prohibited by applicable securities laws. In no event may a stock appreciation right be exercised beyond the expiration of its term.
Terms of Other Stock Awards
Our Board may grant other equity awards based in whole or in part by reference to the value of our common stock. Subject to the provisions of the Equity Incentive Plan, our Board has the authority to determine the persons to whom and the dates on which such other equity awards will be granted, the number of shares of common stock (or cash equivalents) to be subject to each award, and other terms and conditions of such awards. Such awards may be granted either alone or in addition to other equity awards granted under the Equity Incentive Plan. These awards may not have a term in excess of seven years from the date of grant.

46

PROPOSAL 2 — Approval of Our Amended and Restated Equity Incentive Plan
Terms of Performance Awards
General. Our Board and Compensation Committee may grant performance equity awards and performance cash awards that vest based on the attainment of performance goals during a designated performance period.
Performance Goals. Our Board and Compensation Committee have the authority to structure one or more such awards so that stock or cash will be issued or paid pursuant to the award only upon the achievement of certain pre-established performance goals. The Equity Incentive Plan includes a list of performance goals that may be used (alone or in combination with each other) for performance-based awards, which may consist of any measures of performance selected by our Board.
Performance goals may be set on a company-wide basis, with respect to one or more business units, divisions, affiliates, or business segments, and in either absolute terms or relative to internally generated business plans, the performance of one or more comparable companies or the performance of one or more relevant indices. Adjustments may be made in the method of calculating the attainment of performance goals as follows: (i) to exclude restructuring and/or other nonrecurring charges (including but not limited to the effect of tax or legal settlements); (ii) to exclude exchange rate effects, as applicable, for non-U.S. dollar denominated net sales and operating earnings; (iii) to exclude the effects of changes to generally accepted accounting standards required by the Financial Accounting Standards Board; (iv) to exclude the effects of any statutory adjustments to corporate tax rates; (v) to exclude stock-based compensation expense determined under generally accepted accounting principles; (vi) to exclude any other unusual or infrequently occurring item; (vii) to respond to, or in anticipation of, any unusual or infrequently occurring corporate item, transaction, event or development; (viii) to respond to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions; (ix) to exclude the dilutive effects of acquisitions or joint ventures; (x) to assume that any business divested by Synopsys achieved performance objectives at targeted levels during the balance of a performance period following such divestiture; (xi) to exclude the effect of any change in the outstanding shares of our common stock by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends; (xii) to reflect a corporate transaction, such as a merger, consolidation, separation (including a spinoff or other distribution of stock or property by a corporation), or reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code); (xiii) to reflect any partial or complete corporate liquidation; (xiv) to exclude the effect of in-process research and development expenses; (xv) to exclude the income tax effect of non-GAAP pre-tax adjustments from the provision for income taxes; and (xvi) pursuant to such other objective and non-discretionary adjustments adopted by the Compensation Committee at the time the award is approved.
Changes to Capital Structure
In the event any change is made to the outstanding shares of our common stock without receipt of consideration (whether through a stock split, reverse stock split or other changes in the capital structure), appropriate adjustments will be made to the class of securities issuable under the Equity Incentive Plan, the maximum number of securities issuable under the Equity Incentive Plan, the incentive stock option limitation, the maximum award that one person may be granted in a calendar year under the Equity Incentive Plan, and the number, class and price per share under outstanding equity awards under the Equity Incentive Plan.
Corporate Transactions; Changes in Control
Unless otherwise provided in a written agreement between Synopsys or an affiliate and a participant, or unless otherwise expressly provided by our Board or the Compensation Committee at the time of grant of an equity award, in the event of significant corporate transactions, outstanding equity awards under the Equity Incentive Plan may be assumed, continued or substituted by any surviving or acquiring entity (or its parent company). If the surviving or acquiring entity (or its parent company) elects not to assume, continue or substitute such equity awards, then:
•with respect to any such equity awards that are held by individuals then performing services for Synopsys or its affiliates, the vesting and exercisability provisions of such equity awards will be accelerated in full and such awards will be terminated if not exercised prior to the effective date of the corporate transaction and any reacquisition or repurchase rights will lapse (contingent upon the effectiveness of the corporate transaction),
•all other outstanding equity awards will be terminated if not exercised prior to the effective date of the corporate transaction, except that certain equity awards, such as restricted stock awards, may have their reacquisition or repurchase rights assigned to the surviving or acquiring entity (or its parent company) in the corporate transaction, though if such reacquisition or repurchase rights are not assigned, then such equity awards will become fully vested, and
•no vested restricted stock unit award will terminate without being settled by delivery of shares of common stock, their cash equivalent or in any other form of consideration, as determined by the Board, prior to the effectiveness of the corporate transaction.
A significant corporate transaction will be deemed to occur in the event of:
•a sale of all or substantially all of the consolidated assets of Synopsys and its subsidiaries,
•a sale of at least 90% of the outstanding securities of Synopsys,
•a merger, consolidation or similar transaction in which Synopsys is not the surviving corporation, or
•a merger, consolidation or similar transaction in which Synopsys is the surviving corporation, but shares of Synopsys outstanding common stock are converted into other property by virtue of the corporate transaction.

2026 Proxy Statement	47

PROPOSAL 2 — Approval of Our Amended and Restated Equity Incentive Plan
The Equity Incentive Plan provides, at the discretion of our Board, that the holder of an outstanding equity award that would otherwise terminate if not exercised prior to the corporate transaction may surrender such equity award in exchange for a payment equal to the excess of the value of the property that the holder would have received upon exercise of the equity award immediately prior to the corporate transaction, over the exercise price otherwise payable in connection with the equity award, which excess amount may be fully vested at the time of the corporate transaction or may be required to vest after the time of the corporate transaction substantially in accordance with the schedule in effect immediately prior to the corporate transaction.
An equity award may be subject to additional acceleration of vesting and exercisability upon or after a change in control as may be provided in the award agreement for such equity award, or as may be provided in any other written agreement between Synopsys or any affiliate and the participant. An equity award may vest as to all or any portion of the shares subject to the equity award (a) immediately upon the occurrence of a change in control, whether or not such equity award is assumed, continued, or substituted by a surviving or acquiring entity in the change in control, or (b) in the event a participant’s service is terminated, actually or constructively, within a designated period prior to, at, or following the occurrence of a change in control. In the absence of a determination by the plan administrator, no such acceleration will occur.
The acceleration of an equity award in the event of an acquisition or similar corporate event may be viewed as an anti-takeover provision, which may have the effect of discouraging a proposal to acquire or otherwise obtain control of Synopsys.
Dividends and Dividend Equivalents
As determined by our Board, dividends and dividend equivalent rights may accrue with respect to awards granted under the Equity Incentive Plan other than stock options or stock appreciation rights, but no dividends or dividend equivalents will be paid out or settled unless and until, and then only to the extent that, the applicable underlying award vests. Neither stock options nor stock appreciation rights granted under the Equity Incentive Plan may provide for any dividends or dividend equivalents thereon.
Duration, Termination and Amendment
Our Board may suspend or terminate the Equity Incentive Plan without stockholder approval or ratification at any time. The plan, as amended, shall become effective upon its approval by the stockholders of our company. No incentive stock options may be granted after the ten-year anniversary of the date of approval by the Board.
Our Board may amend or modify the Equity Incentive Plan at any time, subject to any required stockholder approval. To the extent required by applicable law or regulation, stockholder approval will be required for any amendment that:
•materially increases the number of shares available for issuance under the Equity Incentive Plan,
•materially expands the class of individuals eligible to receive awards under the Equity Incentive Plan,
•materially increases the benefits accruing to the participants under the Equity Incentive Plan or materially reduces the price at which shares of common stock may be issued or purchased under the Equity Incentive Plan,
•materially extends the term of the Equity Incentive Plan, or
•expands the types of awards available for issuance under the Equity Incentive Plan.
Our Board also may submit to stockholders any other amendment to the Equity Incentive Plan.
Compensation Recovery Policy
The SEC and the Nasdaq have adopted final rules implementing the incentive-based compensation recovery provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act, which require listed companies to develop and implement a policy providing for the recovery of erroneously awarded incentive-based compensation received by current or former executive officers. In accordance with these final rules, the Compensation Committee approved a Compensation Recovery Policy that provides for recoupment of certain cash and equity-based incentive compensation paid to current and former executive officers of Synopsys in the event of an accounting restatement of its financial statements. Corporate Staff members who are not executive officers are also subject to a Compensation Recovery Policy, which allows us to recover cash and equity-based incentive compensation under certain circumstances.
Other Policies
Each award granted under the Equity Incentive Plan may be subject to the terms and conditions of any other policy (and any amendments thereto) adopted by Synopsys from time to time, which may include any policy related to the vesting or transfer of awards, provided that in no event will such policy permit that an award be transferred for consideration to a third-party financial institution. Whether any such policy will apply to a particular award may depend, among other things, on when the award was granted, whom the award was granted to, and the type of award.

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PROPOSAL 2 — Approval of Our Amended and Restated Equity Incentive Plan
U.S. Federal Income Tax Information
The following is a summary of the principal U.S. federal income taxation consequences to participants and Synopsys with respect to participation in the Equity Incentive Plan. This summary is not intended to be exhaustive, and does not discuss the income tax laws of any city, state or foreign jurisdiction in which a participant may reside.
Incentive Stock Options. Incentive stock options granted under the Equity Incentive Plan are intended to qualify for the favorable federal income tax treatment accorded “incentive stock options” under the Code. There generally are no federal ordinary income tax consequences to the participant or Synopsys by reason of the grant or exercise of an incentive stock option. However, the exercise of an incentive stock option may increase the participant’s alternative minimum tax liability, if any.
The excess, if any, of the fair market value of the incentive stock option shares on the date of exercise over the exercise price is an adjustment to income for purposes of the alternative minimum tax. Alternative minimum taxable income is determined by adjusting regular taxable income for certain items, increasing that income by certain tax preference items and reducing this amount by the applicable exemption amount.
If a participant holds stock acquired through exercise of an incentive stock option for more than two years from the date on which the stock option was granted and more than one year after the date the stock option was exercised for those shares, any gain or loss on a disposition of those shares (a qualifying disposition) will be a long-term capital gain or loss.
Generally, if the participant disposes of the stock before the expiration of either of those holding periods (a disqualifying disposition), then at the time of disposition the participant will realize taxable ordinary income equal to the lesser of (1) the excess of the stock’s fair market value on the date of exercise over the exercise price, or (2) the participant’s actual gain, if any, on the purchase and sale. The participant’s additional gain or any loss upon the disqualifying disposition will be a capital gain or loss, which will be long-term or short-term depending on whether the stock was held for more than one year after exercise.
Non-Statutory Stock Options. No taxable income is generally recognized by a participant upon the grant or vesting of a non-statutory stock option under the Equity Incentive Plan. Upon exercise of a non-statutory stock option, the participant will recognize ordinary income equal to the excess, if any, of the fair market value of the purchased shares on the exercise date over the exercise price paid for those shares.
Upon disposition of the common stock, the participant will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such common stock plus any amount recognized as ordinary income upon acquisition of the stock. Such gain or loss will be long-term or short-term depending on whether the common stock was held for more than one year.
Stock Appreciation Rights. Stock appreciation rights are generally taxed in a manner similar to non-statutory stock options.
Restricted Stock Awards. Upon the grant of a restricted stock award which is unvested and subject to reacquisition by Synopsys in the event of the participant’s termination of service prior to vesting in those shares, the participant will not recognize any taxable income at the time of issuance, but will have to report as ordinary income, as and when our reacquisition right lapses, an amount equal to the fair market value of the shares on the dates the reacquisition right lapses. The participant may, however, elect under Section 83(b) of the Code to include as ordinary income in the year of issuance an amount equal to the fair market value of the shares on the date of issuance. If the Section 83(b) election is made, the participant will not recognize any additional income as and when the reacquisition right lapses.
Upon disposition of the common stock acquired upon the receipt of a restricted stock award, the participant will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such common stock plus any amount previously recognized as ordinary income in respect of such common stock. Such gain or loss will be long-term or short-term depending on whether the common stock was held for more than one year.
Restricted Stock Unit Awards. No taxable income is generally recognized upon receipt of a restricted stock unit award under the Equity Incentive Plan. In general, the participant will recognize ordinary income in the year in which the shares to be issued in respect of that unit are issued in an amount equal to the fair market value of the shares on the issuance date.
Income and Employment Taxes to Participant. Amounts taxed as ordinary income from non-statutory stock options, restricted stock awards and restricted stock unit awards are subject to income tax withholding and applicable employment taxes.
Tax Consequences to Synopsys. To the extent the participant recognizes ordinary income in the circumstances described above, we will generally be entitled to a corresponding income tax deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code, and is not disallowed by the $1,000,000 limitation on certain executive compensation under Section 162(m) of the Code. However, we will not be entitled to any income tax deduction upon a qualifying disposition of an incentive stock option.
While the Compensation Committee considers the deductibility of compensation as one factor in determining executive compensation, the Compensation Committee retains the discretion to award compensation that is not deductible as it believes that it is in the best interests of our stockholders to maintain flexibility in our approach to executive compensation in order to structure a program that we consider to be the most effective in attracting, motivating and retaining key executives.

2026 Proxy Statement	49

PROPOSAL 2 — Approval of Our Amended and Restated Equity Incentive Plan
New Plan Benefits and Historical Grant Information
Awards granted under the Equity Incentive Plan to our executive officers and other employees are discretionary and are not subject to set benefits or amounts under the terms of the Equity Incentive Plan, and our Board and Compensation Committee have not granted any awards under the Equity Incentive Plan subject to stockholder approval of this Proposal 2. Accordingly, the benefits or amounts that will be received by or allocated to our executive officers and other employees under the Equity Incentive Plan are not determinable. However, pursuant to our current compensation arrangements for non-employee directors, each of our non-employee director nominees, if elected at the Annual Meeting, will be eligible to receive an annual restricted stock award with a grant date fair market value equal to approximately $200,000. After the Annual Meeting, any such awards will be granted under the Equity Incentive Plan if this Proposal 2 is approved by our stockholders. For additional information regarding our current compensation arrangements for non-employee directors, please see the information in the section titled “Director Compensation” above.

Name	Dollar Value ($)	Number of Shares (#)
Sassine Ghazi	—	—
President and Chief Executive Officer
Dr. Aart de Geus	—	—
Executive Chair of the Board of Directors
Shelagh Glaser	—	—
Chief Financial Officer
Janet Lee	—	—
General Counsel and Corporate Secretary
Rick Mahoney	—	—
Former Chief Revenue Officer
John F. Runkel, Jr.	—	—
Former General Counsel and Corporate Secretary
All current executive officers as a group (5 persons)	—	—
All current directors who are not executive officers as a group (10 persons)(1)	1,600,000(2)	—
All employees, excluding executive officers, as a group	—	—
(1)Includes Luis Borgen, Janice D. Chaffin, Bruce R. Chizen, Dr. Ajei Gopal, Mercedes Johnson, Robert G. Painter, Jeannine P. Sargent, John G. Schwarz, Peter A. Shimer and Ravi Vijayaraghavan. However, our Governance Committee and Board did not renominate Luis Borgen and Dr. Ajei Gopal for election to the Board and their terms will expire at the conclusion of the Annual Meeting and therefore, neither director will receive a restricted stock award.
(2)The number of shares subject to each non-employee director nominee's restricted stock award will not be determinable until the grant date under the terms of the Equity Incentive Plan.

50

PROPOSAL 2 — Approval of Our Amended and Restated Equity Incentive Plan
Awards Granted to Certain Individuals and Groups under the Equity Incentive Plan
The following table shows, for each of the named executive officers and the various groups indicated, the total number of shares of Synopsys common stock subject to stock awards that have been granted (even if not currently outstanding) under the Equity Incentive Plan since it became effective through January 31, 2026:

Name	Number of Shares (#)
Sassine Ghazi	572,518
President and Chief Executive Officer
Dr. Aart de Geus	3,166,364
Executive Chair of the Board of Directors
Shelagh Glaser	122,805
Chief Financial Officer
Janet Lee	13,324
General Counsel and Corporate Secretary
Rick Mahoney	131,344
Former Chief Revenue Officer
John F. Runkel, Jr.	346,666
Former General Counsel and Corporate Secretary
All current executive officers as a group (5 persons)(1)	3,912,247
All current directors who are not executive officers as a group (10 persons)	—
Each nominee for election as a director(2)	3,738,882
Each associate of any executive officers, current directors or director nominees	—
Each other person who received or is to receive 5% of awards	—
All employees, excluding executive officers, as a group	52,411,492
(1)Includes Mr. Ghazi, Dr. de Geus, Ms. Glaser, Ms. Lee and Mike Ellow, Synopsys' Chief Revenue Officer.
(2)Reflects shares subject to stock awards that have been granted to Mr. Ghazi (572,518) and Dr. de Geus (3,166,364). Janice D. Chaffin, Bruce R. Chizen, Mercedes Johnson, Robert G. Painter, Jeannine P. Sargent, John G. Schwarz, Peter A. Shimer and Ravi Vijayaraghavan have not received any stock awards under the Equity Incentive Plan.

2026 Proxy Statement	51

As required pursuant to Section 14A of the Securities Exchange Act of 1934, as amended (the Exchange Act), we are requesting our stockholders cast a non-binding advisory vote on the compensation of our NEOs as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the narrative discussion on pages 52 to 95 of this Proxy Statement. Specifically, stockholders are being asked to approve the following resolution at the Annual Meeting:
RESOLVED, that the compensation paid to the named executive officers, as disclosed in this Proxy Statement pursuant to the SEC’s executive compensation disclosure rules, which disclosure includes the Compensation Discussion and Analysis, the compensation tables, and the narrative disclosures that accompany the compensation tables, is hereby approved.
This non-binding advisory vote is commonly referred to as a “say-on-pay” vote and is held annually. It is expected that the next say-on-pay vote will occur at the 2027 Annual Meeting of Stockholders.
Synopsys, Inc.
Compensation Discussion and Analysis
This Compensation Discussion and Analysis (CD&A) discusses the compensation of our NEOs for fiscal 2025.
Fiscal 2025 NEOs

Sassine Ghazi President and Chief Executive Officer	Dr. Aart J. de Geus Executive Chair	Shelagh Glaser Chief Financial Officer	Janet Lee General Counsel and Corporate Secretary	Rick Mahoney Former Chief Revenue Officer	John F. Runkel, Jr. Former General Counsel and Corporate Secretary

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PROPOSAL 3 — Advisory Vote to Approve Executive Compensation
Executive Summary
Fiscal 2025 Performance Overview
Synopsys delivered on key strategic and business initiatives in fiscal 2025 while refocusing our IP business in the face of market pivots and competitive challenges. In July 2025, we acquired Ansys, which we believe will accelerate our silicon to systems strategy and drive long-term growth. With the acquisition of Ansys, we strengthened our capabilities in advanced chip design technology and accelerated our expansion into new growth verticals. We are also focusing our investments and execution on the highest growth opportunities, including in our IP business, to better meet the market’s needs and enhance our competitiveness.
Executive Officer Transitions
In July 2025, in connection with the Closing, John F. Runkel, Jr. was succeeded by Janet Lee as our General Counsel and Corporate Secretary. Ms. Lee served as Ansys’ Senior Vice President, General Counsel and Secretary prior to the Closing. Mr. Runkel served in an advisory role as our Chief Legal Officer from July 2025 until January 2026 to ensure a successful transition and to provide support as we closed our 2025 fiscal year, following which his position was eliminated.
In November 2025, Mr. Mahoney ceased serving as Synopsys’ Chief Revenue Officer. Mr. Mahoney served in an advisory role as Executive Advisor from November 2025 until February 2026 to support the company in the 2025 fiscal year closing and to successfully transition key customer and partner relationships, following which his position was eliminated.
Both Mr. Runkel and Mr. Mahoney’s departures constitute Involuntary Terminations Without Cause, under and as defined in Synopsys’ Executive Severance Benefit and Transition Plan, entitling them to all the benefits set forth therein, subject to their execution of a separation and release agreement and compliance with certain restrictive covenants. These benefits include: (i) one year of base salary; (ii) pro-rated annual bonus for fiscal year 2025; (iii) 12 months of COBRA premium coverage; (iv) six months of accelerated vesting on time-based equity awards; and (v) continued compensation and benefits during their respective transition services periods. See the subsection titled “Potential Payments upon Termination of Employment or Change of Control” in the “Executive Compensation Tables” section below for more information regarding this plan as well as our potential or actual payment obligations as of the last day of fiscal 2025.
(1)Reflects results as of the end of fiscal 2025. Please see Appendix B for a reconciliation of non-GAAP operating margin and non-GAAP EPS to operating margin and EPS, the most directly comparable measures reported under U.S. generally accepted accounting principles (GAAP) as well as information regarding how these measures are calculated.
(2)Free cash flow is calculated as cash provided from operating activities less capital expenditures and capitalization of software development costs.
(3)“Backlog” means contracted but unsatisfied or partially unsatisfied performance obligations as of October 31, 2025, which includes non-cancellable Flexible Spending Account (FSA) commitments from customers where actual product selection and quantities of specific products or services are to be determined by customers at a later date, and excludes future sales-based royalty payments from the remaining performance obligations. Approximately 45% of the backlog as of October 31, 2025, excluding non-cancellable FSA, is expected to be recognized as revenue over the next 12 months, with the remainder recognized thereafter. The majority of the remaining backlog is expected to be recognized in the following three years.

2026 Proxy Statement	53

PROPOSAL 3 — Advisory Vote to Approve Executive Compensation
BUSINESS HIGHLIGHTS(1)

Design Automation

Our Design Automation segment supplies mission-critical EDA software used to design and test chips and silicon, including AI-driven chip design to improve efficiency and accelerate the design, testing and manufacturing process. We provide software and hardware that our customers use to validate the electronic systems that incorporate chips and the software that runs on them, and technical services and support to help our customers develop advanced chips and electronic systems.
Our Ansys engineering S&A software products and services are part of our Design Automation segment and are widely used by engineers, designers, researchers and students across a broad spectrum of industries and academia, including high-tech, aerospace and defense, automotive, energy, industrial equipment, materials and chemicals, consumer products, healthcare and construction. These products enable customers to analyze designs on-premises and/or via the cloud, providing a common platform for fast, efficient and cost-conscious product development, from design concept to final-stage testing, validation and deployment.
•Design Automation achieved fiscal 2025 revenue of $5.30 billion, up 25.6% year-over-year, with an adjusted operating margin of 41.7%.
•We demonstrated the value of our GenAI capabilities to accelerate design workflows from days to hours, and hours to minutes, while introducing the foundation for the next frontier in AI—AgentEngineerTM technology for chip design.
•We introduced new AI features across the Ansys portfolio, including Ansys Engineering Copilot™, a new multifunctional virtual AI assistant integrated into Ansys simulation and analysis products.
•We integrated NVIDIA Omniverse technology into Ansys S&A products to accelerate physical AI development and create enhanced digital twins.
•We partnered with the world’s leading foundries to usher in the angstrom era of semiconductor manufacturing.
•Through collaboration with NVIDIA, we are enhancing AI integrations for smarter manufacturing, chip design, and physics simulation, enabling AI and GPU-accelerated computing across engineering workloads to make engineering smarter, faster, and more intuitive.
•We introduced Synopsys HAPS-200 prototyping and ZeBu-200 emulation systems, expanding our leading hardware-assisted verification portfolio to advance the pace and impact of next-generation AI chip design.

Design IP

Our Design IP segment offers a broad and comprehensive portfolio of semiconductor IP solutions, which are pre-designed circuits that engineers use as components of larger chip designs to reduce integration risk and speed time to market. We also provide architecture design expertise, including signal and power integrity analysis and IP hardening, to accelerate IP integration and silicon bring-up.
•Design IP achieved fiscal 2025 revenue of $1.75 billion, with an adjusted operating margin of 23.9%.
•We announced the industry's first Ultra Ethernet IP and UALink IP solutions, including controllers, PHYs, and verification IP, to meet the demand for standards-based, high-bandwidth, and low-latency HPC and AI accelerator interconnects.
•Our collaboration with Broadcom in AI infrastructures achieved interoperability between Synopsys' PCIe 6.x IP solution and Broadcom's PEX90000 series switch.
•We initiated a collaboration with Sima.ai, applying Synopsys' automotive IP and design tools to develop advanced chiplet architectures and reference SoC designs optimized for Advanced Driver Assistance Systems (ADAS) and In-Vehicle Infotainment (IVI).

(1)Adjusted operating margin for each segment was determined consistent with ASC 280, Segment Reporting. Appendix B includes a reconciliation of items that apply for a particular segment.

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PROPOSAL 3 — Advisory Vote to Approve Executive Compensation
Our Compensation Philosophy
We have designed our executive compensation program to attract, motivate and retain a team of highly qualified executives who will drive our success. To motivate and reward our NEOs to focus on our long-term business performance and increase long-term stockholder value, we have set out the following objectives:
Fiscal 2025 Executive Compensation Overview
The cornerstone of our compensation philosophy continues to be pay for performance. We closely align the compensation paid to our NEOs with the achievement of financial goals that we view as central to our business strategy and are intended to drive both short- and long-term performance.
Our three core elements of NEO direct compensation are base salary, an annual cash incentive opportunity and annual equity awards. Over 90% of the average total fiscal 2025 compensation of our current NEOs is performance-based and/or at risk. The graphic below reflects the approximate general distribution of these three core elements of NEO target total direct compensation (Target TDC) awarded during fiscal 2025 as determined by our Compensation Committee.

CHIEF EXECUTIVE OFFICER (MR. GHAZI)	AVERAGE OF THE OTHER NEOs(1)

(1)Calculated as if Ms. Lee had served in her position as General Counsel and Corporate Secretary for the entirety of fiscal 2025.

2026 Proxy Statement	55

PROPOSAL 3 — Advisory Vote to Approve Executive Compensation
Fiscal 2025 EIP and PRSU Funding Outcomes
Our performance against our fiscal 2025 goals for our fiscal 2025 Executive Incentive Plan (EIP) and outstanding PRSU awards reflects continued, strong execution and the resiliency of our business, offset by weakness in our business in China and in our Design IP segment. Our funding outcomes reflect this performance.
FISCAL 2025 EIP PERFORMANCE(1)

	Target	Performance Weighting (%)	Performance	Result
FUNDING THRESHOLD PAYMENT GOAL

Fiscal 2025 Non-GAAP Operating Margin	28.0%(2)	N/A	36.3%

CORPORATE FINANCIAL PERFORMANCE GOALS

Fiscal 2025 Revenue	$6.8 billion	50.0	$6.3 billion

Fiscal 2025 Non-GAAP Operating Margin	40.0%	50.0	36.3%

REVENUE GROWTH GOALS

Fiscal 2026 Revenue Backlog	$4.65 billion	N/A	100.5% of target

Fiscal 2027 Revenue Backlog	—(3)	N/A	112.3% of target

Achievement At Target	Achievement Above Target	Achievement Below Target
(1)See footnotes in the table below titled “Performance Against Fiscal 2025 Performance Measures" for more details.
(2)Represents 70.0% of our Fiscal 2025 Non-GAAP Operating Margin target of 40.0%.
(3)We consider our second-year revenue backlog target to be confidential, and the disclosure of this target would cause us competitive harm. In general, the Compensation Committee sets revenue backlog targets that it believes to be challenging but attainable with considerable effort by our NEOs and employees, and in the absence of significant deterioration in macroeconomic or broader industry conditions.

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PROPOSAL 3 — Advisory Vote to Approve Executive Compensation
STATUS OF PRSU AWARDS

	2023	2024	2025	2026	2027	Goals	Target	Performance	Result

Fiscal 2023 Annual PRSUs (2023 - 2025 Performance Period)	3 Out Of 3 Years Elapsed					CAGR Revenue Growth	13.0%	10.3%	0%

						rTSR	≥50th Percentile	38th Percentile	88%

Fiscal 2024 Annual PRSUs (2024 - 2026 Performance Period)		2 Out Of 3 Years Elapsed				CAGR Revenue Growth	(1)	In progress	In progress

						rTSR	≥50th Percentile	In progress	In progress

Fiscal 2025 Annual PRSUs (2025 - 2027 Performance Period)			1 Out of 3 Years Elapsed			CAGR Revenue Growth	(1)	In progress	In progress
						rTSR	≥50th Percentile	In progress	In progress

(1)We consider our Fiscal 2024 - 2026 CAGR Revenue Growth and Fiscal 2025 - 2027 CAGR Revenue Growth targets (the CAGR Targets) to be confidential, and the disclosure of the CAGR Targets prior to the completion of the performance period would cause us competitive harm. We intend to disclose the CAGR Targets after the performance period has been completed. In general, the Compensation Committee sets CAGR Targets that it believes to be challenging but attainable with considerable effort by our NEOs and employees, and in the absence of significant deterioration in macroeconomic or broader industry conditions.
For additional information on the status of the Fiscal 2023 Annual PRSUs, please refer to the “Payout Status of PRSU Awards” section beginning on page 70.
Advisory Vote on Executive Compensation
Our stockholders may cast an annual advisory vote on our NEO compensation. Although the vote is non-binding, the Compensation Committee considers the results of the say-on-pay vote when making compensation decisions, allowing our stockholders to provide input on our compensation philosophy, policies and practices.
The Compensation Committee believes that our most recent voting results demonstrate strong support for our compensation philosophy and executive compensation program, including changes made in prior years. Based on the most recent voting results and the feedback that we received through our stockholder engagement efforts, the Compensation Committee did not make changes to our annual compensation program in fiscal 2025. For additional information on our stockholder engagement efforts, please refer to the "Stockholder Engagement" section beginning on page 30.

Approximately 91% of voted shares (cast “for” or “against”) approved our NEO compensation last year.

2026 Proxy Statement	57

PROPOSAL 3 — Advisory Vote to Approve Executive Compensation
Compensation Practices and Governance Policies

What We Do	What We Don’t Do

✓ Pay for Performance. Performance-based pay represents a significant portion of our NEOs’ Target TDC
✓ Mix of Performance Goals. The performance goals for our incentive awards focus on both near-term and long-term goals
✓ Double Trigger Change of Control Benefits. Our NEO change of control agreements are “double trigger"
✓ Maximum Payout Caps. Our EIP and Equity Incentive Plan maintain maximum payout caps to avoid excessive payments and risk taking
✓ Compensation Recovery Policy. We maintain a compensation recovery policy for the recovery of incentive compensation paid to executive officers in the event of a financial restatement that is compliant with the Nasdaq Listing Standards and SEC requirements
✓ Robust Share Ownership Guidelines. All of our continuing NEOs are in compliance with our Share Ownership Guidelines
✓ Independent Compensation Committee. Our Compensation Committee is composed solely of independent directors
✓ Independent Compensation Consultant. Our Compensation Committee directly retains Aon as an independent compensation consultant
✓ Annual Advisory Say-on-Pay Vote. We hold an annual advisory say-on-pay vote and approximately 91% of votes cast approved our fiscal 2024 NEO compensation policies and procedures
✓ Equity Burn Rate Management. We continue to closely manage our equity budget and equity burn rate, limiting gross share usage to under 1.0% in fiscal 2025

✗ No Excessive Risks. Annual compensation risk assessment of executive compensation program to ensure no excessive risk taking
✗ No Excessive Change of Control Payments. Cash change of control payments do not exceed two times annual target cash incentive compensation
✗ No Golden Parachute Tax Gross Ups. We do not provide for “golden parachute” excise tax gross ups
✗ No Excessive Perks. We do not provide any excessive perquisites to our NEOs
✗ No Hedging or Pledging. All employees, including our NEOs, and our directors are prohibited from engaging in hedging or pledging our stock as collateral for a loan or using margin accounts
✗ No Repricing or Cash-out of Underwater Options. Our Equity Incentive Plan prohibits the repricing and cash-out of underwater options without stockholder approval
✗ No Dividends on Unvested Equity Awards. Our Equity Incentive Plan prohibits paying out dividends and dividend equivalents on unvested awards
✗ No Executive Pension Plans or SERPs. We only maintain a deferred compensation plan and a standard 401(k) plan

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PROPOSAL 3 — Advisory Vote to Approve Executive Compensation
Fiscal 2025 Executive Compensation

Core Fiscal 2025 Compensation Element(1)		Purpose	Key Characteristics

BASE SALARY
Chief Executive Officer	Average of Other NEOs	Compensates our NEOs for expected levels of day-to-day performance.	•Reflects expertise and scope of responsibilities in a competitive market for executive talent.

EXECUTIVE INCENTIVE PLAN (EIP)
Chief Executive Officer	Average of Other NEOs	Aligns NEO performance with near-term financial objectives and future revenue goals, which rewards contributions that have a multi-year impact and are aligned with our long-term strategic plan.	•Multiple performance metrics measuring financial performance. •Requires significant levels of achievement before payments are earned.

ANNUAL STOCK OPTIONS
Chief Executive Officer	Average of Other NEOs
Align interests of NEOs with long-term stockholder interests through incentivizing long-term stock price growth and encourage retention. Stock options are only valuable if our stock price increases over time.
•Four-year vesting subject to continued employment.

ANNUAL RSUs
Chief Executive Officer	Average of Other NEOs
Align interests of NEOs with long-term stockholder interests through incentivizing long-term stock price growth and encourage retention while managing dilution. Have upside potential but deliver value even during periods of market or stock price underperformance.
•Four-year vesting subject to continued employment.

ANNUAL PRSUs
Chief Executive Officer	Average of Other NEOs
Align interests of NEOs with long-term stockholder interests through incentivizing continued revenue growth and relative stock price performance over a multi-year performance period and encourage retention. The rTSR modifier helps align payouts with stockholder experience.
•Vesting subject to achievement of revenue growth and rTSR performance: •Three-year performance period. •Mandatory downward adjustment if rTSR below 50th percentile.

(1)Calculated as if Ms. Lee had served in her position as General Counsel and Corporate Secretary for the entirety of fiscal 2025.

2026 Proxy Statement	59

PROPOSAL 3 — Advisory Vote to Approve Executive Compensation
Base Salary
Base salaries compensate our NEOs for expected levels of day-to-day performance and are based on:
•each NEO’s role and responsibilities,
•our financial performance projections,
•pay at comparable companies,
•our budget for the coming year,
•historical salary levels (if applicable), and
•the resulting total target cash compensation that can be earned given the individual’s base salary and related target annual cash incentive opportunity.
The base salaries of our current NEOs for fiscal 2025 are set forth below. In connection with her hire and appointment as General Counsel and pursuant to her offer letter, Ms. Lee received an initial annual base salary of $410,000 per year, which was pro-rated for fiscal 2025, and reflects her role and responsibilities as well as internal pay equity, market competitiveness and historical pay considerations.

NEO	Fiscal 2025 Base Salary ($)	Fiscal 2024 Base Salary ($)	Base Salary Increase (Decrease) (%)	Primary Reasons for the Change
Sassine Ghazi	900,000	840,000	7.1
Reflects Mr. Ghazi's continued growth as our Chief Executive Officer and market competitiveness considerations. Following this adjustment, Mr. Ghazi's base salary was around the median percentile for equivalent roles at our peers.

Dr. Aart J. de Geus	225,000	725,000	(69.0)	Reflects evolution of Dr. de Geus' role and the transition of chief executive officer responsibilities to Mr. Ghazi.
Shelagh Glaser	600,000	600,000	—	No increase.
Janet Lee	410,000	—	—	Not applicable as Ms. Lee was not employed in fiscal 2024.
Rick Mahoney	450,000	450,000	—	No increase.
John F. Runkel, Jr.	450,000	450,000	—	No increase.

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PROPOSAL 3 — Advisory Vote to Approve Executive Compensation
Short-Term Cash Incentives
Executive Incentive Plan (EIP). We utilize annual cash incentive compensation to align NEO performance with near-term financial objectives and future revenue goals, which reward contributions that have a multi-year impact. These cash incentive payments can be earned by our NEOs only if we achieve a significant level of our financial performance goals, which are intended to advance our long-term strategic plans and, ultimately, stockholder value. Our Compensation Committee grants cash incentive compensation opportunities under our EIP and approves cash incentive targets, performance goals and payout matrices that determine how much of the target may be paid at each level of achievement of our performance goals.
After the end of the fiscal year, the Compensation Committee determines whether a threshold payment goal has been satisfied. If the threshold payment goal has been satisfied, an NEO is eligible to receive up to 225% of the NEO’s cash incentive target. The Compensation Committee then uses their best business judgment to determine the amount of each NEO's actual cash incentive awards, based on:
•a pre-determined payout formula provided in the EIP to calculate the amount of potential cash incentive payments,
•management's recommendations to the Compensation Committee regarding individual performance,
•Synopsys' achievement of other financial goals, product milestones or strategic goals,
•cross-functional teamwork and collaboration,
•unforeseen changes in the economy and/or geopolitical climate, and
•any other factors deemed material by the Compensation Committee.
The cash incentive targets, performance goals, payout matrices and payout formula for fiscal 2025 are described in the sections that follow.
Fiscal 2025 Cash Incentive Targets. A cash incentive target is the amount of cash incentive compensation that an NEO could earn if we achieve all of our performance goals. Targets are expressed as a percentage of the NEO’s base salary. In reviewing targets, our Compensation Committee takes into consideration:
•each NEO’s role and responsibilities,
•our financial performance projections,
•the budget for the coming year,
•pay at comparable companies,
•historical compensation levels, and
•the resulting total target cash compensation that can be earned given the individual’s base salary and related target cash incentive opportunity.
Dr. de Geus did not participate in the cash incentive program for fiscal 2025 in reflection of his role as Executive Chair. The cash incentive targets for each of our NEOs, other than Dr. de Geus, for fiscal 2025 as compared to fiscal 2024 are summarized below. For fiscal 2025, in no event could an actual cash incentive payment to any NEO exceed 225% of the NEO’s cash incentive target, the maximum funding level under the EIP. Pursuant to her offer letter with Synopsys, Ms. Lee’s cash incentive target for fiscal 2025 included a pro-rated target incentive opportunity of 90% under the EIP, reflecting her Synopsys service time following the Closing, as well as 100% of her target cash incentive award opportunity under Ansys’ annual cash incentive plan, which was forfeited upon her joining Synopsys. Ms. Lee’s target incentive opportunity under the EIP reflects her role and responsibilities as well as internal pay equity, market competitiveness and historical pay considerations.

NEO	Fiscal 2025 Cash Incentive Target (% of Salary)	Fiscal 2024 Cash Incentive Target (% of Salary)	Cash Incentive Target Increase (%)	Primary Reasons for the Change
Sassine Ghazi	200	200	—	No increase.
Shelagh Glaser	110	100	10.0	Reflects the breadth of Ms. Glaser’s role, internal alignment as a key member of the executive leadership team, and market competitiveness considerations.
Janet Lee	90	—	—	Not applicable as Ms. Lee was not employed in fiscal 2024.
Rick Mahoney	150	150	—	No increase.
John F. Runkel, Jr.	90	80	12.5	Reflects Mr. Runkel’s strong contributions to Synopsys, including his role on the Ansys transaction, and internal pay equity and market competitiveness considerations.

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FISCAL 2025 PERFORMANCE MEASURES
For fiscal 2025, our Compensation Committee selected a mix of performance measures that it believed would incentivize our NEOs to focus on sustained performance rather than short-term accomplishments and would contribute to our consistent revenue growth and profitability achievement. The Compensation Committee based the financial goals on Synopsys' fiscal 2025 operating plan approved by the Board.
The EIP was structured to provide a limited payment opportunity when target performance goals are narrowly missed. We believe this reduces our exposure to excessive risk-taking that can arise with “all or nothing” performance conditions and subjects our NEOs to a higher performance standard when compared to standard industry practice.

Performance Goals & Metrics	Rationale	Impact on EIP & Other Key Features
FUNDING THRESHOLD PAYMENT GOAL
Fiscal 2025 Non-GAAP Operating Margin (Percentage of Fiscal 2025 Non-GAAP Operating Margin Target)
Establishes the level of performance that must be achieved before any payment can be attained under the EIP.
We do not believe our NEOs should earn a cash incentive award unless Synopsys attains a minimum level of profitability.
If the threshold payment goal is achieved, each NEO would be eligible to earn up to 225% of their cash incentive target based on achievement of the goals below and other factors that the Compensation Committee considers relevant, as described above.
CORPORATE FINANCIAL PERFORMANCE GOALS
Fiscal 2025 Revenue
Incentivizes revenue growth and rewards efforts to retain customers and expand our business. Weighted at 50% of Corporate Financial Performance Goals to reflect balanced focus on revenue growth and operating margin.
Must achieve ≥90% weighted average of Corporate Financial Performance Goals (50% Fiscal 2025 Revenue and 50% Fiscal 2025 Non-GAAP Operating Margin) before any payment could be earned.
Fiscal 2025 Non-GAAP Operating Margin	Ensures appropriate investment mix to drive profitability, reduce expenses and support operating effectiveness. Weighted at 50% of Corporate Financial Performance Goals.
REVENUE GROWTH GOALS
Fiscal 2026 Revenue Backlog (Referred to elsewhere as Revenue Growth Goal)
Encourages our NEOs to address revenue predictability in the near term but also supports working with customers to develop purchasing strategies that align with their business and help phase in new technologies.
Achieving <92% of Revenue Growth Goal will result in no greater than 85% of Revenue Growth Achievement Factor.
Fiscal 2027 Revenue Backlog (Referred to elsewhere as Long-Term Revenue Growth Goal)	Encourages our NEOs to address revenue growth in the longer term, thereby rewarding contributions that have a multi-year impact.	No multiplier for Long-Term Revenue Growth Goal if not fully achieved.

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PERFORMANCE AGAINST FISCAL 2025 PERFORMANCE MEASURES
Our fiscal 2025 threshold goal to earn any payment was 70.0% of our fiscal 2025 non-GAAP operating margin target of 40.0%, or 28.0%.(1) We achieved this target by attaining a non-GAAP operating margin of 36.3% for fiscal 2025 and, therefore, the threshold payment goal was satisfied and each of our NEOs was eligible to earn up to 225% of his or her annual cash incentive target, the maximum funding level under the EIP. Our other performance goals targets are set forth below.

ACHIEVED	Threshold Performance Goal for Non-GAAP Operating Margin

Corporate Financial Performance Goals	Performance Weight (%)	Fiscal 2025 Achieved (%)
Fiscal 2025 Revenue	50.0	92.6
Fiscal 2025 Non-GAAP Operating Margin(1)	50.0	90.8
Average Achievement		91.7

Revenue Growth Goals	Fiscal 2025 Target	Fiscal 2025 Achieved (%)
Fiscal 2026 Revenue Backlog(2) (Referred to elsewhere as Revenue Growth Goal)		100.5
Fiscal 2027 Revenue Backlog(2) (Referred to elsewhere as Long-Term Revenue Growth Goal)	—(3)	112.3
(1)Please see Appendix B for a reconciliation of non-GAAP operating margin and non-GAAP EPS growth to operating margin and EPS, the most directly comparable measures reported under U.S. GAAP as well as information regarding how these measures are calculated.
(2)“Backlog” means contracted but unsatisfied or partially unsatisfied performance obligations as of October 31, 2025, which includes non-cancellable Flexible Spending Account commitments from customers where actual product selection and quantities of specific products or services are to be determined by customers at a later date, and excludes future sales-based royalty payments from the remaining performance obligations. Approximately 45% of the backlog as of October 31, 2025, excluding non-cancellable FSA, is expected to be recognized as revenue over the next 12 months, with the remainder recognized thereafter. The majority of the remaining backlog is expected to be recognized in the following three years.
(3)We consider our Long-Term Revenue Growth Goal to be confidential, and the disclosure of this target would cause us competitive harm. In general, the Compensation Committee sets revenue backlog targets that it believes to be challenging but attainable with considerable effort by our NEOs and employees, and in the absence of significant deterioration in macroeconomic or broader industry conditions.

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PROPOSAL 3 — Advisory Vote to Approve Executive Compensation
PERFORMANCE GOAL ACHIEVEMENT FACTOR MATRICES
The Compensation Committee also approved the performance goal achievement factor matrices described below to determine how much of the target could be paid at each level of achievement of our performance goals.
Fiscal 2025 Corporate Financial Performance Achievement Factor Matrix
The Corporate Financial Performance Achievement Factor was calculated pursuant to the payout matrix set forth in the table and graph below and the weighted average achievement of our two Corporate Financial Performance Goals for fiscal 2025. Further, a 90% weighted average achievement of the Corporate Financial Performance Goals was required before our NEOs could earn an award under the EIP.
CORPORATE FINANCIAL PERFORMANCE ACHIEVEMENT FACTOR
(BASED ON FISCAL 2025 REVENUE AND OPERATING MARGIN)

Percentage of Weighted Average Achievement of Corporate Financial Performance Goals	Corporate Financial Performance Achievement Factor
105.5% or greater	150%
100%	100%
90%	70%
Less than 90%	0%
Our Corporate Financial Achievement Factor for fiscal 2025 was 74.5% based on a weighted average achievement of Corporate Financial Performance Goals of 91.7%.

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PROPOSAL 3 — Advisory Vote to Approve Executive Compensation
Fiscal 2025 Revenue Growth Achievement Factor Matrix
The Revenue Growth Achievement Factor was calculated pursuant to the payout matrix set forth in the table and graph below and the achievement of our Revenue Growth Goal for fiscal 2025.
REVENUE GROWTH ACHIEVEMENT FACTOR
(BASED ON FISCAL 2026 REVENUE BACKLOG)

Percentage of Achievement of Revenue Growth Goal	Revenue Growth Achievement Factor
≥105%	150%
99.5% - 100.5%	100%
<92%	85%
Our Revenue Growth Achievement Factor for fiscal 2025 was 100.0% due to achievement of revenue growth of 100.5%.
Fiscal 2025 Long-Term Revenue Growth Goal Multiplier Matrix
For fiscal 2025, achieving 100% or greater of the Long-Term Revenue Growth Goal would result in application of the Long-Term Revenue Growth Multiplier of 110%. No multiplier would be applied for any achievement below 100%.
LONG-TERM REVENUE GROWTH ACHIEVEMENT FACTOR
(BASED ON FISCAL 2027 REVENUE BACKLOG)

Percentage of Achievement of Long-Term Revenue Growth Goal	Long-Term Revenue Growth Achievement Factor
100% or greater	110%
Less than 100%	100%
Our Long-Term Revenue Growth Multiplier for fiscal 2025 was 110.0% due to achievement of 112.3% of our Long-Term Revenue Growth Goal.

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PROPOSAL 3 — Advisory Vote to Approve Executive Compensation
EIP Payment Formula. Following achievement of the threshold goal required to earn any payment, actual cash incentive payments were only earned after our Compensation Committee reviewed the potential cash incentive payment calculations under the EIP Payment Formula that was approved in early 2025, as set forth below.

Potential Cash Incentive Payment	=	Cash Incentive Target	X	Corporate Financial Performance Achievement Factor	X	Revenue Growth Achievement Factor (if applicable)	X	Long-Term Revenue Growth Goal Multiple (if applicable)
The Compensation Committee was empowered to adjust potential cash incentive payments, regardless of whether any multiplier was earned. In no event could an actual cash incentive payment to an NEO exceed 225% of the NEO’s cash incentive target.
Actual Fiscal 2025 Cash Incentive Payments. Based on our achievement of EIP performance goals, the calculation of individual cash incentives, using the EIP Payment Formula yielded potential calculated awards of 81.95% of our NEOs’ targets, which was based on:

81.95%				74.5%		100.0%		110.0%
Achieved Cash Incentive Payment	=	Cash Incentive Target	X	Corporate Financial Performance Achievement Factor	X	Revenue Growth Achievement Factor	X	Long-Term Revenue Growth Achievement Factor
As discussed above, the Compensation Committee uses discretion to determine the amount of each NEO's actual cash incentive awards based on multiple factors, including the EIP Payment Formula to calculate the amount of potential cash incentive payments, management's recommendations to the Compensation Committee regarding individual performance, our achievement of other financial goals, product milestones or strategic goals, cross-functional teamwork and collaboration, and more. Following the Compensation Committee’s consideration of these factors, it determined to set actual cash incentive payments made under the EIP based on the actual amounts calculated using the EIP Payment Formula and approved fiscal 2025 actual cash incentive payments under the EIP at 81.95% of target for all plan participants, on average, as a group, with actual payout amounts based in part on individual contributions.
The table below shows the target fiscal 2025 EIP cash incentive payments, the maximum amount of cash incentive payments that would have been made based on achievement of our threshold payment goal, and the actual cash incentive payments that were made as a result of the Compensation Committee’s process discussed above.

NEO	Target Cash Incentive Payment ($)	Calculated Potential Maximum Cash Incentive Amount Based on Achievement of Threshold Payment Goal (Equal to 225% of Target) ($)	Actual Cash Incentive Payment ($)
Sassine Ghazi	1,800,000	4,050,000	1,194,831
Shelagh Glaser	660,000	1,485,000	438,105
Janet Lee(1)	108,769	244,730	89,136(2)
Rick Mahoney	675,000	1,518,750	553,163
John F. Runkel, Jr.	405,000	911,250	331,898
(1)Ms. Lee’s target and maximum cash incentive amounts are calculated based upon her pro-rated salary for fiscal 2025.
(2)Ms. Lee also received 100% of her target cash incentive award opportunity under Ansys’ annual cash incentive plan, which was paid following the Closing.

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Equity Awards
We believe that equity awards align the interests of our NEOs with the long-term interests of our stockholders by rewarding long-term value creation and by providing retention incentives through multi-year vesting periods.
FISCAL 2025 EQUITY AWARDS – ANNUAL EQUITY AWARDS
Our Compensation Committee granted the following annual equity awards in the first quarter of fiscal 2025 to each of our NEOs other than Ms. Lee under our Equity Incentive Plan:

Annual performance-based restricted stock units (Annual PRSUs), which are eligible to vest only upon the achievement of pre-established performance criteria over a three-year performance period. See table below for more information on the Fiscal 2025 PRSU Program.

Annual time-based restricted stock units (Annual RSUs), which vest in four equal annual installments to contribute to longer-term retention. Annual RSUs also promote long-term performance as their value is directly linked to increases and decreases in our stock price, further aligning NEO interests with long-term stockholders. Annual RSUs have upside potential but deliver value even during periods of market or stock price underperformance.

Annual stock options with time-based vesting, which vest over four years with 25% of the shares vesting on the one-year anniversary of the grant date, and the remaining shares vesting quarterly thereafter. Annual stock options encourage long-term performance as they are only valuable if our stock price increases over time, as the awards vest.

Ms. Lee did not participate in our fiscal 2025 annual equity program, given the timing of her hire and appointment, and instead received a new hire RSU grant valued at $3,000,000 following the Closing, which is intended to serve as a long-term retention vehicle and align her interests with those of our stockholders. Further, pursuant to the Merger Agreement, Ms. Lee will also continue to vest in her outstanding legacy Ansys equity awards. Pursuant to Ms. Lee’s offer letter and as provided for in the Merger Agreement, such legacy equity awards will vest only based on time in service, and any performance conditions will no longer apply.
Summary of the Fiscal 2025 PRSU Program
The fiscal 2025 PRSU program is designed to promote continued revenue growth and sustained value creation for our stockholders. The material features of the fiscal 2025 PRSU program are described in the table below.

	Performance Period & Goal	rTSR Modifier	Vesting Schedule
2025 PRSUs	Based on three-year revenue growth goal for the fiscal 2025 to 2027 period
rTSR modifier based on our stock price ranking as measured against the S&P 500 Information Technology Sector Index(1) over a three-year period
Performance below 50th percentile results in downward adjustment, and performance above 50th percentile results in upward adjustment

Cliff vests after three years
100% after three-year performance period upon certification of achievement against goals by the Compensation Committee (subject to continued employment through the certification date)

RATIONALE	Incentivizes long-term sustained revenue growth
Strong performance, as measured by the revenue growth, is fully rewarded only if it also results in above-median shareholder returns. Incentivizes long-term sustained value creation over three-year period relative to other tech companies, aligns executive officer interests with long-term stockholder interests, and filters out macroeconomic and other factors that are not within management’s control
Encourages long-term retention as well as promotes long-term performance, as PRSUs are directly subject to increases and decreases in our stock price, further aligning NEO interests with long-term stockholder interests
(1)The S&P 500 Information Technology Sector Index was selected to provide a broad representation of the potential opportunity cost of investing in Synopsys vs. other technology companies from an investor’s perspective.

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Target Value. The size of the annual equity awards granted to each NEO in the first quarter of fiscal 2025 is based on an estimated target dollar value. In determining the target dollar value of each NEO’s annual equity awards, the Compensation Committee considered:
•the NEO’s role and responsibilities,
•historical compensation levels,
•the impact of award size on our burn rate,
•pay at comparable companies, which has evolved in recent years to reflect our growth, and
• internal pay equity.
Our equity budget for the coming year was also a critical factor, as the Compensation Committee is mindful of potential stockholder dilution and internal pay equity between our NEOs and employees in general when approving grants.
The target dollar value was converted into a number of shares based on estimated conditions on the grant date, as described in “Equity Element Allocation” below. The following table sets forth the initial target value of each NEO’s equity grants as considered by the Compensation Committee, compared to the previous year's initial target value. The target dollar value for each NEO's annual equity awards differ from the actual grant date fair values reported in the “Stock Awards” column in the "Summary Compensation Table" on page 80 and the "Grants of Plan-Based Awards" table on page 82, which are computed in accordance with stock-based compensation accounting principles and reflect the accounting value on the grant date. The PRSU values in the Summary Compensation Table reflect a Monte Carlo simulation valuation model performed as of the date of grant and include a relative stock price model that may significantly change the reported value depending on changes in our stock price.
In connection with her hire and appointment as General Counsel and pursuant to her offer letter, Ms. Lee received an initial equity grant with a value of $3,000,000, which reflects her role and responsibilities as well as internal pay equity, market competitiveness and historical pay considerations.

Initial Target Dollar Value for Annual Equity Grants of All NEOs
NEO	Fiscal 2025 Approved Target Dollar Value ($)	Fiscal 2024 Approved Target Dollar Value ($)	Increase (Decrease) from Fiscal 2024 (%)	Primary Reasons for the Change
Sassine Ghazi	18,000,000	15,000,000	20.0
Reflects Mr. Ghazi's continued growth as our CEO, market competitiveness considerations, and the desire to emphasize performance-based compensation and strengthen the retention power for Mr. Ghazi. Following this adjustment, Mr. Ghazi's target dollar value was around the median percentile for equivalent roles at our peers.

Dr. Aart J. de Geus	4,950,000	8,000,000	(38.1)	Reflects evolution of Dr. de Geus' role and the transition of chief executive officer responsibilities to Mr. Ghazi.
Shelagh Glaser	6,000,000	6,000,000	—	No increase.
Janet Lee	—	—	—	Not applicable as Ms. Lee did not participate in our annual equity award program in fiscal 2025 and fiscal 2024.
Rick Mahoney	5,000,000	5,970,000	(16.2)	Reflects alignment to compensation for equivalent roles in the market.
John F. Runkel, Jr.	2,300,000	2,300,000	—	No increase.

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Equity Element Allocation. After choosing the estimated target dollar value for each NEO’s annual equity awards, the Compensation Committee sought to allocate approximately 50% of the dollar value to PRSUs to ensure that a significant portion of each NEO’s annual equity awards is tied to key performance goals, with the remaining 50% of the dollar value equally divided between RSUs and stock options. To determine the target number of annual PRSUs and RSUs that were granted to the NEOs in fiscal 2025, the Compensation Committee used our closing stock price on the grant date to calculate an award worth approximately 75% of the estimated target dollar value, with approximately 50% allocated towards PRSUs and approximately 25% allocated towards RSUs. For annual stock options, the Compensation Committee used a Black-Scholes option-pricing model to estimate the fair value of a stock option share on the expected grant date.
Equity Vesting. Annual stock options vest as to 25% of the shares subject to the option grant on the first anniversary of the grant date and as to 3/48ths of such shares per quarter thereafter, such that all shares subject to the option will be fully vested on December 18, 2028, subject to the NEO providing continuous services to us. Annual RSUs vest as to 25% of the shares subject to the award on each anniversary of the vesting commencement date, such that the entire award will be fully vested on December 8, 2028, subject to the NEO providing continuous services to us. The Fiscal 2025 Annual PRSUs vest over a three-year performance period from fiscal 2025 to 2027. For further detail, see footnote 12 to the “Outstanding Equity Awards at Fiscal 2025 Year-End” table on page 83.
Fiscal 2025 Annual PRSU Terms. For our Fiscal 2025 Annual PRSUs, the Compensation Committee selected Synopsys’ compound annual growth rate of revenue for the fiscal 2025 to 2027 period (the 2025 - 2027 Revenue CAGR). The actual number of shares that are eligible to vest depends on the level of achievement of our 2025 - 2027 Revenue CAGR goal (the Fiscal 2025 - 2027 Revenue CAGR Goal). Achievement below 80% of our 2025 - 2027 Revenue CAGR goal will result in no PRSUs being earned. Further, rTSR below the 25th percentile will result in a modifier of 0% being applied and no PRSUs being earned. We consider our 2025 - 2027 Revenue CAGR target to be confidential, and the disclosure of such target prior to the completion of the performance period would cause us competitive harm. We intend to disclose the target after the completion of the performance period.
Overview of Fiscal 2025 PRSU Performance Goals

Number of PRSUs Earned	=	Target Number of PRSUs Granted	X	Fiscal 2025 — 2027 Revenue CAGR Multiplier	X	rTSR Rank Modifier

Fiscal 2025 - 2027 Revenue CAGR Multiplier. The Fiscal 2025 - 2027 Revenue CAGR Multiplier will be calculated pursuant to the payout matrix set forth in the table and graph below following the completion of fiscal 2027 based on achievement against the Fiscal 2025 - 2027 Revenue CAGR Goal set forth below.
FISCAL 2025 PRSUs REVENUE CAGR MULTIPLIER

Percentage Achievement of Revenue CAGR Goal	Percentage of Annual PRSUs Eligible to be Earned
110% or greater	150%
100%	100%
80%	50%
Less than 80%	0%

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Adjustments. The Compensation Committee will adjust the 2025 - 2027 Revenue CAGR for any fiscal year during the performance period to: (1) add back (i) all unreimbursed lost revenue incurred as a result of unusual or non-recurring transactions or events during the performance period to the extent such unreimbursed lost revenues exceed $100,000,000; (ii) all lost revenue as a result of changes in trade or public policies to the extent that such lost revenue exceeds $100,000,000; (iii) revenue for any negative incremental impact that exceeds $100,000,000 and is the result of a new accounting standard or guidance issued by the Financial Accounting Standards Board (FASB), SEC or other governing accounting body adopted or applied by Synopsys; and (iv) any revenue exceeding $100,000,000 for any business or segment of a business that has been sold, discontinued, or spun-off during the performance period, calculated on a per disposition basis from the same period from the last full year of operations prior to disposal, and (2) exclude, for all fiscal years in the performance period, all post-acquisition revenue of businesses acquired during the performance period exceeding $100,000,000 calculated on a per acquisition basis.
rTSR Modifier. The rTSR Modifier will be calculated pursuant to the payout matrix set forth in the table and graph below based on Synopsys’ rTSR ranking as measured against the S&P 500 Information Technology Sector Index following the completion of fiscal 2027 as set forth below.
FISCAL 2025 PRSUs rTSR MODIFIER

Percentile Achievement of rTSR Modifier	Percentage of Annual PRSUs Eligible to be Earned
≥75th Percentile	125%
50th Percentile	100%
25th Percentile	75%
<25th Percentile	0%
PAYOUT STATUS OF PRSU AWARDS
The Compensation Committee previously approved the Fiscal 2024 Annual PRSUs and the Fiscal 2025 Annual PRSUs, which are annual PRSU grants to our NEOs with three-year performance periods. These PRSUs are each eligible to vest only upon the achievement of a pre-established compound annual growth rate of revenue goal and the application of an rTSR modifier, in each case over a three-year performance period. The Compensation Committee will certify any payout on the Fiscal 2024 Annual PRSUs and the Fiscal 2025 Annual PRSUs following the completion of fiscal 2026 and fiscal 2027, respectively.
Status of Fiscal 2023 PRSU Awards
The Compensation Committee previously approved annual PRSU grants to our NEOs (the Fiscal 2023 Annual PRSUs), which were eligible to vest only upon the achievement of a pre-established compound annual growth rate of revenue goal of 13.0% (the FY23-25 Revenue CAGR) for the fiscal 2023 to 2025 period (the FY23-25 Revenue CAGR Multiplier) and the application of an rTSR modifier, in each case, over a three-year performance period, and continued service through the date that the Compensation Committee certifies such achievement. The payout formula for the Fiscal 2023 Annual PRSUs was the same as the payout formula for the Fiscal 2025 Annual PRSUs discussed above.
Following the completion of fiscal 2025, the Compensation Committee certified FY23-25 Revenue CAGR of 10.3%, which resulted in a FY23-25 Revenue CAGR Multiplier of 0%, and an actual rTSR Modifier at the 38th percentile as measured against the S&P 500 Information Technology Sector Index, which resulted in an rTSR Rank Modifier of 88%.

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The application of the FY23-25 Revenue CAGR Multiplier and the rTSR Modifier resulted in a 0% payout factor. Each NEO’s number of PRSUs that were earned and vested on the Compensation Committee certification date, are set forth in the table below.

NEO	Target PRSU Shares (#)	PRSUs that Were Earned and Vested on 12/16/25 (#)
Sassine Ghazi	10,580	—
Dr. Aart J. de Geus	14,107	—
Shelagh Glaser	6,348	—
Rick Mahoney	6,348	—
John F. Runkel, Jr.	3,245	—
Other Benefits

General Health, Welfare and Other Benefit Plans	Perquisites and Other Benefits

Our NEOs are eligible to participate in a variety of employee benefit plans on the same terms as our other employees, including medical, dental and vision care plans, life and disability insurance, our tax-qualified 401(k) plan, and our Employee Stock Purchase Plan. We believe these benefits are consistent with benefits provided by our peer group and help us attract and retain high quality executives.
No executive perquisites or other special executive benefits were given to our NEOs in fiscal 2025. In general, Synopsys and our Compensation Committee do not provide perquisites to our NEOs.

Deferred Compensation Plans

We offer a deferred compensation program that allows highly compensated individuals, including our NEOs, to save a portion of their compensation on a tax-deferred basis to remain competitive with our peer companies and because the tax benefit it offers comes at a relatively low cost to us. The program is currently administered through a non-qualified deferred compensation plan. Under this plan, participants may elect to defer up to 50% of their salaries and up to 100% of their cash incentive compensation.

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Severance and Change of Control Benefits

Name of Plan	Material Features	Rationale

Executive Change of Control Severance Benefit Plan (Covers all NEOs except for Chief Executive Officer and Executive Chair)
•“Double trigger” provisions, comparable to benefits offered by members of our peer group.
•A departing executive officer must sign a separation and release agreement acceptable to us as a condition to receiving post-employment compensation payments or benefits.

•The Compensation Committee believes that these severance protection benefits are necessary to provide stability among our executive officers, serve to focus our executive officers on our business operations, and avoid distractions in connection with a potential change of control transaction or period of uncertainty.
•“Double trigger” provisions preserve morale and productivity, encourage executive retention to maintain the stability of our business during a change of control, and protect executives in the event of job loss.
•Offering benefits comparable to benefits offered by members of our peer group helps us attract talented executives and maintain a consistent management team.

Executive Severance Benefit and Transition Plan (Covers all NEOs except for Chief Executive Officer and Executive Chair)
•Limited cash severance and equity acceleration benefits, comparable to benefits offered by members of our peer group.
•A departing executive officer must sign a separation and release agreement acceptable to us and comply with certain non-compete, non-solicitation and non-disparagement provisions as a condition to receiving post-employment compensation payments or benefits.
•Further, an executive officer may be required to serve as a part-time employee in a pre-defined role for up to 9 months (at a greater than 50% rate with proportionately reduced base salary) at the sole discretion and request of Synopsys to ensure a smooth transition.
•Offering benefits comparable to benefits offered by members of our peer group helps us attract talented executives and maintain a consistent management team.

Chief Executive Officer Employment Agreement (Sassine Ghazi)
•Limited cash severance benefits outside of a change of control and double trigger provisions in the event of a change of control, comparable to benefits offered by members of our peer group.
•Departing chief executive officer must sign a separation and release agreement as a condition to receiving post-employment compensation payments or benefits.
•Offering benefits comparable to benefits offered by members of our peer group helps us attract talented executives and maintain a consistent management team.

Executive Chair Agreement (Dr. Aart J. de Geus)
•No severance benefits outside of a change of control and double trigger provisions in the event of a change of control.
•Departing executive chair must sign a separation and release agreement as a condition to receiving post-employment compensation payments or benefits.

•Offering benefits comparable to benefits offered by members of our peer group helps us attract talented executives and maintain a consistent management team, particularly for our chief executive officer.

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Name of Plan	Material Features	Rationale

Offer Letter (Janet Lee)	•Legacy Ansys awards that converted into Synopsys awards will accelerate upon a qualifying termination that occurs within 36 months following the Closing.	•Was previously entitled to these benefits under Ansys’ severance plan. •Supports our objective of attracting and retaining strong executive talent.

Equity Plan
•If Synopsys is acquired and the surviving company does not assume, replace, or otherwise continue our outstanding equity awards, our Equity Incentive Plan provides that all equity awards held by employees will fully vest.

•We provide this benefit to all employees who hold equity awards under our Equity Incentive Plan to promote the stability and focused service of our workforce during a potentially uncertain time, particularly for our executive chair.

See the subsection titled “Potential Payments upon Termination of Employment or Change of Control” in the “Executive Compensation Tables” section below for more information regarding each of these plans or arrangements as well as our potential or actual payment obligations as of the last day of fiscal 2025.
Key Fiscal 2026 NEO Compensation Decisions
Our Compensation Committee evaluated the design of our incentive compensation programs during the fiscal 2026 compensation planning cycle. As part of the integration and alignment of compensation policies across Synopsys and Ansys, the Compensation Committee approved a shift of RSU vesting schedules for all employees from four years to three years, with semi-annual vesting. The Compensation Committee determined that this change was appropriate to harmonize equity compensation practices across the combined organization and to enhance retention during the integration period.
In addition, in connection with this evaluation, the Compensation Committee determined that Synopsys would discontinue the use of stock options, as it believes RSUs better align the interests of our executives with our stockholders while managing stockholder dilution and providing greater transparency and predictability to executives in the value of their compensation. The Compensation Committee also determined to grant a portion of each NEO's equity awards in the form of PRSUs that are earned solely based on a relative TSR metric, and to shift relative TSR from a plan modifier to a core performance metric. These changes were made to reinforce the long-term alignment of our executive compensation program with stockholder value creation relative to our peers.
The Compensation Committee also increased the performance-based component of Mr. Ghazi's annual equity package from 50% to 60%, consistent with compensation best practices and to ensure greater alignment with our long-term strategic objectives. Mr. Ghazi will receive an annual equity package comprised of 40% RSUs and 60% PRSUs, with two-thirds of his PRSUs tied to a revenue growth rate metric and one-third of his PRSUs tied to a relative TSR metric. Our other NEOs will receive an annual equity package mix comprised of 50% RSUs and 50% PRSUs, with three-fifths of PRSUs tied to a revenue growth rate metric and two-fifths of PRSUs tied to a relative TSR metric.

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PROPOSAL 3 — Advisory Vote to Approve Executive Compensation
Our Compensation Decision-Making Process

ROLE OF COMPENSATION AND ORGANIZATIONAL DEVELOPMENT COMMITTEE
•Our Compensation Committee is responsible for determining NEO compensation and meets regularly throughout the year to review and discuss, among other items, our compensation philosophy and compensation programs, changes in compensation governance, compliance rules and best practices, and the composition of our peer group for pay comparisons.
•Prior to approving target compensation levels for the upcoming fiscal year, our Compensation Committee reviews tally sheets for each NEO to review how each core element of compensation relates to other elements and to total pay.

ROLE OF COMPENSATION COMMITTEE CONSULTANT
•Our Compensation Committee directly retained the services of Aon as its independent compensation consultant for fiscal 2025.
•The Compensation Committee conducts an annual assessment of its consultant’s performance and re-appoints its consultant each year.
•The Compensation Committee assessed the independence of Aon pursuant to the Nasdaq Listing Standards and applicable federal securities laws and concluded that Aon is independent and that no conflict of interest exists that would prevent Aon from serving as an independent consultant to the Compensation Committee.

In fiscal 2025, the Compensation Committee services provided by Aon included:
•Assisting in the selection of our peer group companies;
•Providing and analyzing compensation market data;
•Helping the Compensation Committee interpret compensation market data;
•Assisting in the review of recent governance trends for potential policy updates;
•Advising on the reasonableness of our NEO compensation levels and programs;
•Advising on the design of our incentive compensation programs;
•Assisting in the review of non-employee director compensation, including providing director compensation market data;
•Assisting in the review of the NEO compensation disclosure in this Proxy Statement;
•Advising on acquisition-related matters;
•Conducting a detailed review of our cash and equity compensation plans to provide an independent view of the risks associated with our compensation programs, including those for our NEOs; and
•Attending each Compensation Committee meeting, including meeting with the Compensation Committee in private sessions.
In addition to the approximately $346,000 in fees we paid Aon for services provided to our Compensation Committee, we also paid approximately $144,000 in fees to Aon during fiscal 2025 for access by our Human Resources department to Aon’s general employee compensation benchmarking data, access to immigration prevailing wage reports, and benefits-related work in certain foreign jurisdictions. The decision to engage Aon for these services was made by management and approved by the Compensation Committee.

ROLE OF MANAGEMENT
•Our Compensation Committee discusses NEO performance assessments and compensation targets with our Chief Executive Officer and our Chief People Officer.
•Our Compensation Committee oversees a comprehensive assessment process that includes ongoing feedback from our Board to members of our senior management and is facilitated by our Chief People Officer.
•We also have an executive compensation team that provides background on company budgetary constraints and internal pay comparisons to help the Compensation Committee understand Aon’s recommendations in those contexts. No NEO is present for Compensation Committee decisions related to their individual compensation.

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PROPOSAL 3 — Advisory Vote to Approve Executive Compensation
Peer Group Comparisons
Our Compensation Committee reviews compensation data from a specific group of companies that are similar in scale and organizational complexity in considering the compensation of our NEOs. In mid-fiscal 2024, the Compensation Committee selected peer group companies for fiscal 2025 with an emphasis on companies that (1) were business or labor market competitors in the semiconductor and software industries; (2) generated annual revenues between approximately 0.5 and 2.5 times Synopsys’ revenue (approximately $3.2 billion to $15.8 billion as of mid-fiscal 2024); and (3) had a market capitalization between approximately 0.5 and 3.0 times Synopsys’ market capitalization (approximately $42.3 billion to $254.0 billion as of mid-fiscal 2024). Our peer group for fiscal 2025 was as follows:

Fiscal 2025 Peer Group
Adobe Inc.	Keysight Technologies Inc.
Akamai Technologies, Inc.	KLA Corporation
Analog Devices, Inc.	Marvell Technology Group Ltd.
Autodesk, Inc.	Microchip Technology Inc.
Cadence Design Systems, Inc.	NetApp, Inc.
CrowdStrike Holdings, Inc.	Open Text Corporation
Electronic Arts Inc.	Palo Alto Networks Inc.
Fortinet, Inc.	ServiceNow, Inc.
Intuit Inc.	Workday Inc.
Adobe Inc. was added to our fiscal 2025 peer group because they meet the financial criteria set forth above. Splunk Inc. was removed from our fiscal 2025 peer group because they were acquired in March 2024.
The Compensation Committee uses peer group comparisons to measure the competitiveness of our compensation practices. Pay at comparable companies is just one of the factors in the Compensation Committee’s pay decisions. The Compensation Committee also accounts for individual performance, an NEO’s level of experience and responsibilities, internal pay equity, Synopsys' compensation budget, historical compensation levels, and other factors that are deemed to be important based on the Compensation Committee’s reasonable judgment.
Executive Share Ownership Guidelines
We maintain share ownership guidelines, which provide that individuals employed in specified positions should own certain levels of stock to align their interests with those of our stockholders, and to promote accountability and mitigate excessive risk taking in long-term decision making. Under our current share ownership guidelines, each of our continuing NEOs should hold the value of shares set forth below; provided, however, that if the value of any NEO’s shares drops below the applicable Minimum Value set forth below, such NEO will be required to hold the number of shares equal to the Minimum Value. NEOs are expected to achieve such a stock ownership level within four years after the date of their qualification as a cover person.

NEO	Share Number (#)	Minimum Value ($)
Sassine Ghazi	25,000	4,400,000
Dr. Aart J. de Geus	12,500	2,200,000
Shelagh Glaser	6,500	1,100,000
Janet Lee	6,500	1,100,000
Rick Mahoney	6,500	1,100,000
John F. Runkel, Jr.	6,500	1,100,000
The guidelines do not require any NEO to exercise stock options or to purchase shares of our common stock on the open market solely to meet these guidelines. However, when stock options are exercised, when restricted stock or restricted stock units vest or when shares are purchased under the Purchase Plan, the guidelines recommend that the NEO retain a number of shares of common stock equal to the lesser of 25% of the net value of shares of common stock acquired or vested (after deducting the exercise price, if any, and taxes at an assumed tax rate), or a number of shares necessary to reach such person’s applicable stock ownership guideline amount. Shares subject to stock awards do not count towards the required ownership level.
As of the Record Date, each of our continuing NEOs was compliant with our share ownership guidelines.

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PROPOSAL 3 — Advisory Vote to Approve Executive Compensation
Insider Trading Policy
We have an insider trading policy (the Insider Trading Policy) that governs the purchase, sale and other transactions of our securities by directors, officers and employees, as well as consultants, independent contractors or designated agents, and their respective family members and controlled entities. The Insider Trading Policy is designed to promote compliance with insider trading laws, rules and regulations, and the Nasdaq Listing Standards. As described in more detail below, our Insider Trading Policy prohibits persons covered by the policy from engaging in certain speculative transactions or transactions designed to offset decreases in the market value of our securities, including short sales, publicly-traded options and hedging. Our Insider Trading Policy also prohibits persons covered by the policy from holding our securities in a margin account or otherwise pledging our securities as collateral for a loan. The full text of our Insider Trading Policy was filed as Exhibit 19.1 to our 2025 Annual Report on Form 10-K.

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PROPOSAL 3 — Advisory Vote to Approve Executive Compensation
Other Important Compensation Practices

Policy	Considerations	Material Features

Anti-Hedging Policy	•Hedging insulates executives from stock price movement and reduces alignment with stockholders.
•Pursuant to our Insider Trading Policy, all employees, including our NEOs, and our directors are prohibited from engaging in the following types of hedging transactions involving our common stock: (1) selling short any Synopsys stock or other Synopsys securities and (2) buying or selling puts or calls or other derivatives of Synopsys securities, or otherwise entering into any hedging arrangements involving Synopsys securities.

Anti-Pledging Policy	•Pledging raises potential risks to stockholder value, particularly if the pledge is significant.	•Our Insider Trading Policy prohibits our employees, including our NEOs, and our directors from holding our common stock in a margin account or pledging it as collateral for a loan.

Equity Grant Timing Policy	•Equity award grants should not be timed to take advantage of the release of material nonpublic information.
•Annual grants of equity awards to members of Synopsys’ Corporate Staff and Section 16 officers, and direct reports of the CEO with a designation at or above Vice President (or equivalent level), are approved by the Compensation Committee at a pre-scheduled meeting in the first quarter of the fiscal year, and the effective grant date of such awards will be the meeting date unless the meeting date falls within a closed trading window, in which case the Compensation Committee will approve an effective grant date outside of the closed trading window.
•Grants made by the CEO to employees other than such persons are made during certain open trading windows.
•See “Company Policies and Practices Related to the Grant of Certain Equity Awards Close in Time to the Release of Material Nonpublic Information” for more information.

Equity Burn Rate Policy	•Dilution to our existing stockholders should be closely managed.
•The Compensation Committee approves an annual gross equity budget at the beginning of the year to achieve a gross burn rate that approximates the average burn rate for peer group companies and the software and services industry more generally, and also considers policies published by our stockholders, other institutional investors and independent shareholder advisory groups.

Compensation Recovery Policy	•We must be able to recoup incentive compensation from executive officers in the event of a restatement of our financial statements.
•As required under the Nasdaq Listing Standards and SEC rules, we must “claw back” incentive compensation paid to our executive officers in the event of a restatement of our financial statements that are filed with the SEC if less compensation would have been earned by the executive officer based on the restated financial results.

2026 Proxy Statement	77

PROPOSAL 3 — Advisory Vote to Approve Executive Compensation
Executive Compensation Risk Management
The following characteristics of our executive compensation program work to reduce the possibility of our executive officers, either individually or as a group, making excessively risky business decisions that could maximize short-term results at the expense of long-term value:
•Compensation allocation between fixed and variable, annual and long-term, and cash and equity compensation encourages strategies and actions that are in Synopsys' long-term best interests;
•Base salaries are positioned to be consistent with executive officers’ responsibilities, so they are not motivated to take excessive risks to achieve financial security;
•Incentive awards are determined based on a variety of performance indicators, thus diversifying the risk associated with any single performance factor;
•Design of long-term compensation program rewards executive officers for driving sustainable, profitable growth for stockholders;
•Vesting periods for equity compensation awards encourage executive officers to focus on sustained stock price appreciation;
•Incentive plans are not overly leveraged with maximum payout caps and have design features that are intended to balance pay for performance with an appropriate level of risk-taking;
•Compensation recovery policy, which provides for the recoupment of incentive compensation paid to executive officers in the event of a restatement of our financial statements;
•Prohibition on hedging and pledging of shares by our executive officers and directors to reduce risks to stockholder value; and
•Share ownership guidelines, which align the interests of our executive officers with those of our stockholders, and to promote accountability and mitigate excessive risk taking in long-term decision making.
Conclusion
We remain strongly committed to our pay for performance philosophy. As a result of the compensation program described above, the majority of each NEO’s compensation depends upon the achievement of our business goals. Our Compensation Committee gives careful consideration to each core element of direct compensation for each NEO. The Compensation Committee believes our NEO compensation program is effective in advancing our corporate goals, reasonable in light of the programs of our peers, and responsible in encouraging our NEOs to strive for crucial innovation, business growth and outstanding stockholder returns, without promoting unnecessary or excessive risk-taking.
Compensation Committee Report*
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on the Compensation Committee’s review of, and the discussions with management with respect to, the Compensation Discussion and Analysis, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated into our 2025 Annual Report on Form 10-K for filing with the SEC.
The foregoing report is provided by the following directors, who constitute the Compensation Committee:
COMPENSATION AND ORGANIZATIONAL DEVELOPMENT COMMITTEE
Robert G. Painter, Chair of Compensation Committee for fiscal 2025
Janice D. Chaffin
Bruce R. Chizen
John G. Schwarz
*This report shall not constitute “soliciting material,” shall not be deemed “filed” with the SEC and is not to be incorporated by reference into any of our other filings under the Securities Act of 1933, as amended (the Securities Act), or the Exchange Act, except to the extent we specifically incorporate this report by reference therein.

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PROPOSAL 3 — Advisory Vote to Approve Executive Compensation
Compensation Risk Assessment
Our Compensation Committee aims to establish company-wide compensation policies and practices that reward contributions to long-term stockholder value and do not promote unnecessary or excessive risk-taking. In furtherance of this objective, our Compensation Committee conducted an annual assessment of our company-wide compensation arrangements. The assessment process included, among other things, a review of:
•Our compensation philosophy;
•Comparative compensation at peer group companies;
•Our core compensation element mix; and
•The terms and payments under our cash and equity incentive plans.
As part of that review, our Compensation Committee requested Aon to perform a detailed review of our cash and equity compensation plans in comparison to market practices to determine if there were any areas of risk and recommend appropriate remediation policies, if necessary. The Compensation Committee considered the following, among other factors, when determining the level of risk:

Risk Assessment Factor	Risk Mitigation Approach
Revenue model and cash incentive plan	Encourage our employees to focus on creating a stable, predictable stream of revenue over multiple years, rather than focusing on current year revenue at the expense of succeeding years.
Allocation of compensation	Effectively balances short-term performance and long-term performance.
Cash and equity incentive awards
Focus on both near-term and long-term goals and, in the case of equity incentive awards, provide for compensation over a multi-year period, to encourage our employees to remain focused on our performance beyond the immediate fiscal year.

Performance goals for our cash and equity incentive awards	Use a variety of performance metrics, which diversifies the risk associated with any one metric or aspect of performance.
Cash and equity incentive awards	Contain a range of performance levels and payouts to discourage employees from taking risky actions to meet a single target with an all-or-nothing result of compensation or no compensation.
Executive Incentive Plan
Caps cash incentive payments at a maximum award size and also includes a threshold for funding affordability. In addition, the Compensation Committee retains discretion to adjust our employees’ incentive payments under the plan.

Cash incentive payments and equity awards for Executive Officers	Subject to a compensation recovery policy to recover incentive compensation paid to executive officers in the event of a financial restatement.
Share Ownership Guidelines
Provides that individuals employed in specified positions should own certain levels of stock to align their interests with those of our stockholders, and to promote accountability and mitigate excessive risk taking in long-term decision making.

Based upon this assessment, our Compensation Committee believes that our company-wide compensation policies and practices are reasonable and encourage appropriate behaviors without creating risks that are reasonably likely to have a material adverse effect on us.
Compensation Committee Interlocks and Insider Participation
During fiscal 2025, Robert G. Painter, John G. Schwarz, Marc N. Casper, Janice D. Chaffin, and Bruce R. Chizen served on the Compensation Committee. Mr. Casper was not renominated for election to the Board and his term expired at the conclusion of the 2025 Annual Meeting of Stockholders. Effective upon the conclusion of the 2025 Annual Meeting of Stockholders, Mr. Painter became the Compensation Committee chair, replacing Mr. Schwarz, who remained a member of the Compensation Committee. None of the members of the Compensation Committee is, nor during fiscal 2025 was, an officer or employee of Synopsys. None of the members of the Compensation Committee was formerly an officer of Synopsys, and none had or have any relationships with Synopsys that are required to be disclosed under Item 404 of Regulation S-K. None of our executive officers serve or, during fiscal 2025 served, as a member of a board of directors or compensation committee of any entity that has or, during fiscal 2025 had, one or more executive officers serving as a member of our Board or Compensation Committee.

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PROPOSAL 3 — Advisory Vote to Approve Executive Compensation
Executive Compensation Tables
Summary Compensation Table
The following table shows compensation awarded to, paid to, or earned by each of our NEOs for each of the last three fiscal years. Our NEOs for fiscal 2025 consisted of: Mr. Ghazi, our President and Chief Executive Officer; Dr. de Geus, our Executive Chair; Ms. Glaser, our Chief Financial Officer; Ms. Lee, our General Counsel and Corporate Secretary; Mr. Mahoney, our former Chief Revenue Officer; and Mr. Runkel, our former General Counsel and Corporate Secretary.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)(2)(3)(4)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)	Total ($)(7)
Sassine Ghazi President and Chief Executive Officer	2025	883,846	—	13,019,678	4,500,108	1,194,831	7,500	19,605,963
	2024	802,788	—	20,158,862	3,750,111	2,688,000	4,500	27,404,261
	2023	593,750	—	5,655,169	1,875,072	1,938,000	6,000	10,067,991
Dr. Aart J. de Geus Executive Chair of the Board of Directors	2025	359,615	—	3,580,688	1,237,580	—	7,058	5,184,942
	2024	725,000	—	6,234,466	2,000,133	—	3,760	8,963,359
	2023	678,750	—	7,540,580	2,500,096	1,958,000	3,650	12,681,076
Shelagh Glaser Chief Financial Officer	2025	600,000	—	4,339,893	1,500,036	438,105	9,500	6,887,534
	2024	600,000	—	4,676,575	1,500,008	900,000	5,050	7,681,633
	2023	544,615	—	13,327,205	3,625,061	794,000	1,154,500	19,445,381
Janet Lee General Counsel and Corporate Secretary	2025	119,501	—	3,000,109	—	89,136	438	3,209,183
Rick Mahoney Former Chief Revenue Officer	2025	450,000	—	3,617,216	1,250,086	553,163	7,677	5,878,143
	2024	450,000	—	4,652,428	1,492,511	1,080,000	3,000	7,677,939
	2023	450,000	—	3,393,101	1,125,020	980,000	3,219	5,951,340
John F. Runkel, Jr. Former General Counsel and Corporate Secretary	2025	450,000	—	1,663,965	575,104	331,898	8,115	3,029,082
	2024	450,000	—	1,793,554	575,098	504,000	5,500	3,328,152
	2023	443,750	—	1,734,678	575,013	468,000	4,650	3,226,091
(1)The amounts shown for stock awards and option awards represent the aggregate grant date fair value of such awards granted to our NEOs in fiscal 2025, fiscal 2024, and fiscal 2023 as computed in accordance with ASC Topic 718, Compensation—Stock Compensation. See below for more information on, and assumptions used for, the grant date fair value of the fiscal 2023 performance-based stock unit awards (the 2023 Annual PRSUs), the fiscal 2024 performance-based stock unit awards (the 2024 Annual PRSUs) and the fiscal 2025 performance-based stock unit awards (the 2025 Annual PRSUs). For each time-based restricted stock unit award, the grant date fair value is calculated using the closing price of our common stock on the grant date. For each option award, the grant date fair value is calculated using the Black-Scholes option-pricing model. These amounts do not represent the actual value that may be realized by the NEO upon vesting, exercise or settlement of such awards. For information on the assumptions used to calculate the value of the awards, refer to Note 15 to the consolidated financial statements contained in our 2025 Annual Report on Form 10-K.
(2)Amounts in fiscal 2023 include the 2023 Annual PRSUs, which are generally based on Synopsys’ compound annual growth rate of revenue for the fiscal 2023 to 2025 period (the 2023 - 2025 Revenue CAGR) and on our stock price ranking as measured against the S&P 500 Information Technology Sector Index over a three-year period. The actual number of shares that were eligible to vest depended on: (a) the level of achievement of our 2023 - 2025 Revenue CAGR goal (the Fiscal 2023 - 2025 Revenue CAGR Goal) and (b) Synopsys’ relative TSR ranking as measured against the S&P 500 Information Technology Sector Index following the completion of fiscal 2025. Assumptions made in the valuation of these awards are described in Note 13 to our financial statements included in our 2023 Annual Report on Form 10-K filed with the SEC on December 12, 2023. For the 2023 Annual PRSUs, consistent with ASC Topic 718, the full grant date fair value was determined using a Monte Carlo simulation performed as of the date of grant by an independent third party and therefore is not subject to probable or maximum outcome assumptions. See “Compensation Discussion and Analysis” section under the subsection titled “Equity Awards - Payout Status of PRSU Awards” beginning on page 70 for the achievement against these two performance goals and the number of 2023 Annual PRSUs that were earned and vested by the NEOs.
(3)Amounts in fiscal 2024 include the 2024 Annual PRSUs, which are generally based on Synopsys’ compound annual growth rate of revenue for the fiscal 2024 to 2026 period (the 2024 - 2026 Revenue CAGR) and on our stock price ranking as measured against the S&P 500 Information Technology Sector Index over a three-year period. The actual number of shares that are eligible to vest depends on: (a) the level of achievement of our 2024 - 2026 Revenue CAGR goal (the Fiscal 2024 - 2026 Revenue CAGR Goal) and (b) Synopsys’ relative TSR ranking as measured against the S&P 500 Information Technology Sector Index following the completion of fiscal 2026. See “Compensation Discussion and Analysis” section under the subsection titled “Equity Awards - Payout Status of PRSU Awards” beginning on page 70. Assumptions made in the valuation of these awards are described in Note 16 to our financial statements included in our 2024 Annual Report on Form 10-K filed with the SEC on December 19, 2024. For the 2024 Annual PRSUs, consistent with ASC Topic 718, the full grant date fair value was determined using a Monte Carlo simulation performed as of the date of grant by an independent third party and therefore is not subject to probable or maximum outcome assumptions.
(4)Except for Ms. Lee, amounts in fiscal 2025 include the 2025 Annual PRSUs, which are generally based on Synopsys’ compound annual growth rate of revenue for the fiscal 2025 to 2027 period (the 2025 - 2027 Revenue CAGR) and on our stock price ranking as measured against the S&P 500 Information Technology Sector Index over a three-year period. The actual number of shares that are eligible to vest depends on: (a) the level of achievement of our 2025 - 2027 Revenue CAGR goal (the Fiscal 2025 - 2027 Revenue CAGR Goal) and (b) Synopsys’ relative TSR ranking as measured against the S&P 500 Information Technology Sector Index following the completion of fiscal 2026 (the rTSR Goal). See “Compensation Discussion and Analysis” section under the subsection titled “Equity Awards - Fiscal 2025 Equity

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PROPOSAL 3 — Advisory Vote to Approve Executive Compensation
Awards - Annual Equity Awards” beginning on page 67. Assumptions made in the valuation of these awards are described in Note 15 to our financial statements included in our 2025 Annual Report on Form 10-K. For the 2025 Annual PRSUs, consistent with ASC Topic 718, the full grant date fair value was determined using a Monte Carlo simulation performed as of the date of grant by an independent third party and therefore is not subject to probable or maximum outcome assumptions.
(5)Amounts consist of cash-based incentive compensation earned for the achievement of performance objectives approved by our Compensation Committee for fiscal 2025, fiscal 2024 and fiscal 2023, as applicable, under our Executive Incentive Plan (EIP).
(6)Amounts for fiscal 2025 include the following:

Name	401(k) Matching Contributions ($)(A)	HSA Matching Contributions ($)(B)	Service Award ($)	Total ($)
Sassine Ghazi	7,500	—	—	7,500
Dr. Aart J. de Geus	7,058	—	—	7,058
Shelagh Glaser	7,500	2,000	—	9,500
Janet Lee	—	438	—	438
Rick Mahoney	7,500	—	177	7,677
John F. Runkel, Jr.	6,115	2,000	—	8,115
(A)Amounts include matching contributions made by Synopsys under our tax-qualified 401(k) plan, which provides for broad-based U.S. employee participation.
(B)Amounts include matching contributions made by Synopsys to each NEO’s health savings account at the same rate as for our other employees who enroll in this health plan.
(7)Amounts exclude non-qualified deferred compensation earnings because we do not regard the returns from the investment alternatives selected by the executive for such earnings to be above-market or preferential as they are consistent with the types of investment opportunities generally provided to our employees under our tax-qualified 401(k) plan and Synopsys does not supplement or guarantee the returns on amounts deferred.

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PROPOSAL 3 — Advisory Vote to Approve Executive Compensation
Grants of Plan-Based Awards
The following table sets forth certain information with respect to grants of plan-based awards in fiscal 2025 to our NEOs, including cash awards and equity awards. The equity awards granted to our NEOs in fiscal 2025 were granted under our Equity Incentive Plan.

Name		Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
	Grant Type		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Sassine Ghazi	Cash Incentive	N/A	1,260,000	1,800,000	4,050,000	—	—	—	—	—	—	—
	PRSUs	01/14/2025	—	—	—	6,883(3)	18,354(3)	34,414(3)	—	—	—	8,519,376
	Options	12/18/2024	—	—	—	—	—	—	—	26,628(4)	494.43(5)	4,500,108
	RSUs	12/18/2024	—	—	—	—	—	—	9,102(6)	—	—	4,500,302
Dr. Aart J. de Geus	Cash Incentive	N/A	—	—	—	—	—	—	—	—	—	—
	PRSUs	01/14/2025	—	—	—	1,893(3)	5,048(3)	9,465(3)	—	—	—	2,343,130
	Options	12/18/2024	—	—	—	—	—	—	—	7,323(4)	494.43(5)	1,237,580
	RSUs	12/18/2024	—	—	—	—	—	—	2,503(6)	—	—	1,237,558
Shelagh Glaser	Cash Incentive	N/A	462,000	660,000	1,485,000	—	—	—	—	—	—	—
	PRSUs	01/14/2025	—	—	—	2,295(3)	6,118(3)	11,472(3)	—	—	—	2,839,792
	Options	12/18/2024	—	—	—	—	—	—	—	8,8764)	494.43(5)	1,500,036
	RSUs	12/18/2024	—	—	—	—	—	—	3,034(6)	—	—	1,500,101
Janet Lee	Cash Incentive	N/A	76,138	108,769	244,730	—	—	—	—	—	—	—
	PRSUs	N/A	—	—	—	—	—	—	—	—	—	—
	Options	N/A	—	—	—	—	—	—	—	—	—	—
	RSUs	09/11/2025	—	—	—	—	—	—	6,848(7)	—	—	3,000,109
Rick Mahoney	Cash Incentive	N/A	472,500	675,000	1,518,750	—	—	—	—	—	—	—
	PRSUs	01/14/2025	—	—	—	1,913(3)	5,099(3)	9,561(3)	—	—	—	2,366,803
	Options	12/18/2024	—	—	—	—	—	—	—	7,397(4)	494.43(5)	1,250,086
	RSUs	12/18/2024	—	—	—	—	—	—	2,529(6)	—	—	1,250,413
John F. Runkel, Jr.	Cash Incentive	N/A	283,500	405,000	911,250	—	—	—	—	—	—	—
	PRSUs	01/14/2025	—	—	—	880(3)	2,346(3)	4,399(3)	—	—	—	1,088,943
	Options	12/18/2024	—	—	—	—	—	—	—	3,403(4)	494.43(5)	575,104
	RSUs	12/18/2024	—	—	—	—	—	—	1,163(6)	—	—	575,022
(1)Represents possible cash award payouts for fiscal 2025 under the EIP. Cash awards paid to NEOs under the EIP are dependent on the achievement of certain performance targets, as well as the level of achievement. The amounts listed under the “Threshold” column represent the cash awards payable to NEOs under the EIP at a 90% average achievement of the Corporate Financial Goals described in the “Compensation Discussion and Analysis” section beginning on page 61 under the subsection titled “Short-Term Cash Incentives” assuming the threshold payment goal was achieved. Under the pre-determined payout formula provided by the EIP, if the average achievement of the Corporate Financial Goals is below 90%, no cash awards are paid. Further, no payment will be made if the threshold payment goal is not achieved. The amounts listed under the “Target” column represent the cash awards payable in fiscal 2025 at a 100% average achievement of the Corporate Financial Goals. The amounts listed under the “Maximum” column represent the maximum cash awards payable, which for each NEO equals 225% of the NEO’s target variable cash incentive compensation. Actual cash awards paid to the NEOs for fiscal 2025 are reported in the “Summary Compensation Table” on page 80 under the “Non-Equity Incentive Plan Compensation” column.
(2)Represents the fair value of the stock and option awards on the grant date, as computed in accordance with FASB ASC Topic 718. These amounts do not represent the actual value that may be realized by the NEO upon vesting, exercise or settlement of such awards. For information on the assumptions used to calculate the fair value of the stock and option awards, refer to Note 15 to the consolidated financial statements contained in our 2025 Annual Report on Form 10-K.
(3)The amounts listed under the “Threshold” column for the 2025 Annual PRSUs represent the PRSUs eligible to vest if only the threshold of each of the Fiscal 2025 - 2027 CAGR Goal and the rTSR Goal (together, the 2025 PRSU Goals) are achieved. The amounts listed under the “Target” column for the 2025 Annual PRSUs represent the PRSUs eligible to vest if only the target of each of the 2025 PRSU Goals is achieved. The “Maximum” columns for the 2025 Annual PRSUs represent the PRSUs eligible to vest if the maximum of each of the 2025 PRSU Goals is achieved. If the minimum threshold of each of the 2025 PRSU Goals are met, all of the 2025 Annual PRSUs will vest on the date the Compensation Committee certifies the level of achievement of the 2025 PRSU Goals, subject to the NEO providing continuous services to us through such date. If either of the minimum threshold achievements for the 2025 PRSU Goals are not met, no portion of the 2025 Annual PRSUs will be eligible to vest. See “Compensation Discussion and Analysis” section beginning on page 67 under the subsection titled “Equity Awards” for the material terms of the 2025 Annual PRSUs, including the minimum threshold requirements for each of the PRSU Goals.
(4)The option vests with respect to 25% of the shares on the first anniversary of the grant date, and with respect to 3/48ths of the shares quarterly thereafter, such that the entire award will be vested on December 18, 2028, subject to the NEO providing continuous services to us.
(5)Represents the closing price of our common stock as reported on the Nasdaq Global Select Market on December 18, 2024, the grant date of these awards.
(6)This restricted stock unit award vests in four equal annual installments beginning on December 8, 2025, subject to the NEO providing continuous services to us.
(7)This restricted stock unit award vests in three equal annual installments beginning on September 11, 2026, subject to Ms. Lee providing continuous services to us.

82

PROPOSAL 3 — Advisory Vote to Approve Executive Compensation
Outstanding Equity Awards at Fiscal 2025 Year-End
The following table summarizes the number of securities underlying outstanding equity awards for our NEOs as of October 31, 2025, the last day of fiscal 2025:

Name	Grant Date	Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Sassine Ghazi	12/09/2021	14,326	955(2)	354.48	12/09/2028	—	—	—	—
	12/09/2021	—	—	—	—	1,058(3)	480,142	—	—
	02/17/2023	9,936	5,961(4)	354.45	02/17/2030	—	—	—	—
	02/17/2023	—	—	—	—	2,644(5)	1,199,900	—	—
	02/17/2023	—	—	—	—	—(6)	—	—	—
	12/12/2023	8,972	11,536(7)	567.06	12/12/2030	—	—	—	—
	12/12/2023	—	—	—	—	4,960(8)	2,250,947	—	—
	12/12/2023	—	—	—	—	—	—	10,251(9)	4,652,109
	12/18/2024	—	26,628(10)	494.43	12/18/2031	—	—	—	—
	12/18/2024	—	—	—	—	9,102(11)	4,130,670	—	—
	01/14/2025	—	—	—	—	—	—	6,883(12)	3,123,643
Dr. Aart J. de Geus	12/12/2019	74,641	—	135.88	12/12/2026	—	—	—	—
	12/10/2020	28,987	—	234.17	12/10/2027	—	—	—	—
	12/09/2021	16,713	1,115(2)	354.48	12/09/2028	—	—	—	—
	12/09/2021	—	—	—	—	1,234(3)	560,014	—	—
	02/17/2023	13,247	7,949(4)	354.45	02/17/2030	—	—	—	—
	02/17/2023	—	—	—	—	3,526(5)	1,600,169	—	—
	02/17/2023	—	—	—	—	—(6)	—	—	—
	12/12/2023	4,785	6,153(7)	567.06	12/12/2030	—	—	—	—
	12/12/2023	—	—	—	—	2,645(8)	1,200,354	—	—
	12/12/2023	—	—	—	—	—	—	2,646(9)	1,200,808
	12/18/2024	—	7,323(10)	494.43	12/18/2031	—	—	—	—
	12/18/2024	—	—	—	—	2,503(11)	1,135,911	—	—
	01/14/2025	—	—	—	—	—	—	1,893(12)	859,081
Shelagh Glaser	12/02/2022	6,531	6,530(13)	348.17	12/02/2029	—	—	—	—
	12/02/2022	—	—	—	—	7,180(14)	3,258,428	—	—
	02/17/2023	2,832	3,577(4)	354.45	02/17/2030	—	—	—	—
	02/17/2023	—	—	—	—	1,586(5)	719,759	—	—
	02/17/2023	—	—	—	—	—(6)	—	—	—
	12/12/2023	3,589	4,614(7)	567.06	12/12/2030	—	—	—	—
	12/12/2023	—	—	—	—	1,984(8)	900,379	—	—
	12/12/2023	—	—	—	—	—	—	1,985(9)	900,833
	12/18/2024	—	8,876(10)	494.43	12/18/2031	—	—	—	—
	12/18/2024	—	—	—	—	3,034(11)	1,376,890	—	—
	01/14/2025	—	—	—	—	—	—	2,295(12)	1,041,517

2026 Proxy Statement	83

PROPOSAL 3 — Advisory Vote to Approve Executive Compensation

Name	Grant Date	Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Janet Lee	07/17/2025	—	—	—	—	4,683(15)	2,125,239	—	—
	07/17/2025	—	—	—	—	585(16)	265,485	—	—
	07/17/2025	—	—	—	—	4,194(17)	1,903,321	—	—
	07/17/2025	—	—	—	—	8,705(18)	3,950,503	—	—
	07/17/2025	—	—	—	—	702(19)	318,582	—	—
	09/11/2025	—	—	—	—	6,848(20)	3,107,759	—	—
Rick Mahoney	05/31/2022	1,474	4,424(21)	319.20	05/31/2029	—	—	—	—
	05/31/2022	—	—	—	—	7,832(22)	3,554,318	—	—
	02/17/2023	596	3,577(4)	354.45	02/17/2030	—	—	—	—
	02/17/2023	—	—	—	—	1,586(5)	719,759	—	—
	02/17/2023	—	—	—	—	—(6)	—	—	—
	12/12/2023	3,571	4,591(7)	567.06	12/12/2030	—	—	—	—
	12/12/2023	—	—	—	—	1,974(8)	895,841	—	—
	12/12/2023	—	—	—	—	—	—	1,974(9)	895,841
	12/18/2024	—	7,397(10)	494.43	12/18/2031	—	—	—	—
	12/18/2024	—	—	—	—	2,529(11)	1,147,711	—	—
	01/14/2025	—	—	—	—	—	—	1,913(12)	868,158
John F. Runkel, Jr.	12/10/2020	1,139	—	234.17	12/10/2027	—	—	—	—
	12/09/2021	1,830	367(2)	354.48	12/09/2028	—	—	—	—
	12/09/2021	—	—	—	—	405(3)	183,797	—	—
	02/17/2023	1,524	1,828(4)	354.45	02/17/2030	—	—	—	—
	02/17/2023	—	—	—	—	811(5)	368,048	—	—
	02/17/2023	—	—	—	—	—(6)	—	—	—
	12/12/2023	1,376	1,769(7)	567.06	12/12/2030	—	—	—	—
	12/12/2023	—	—	—	—	761(8)	345,357	—	—
	12/12/2023	—	—	—	—	—	—	761(9)	345,357
	12/18/2024	—	3,403(10)	494.43	12/18/2031	—	—	—	—
	12/18/2024	—	—	—	—	1,163(11)	527,793	—	—
	01/14/2025	—	—	—	—	—	—	880(12)	399,362
(1)The market value of stock awards was determined by multiplying the number of unvested or unearned shares by the closing price of our common stock of $453.82 on October 31, 2025, the last trading day of fiscal 2025, as reported on the Nasdaq Global Select Market.
(2)Option vests as to 25% of the shares subject to the option on the one-year anniversary of the grant date and as to 6.25% of such shares per quarter thereafter, such that the entire award will be fully vested on December 9, 2025, subject to the NEO providing continuous services to us.
(3)This restricted stock unit award vests in four equal annual installments beginning on December 8, 2022, subject to the NEO providing continuous services to us.
(4)Option vests as to 25% of the shares subject to the option on the one-year anniversary of the grant date and as to 6.25% of such shares per quarter thereafter, such that the entire award will be fully vested on February 17, 2027, subject to the NEO providing continuous services to us.
(5)This restricted stock unit award vests in four equal annual installments beginning on March 15, 2024, subject to the NEO providing continuous services to us.
(6)In December 2025, the Compensation Committee determined these performance goals were not achieved and no shares vested. In accordance with SEC guidance, these awards are being shown based on actual performance. These restricted stock unit awards would have vested in full after a three-year period upon certification of achievement against two pre-established performance goals: first, the achievement of the fiscal 2023 - 2025 compound annual growth rate revenue target and, second, our stock price ranking as measured against the S&P 500 Information Technology Sector Index over fiscal 2023 - 2025. Upon achievement of these performance goals, all of the 2023 Annual PRSUs would have vested on the date the Compensation Committee certified the level of achievement, subject to the NEO providing continuous services to us. See “Compensation Discussion and Analysis” section, under the subsection titled “Equity Awards - Payout Status of PRSU Awards” on page 70.
(7)Option vests as to 25% of the shares subject to the option on the one-year anniversary of the grant date and as to 6.25% of such shares per quarter thereafter, such that the entire award will be fully vested on December 12, 2027, subject to the NEO providing continuous services to us.
(8)This restricted stock unit award vests in four equal annual installments beginning on December 8, 2024, subject to the NEO providing continuous services to us.

84

PROPOSAL 3 — Advisory Vote to Approve Executive Compensation
(9)These restricted stock unit awards vest in full after a three-year period upon certification of achievement against two pre-established performance goals: first, the achievement of the fiscal 2024 - 2026 compound annual growth rate revenue target and, second, our stock price ranking as measured against the S&P 500 Information Technology Sector Index over fiscal 2024 - 2026. Upon achievement of these performance goals, all of the 2024 Annual PRSUs will vest on the date the Compensation Committee certifies the level of achievement, subject to the NEO providing continuous services to us. As of October 31, 2025, the aggregate achievement of the performance metrics was trending below the threshold payout level and, as a result, the number of shares and the payout value are reported assuming payout at the threshold payout level pursuant to SEC rules. The actual number of shares that are eligible to vest depends on our level of achievement against these performance goals. See “Compensation Discussion and Analysis” section, under the subsection titled “Equity Awards - Payout Status of PRSU Awards” beginning on page 70.
(10)Option vests as to 25% of the shares subject to the option on the one-year anniversary of the grant date and as to 6.25% of such shares per quarter thereafter, such that the entire award will be fully vested on December 18, 2028, subject to the NEO providing continuous services to us.
(11)This restricted stock unit award vests in four equal annual installments beginning on December 8, 2025, subject to the NEO providing continuous services to us.
(12)These restricted stock unit awards vest in full after a three-year period upon certification of achievement against two pre-established performance goals: first, the achievement of the fiscal 2025 - 2027 compound annual growth rate revenue target and, second, our stock price ranking as measured against the S&P 500 Information Technology Sector Index over fiscal 2025 - 2027. Upon achievement of these performance goals, all of the 2025 Annual PRSUs will vest on the date the Compensation Committee certifies the level of achievement, subject to the NEO providing continuous services to us. As of October 31, 2025, the aggregate achievement of the performance metrics was trending below the threshold payout level and, as a result, the number of shares and the payout value are reported assuming payout at the threshold payout level pursuant to SEC rules. The actual number of shares that are eligible to vest depends on our level of achievement against these performance goals. See “Compensation Discussion and Analysis” section, under the subsection titled “Equity Awards - Fiscal 2025 Equity Awards - Annual Equity Awards" on page 67.
(13)Option vests as to 25% of the shares subject to the option on the one-year anniversary of the grant date and as to 6.25% of such shares per quarter thereafter, such that the entire award will be fully vested on December 2, 2026, subject to Ms. Glaser providing continuous services to us.
(14)This restricted stock unit award vests in four equal annual installments beginning on December 8, 2023, subject to Ms. Glaser providing continuous services to us.
(15)This restricted stock unit award was granted by Ansys and assumed by Synopsys pursuant to the terms of the Ansys acquisition. This award became fully vested on December 31, 2025.
(16)This restricted stock unit award was granted by Ansys and assumed by Synopsys pursuant to the terms of the Ansys acquisition. This award vests in two equal quarterly installments such that the entire award will be fully vested on March 3, 2026, subject to Ms. Lee providing continuous services to us.
(17)This restricted stock unit award was granted by Ansys and assumed by Synopsys pursuant to the terms of the Ansys acquisition. This award vests in six equal quarterly installments such that the entire award will be fully vested on March 1, 2027, subject to Ms. Lee providing continuous services to us.
(18)This restricted stock unit award was granted by Ansys and assumed by Synopsys pursuant to the terms of the Ansys acquisition. This award vests with respect to 33.33% of the shares on February 16, 2026 and thereafter in eight equal quarterly installments, such that the entire award will be fully vested on February 16, 2028, subject to Ms. Lee providing continuous services to us.
(19)This restricted stock unit award was granted by Ansys and assumed by Synopsys pursuant to the terms of the Ansys acquisition. This award became fully vested on December 31, 2025.
(20)This restricted stock unit award vests in three equal annual installments beginning on September 11, 2026, subject to Ms. Lee providing continuous services to us.
(21)Option vests as to 25% of the shares subject to the option on the one-year anniversary of the grant date and as to 6.25% of such shares per quarter thereafter, such that the entire award will be fully vested on May 31, 2026, subject to Mr. Mahoney providing continuous services to us.
(22)This restricted stock unit award vests in four equal annual installments beginning on June 15, 2023, subject to Mr. Mahoney providing continuous services to us.
Option Exercises and Stock Vested in Fiscal 2025
The following table provides information with respect to all stock options exercised and the value realized upon exercise, and all stock awards vested and the value realized upon vesting, by our NEOs during fiscal 2025.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
Sassine Ghazi	34,098	14,109,843	17,817	9,122,379
Dr. Aart J. de Geus	15,705	5,569,971	20,892	10,681,682
Shelagh Glaser	10,965	1,941,984	11,778	6,036,110
Janet Lee	—	—	993	595,955
Rick Mahoney	18,636	3,147,895	16,627	8,243,495
John F. Runkel, Jr.	—	—	6,576	3,372,787
(1)The value realized on exercise for stock options equals the difference between the sales price per share of our common stock at the time of exercise and the exercise price per share of such stock options, multiplied by the number of shares of our common stock acquired upon exercise.
(2)Such number of shares represents the gross number of shares acquired by the NEO on the vesting date. Synopsys withholds shares for tax purposes and the NEO receives a smaller number of shares.
(3)The value realized on vesting for stock awards equals the closing price per share of our common stock, as reported on the Nasdaq Global Select Market on the vesting date, multiplied by the gross number of shares acquired on vesting as described above in note 2.

2026 Proxy Statement	85

PROPOSAL 3 — Advisory Vote to Approve Executive Compensation
Non-Qualified Deferred Compensation
We maintain a non-qualified deferred compensation program for a select group of management and highly compensated employees so that an eligible employee may elect, on a prospective basis, to defer the receipt of a portion of the compensation they receive from us. The program is administered under the Synopsys Amended and Restated Deferred Compensation Plan II (Deferred Compensation Plan II). The amount of earnings (or losses) that accrue to a participant’s account under the Deferred Compensation Plan II depends on the performance of investment alternatives selected by the participant. The investment alternatives under the plan consist of various investment funds that are generally consistent with the investment opportunities provided to our employees under our 401(k) plan, which are selected and monitored by our Deferred Compensation Plans Committee. Therefore, we do not regard the returns from these investment alternatives as above-market or preferential. We do not supplement or guarantee the returns on amounts deferred under the plan. We have entered into a trust agreement, with a third-party provider acting as trustee, to hold certain funds in connection with the program. All funds held in the trust are subject to the claims of our creditors.
The Deferred Compensation Plan II was originally adopted in 2005 in order to comply with Section 409A of the Internal Revenue Code, and currently allows the deferral by eligible employees of up to 50% of salary and 100% of cash incentive compensation. All account balances maintained under the Deferred Compensation Plan II are currently fully vested. However, we may, at our discretion, make contributions in the future toward participant balances, and those contributions may be made subject to vesting. To date, no such contributions have been made. Amounts may be withdrawn or distributed from the Deferred Compensation Plan II through pre-scheduled payments or upon death, retirement, disability, separation from service or a change in control of Synopsys, as elected in advance by the plan participant in accordance with the terms of the plan. Payments may be made in the form of a lump sum payment or installments.
The following table provides certain information regarding our NEOs’ participation under the Deferred Compensation Plan II:

Name	Executive Contributions in Fiscal 2025 ($)(1)	Synopsys, Inc. Contributions in Fiscal 2025 ($)	Aggregate Earnings in Fiscal 2025 ($)(2)	Aggregate Withdrawals/ Distributions in Fiscal 2025 ($)	Aggregate Balance at End of Fiscal 2025 ($)
Sassine Ghazi	333,812(3)	—	1,070,521	—	6,997,905(4)
Dr. Aart J. de Geus	—	—	—	—	—
Shelagh Glaser	191,431(5)	—	58,476	—	442,381(6)
Janet Lee	—	—	—	—	—
Rick Mahoney	—	—	—	—	—
John F. Runkel, Jr.	324,098(7)	—	1,148,836	—	7,566,480(8)
(1)All contributions in fiscal 2025 were made under the Deferred Compensation Plan II.
(2)Earnings from these investments are not reported as compensation in the Summary Compensation Table on page 80.
(3)Includes $238,966 of cash incentive compensation reported as compensation to Mr. Ghazi in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column for services performed in fiscal 2025 though paid in fiscal 2026.
(4)Includes $1,907,969 that was previously reported as compensation to Mr. Ghazi in the Summary Compensation Table for fiscal years prior to fiscal 2025. The entire aggregate balance at the end of fiscal 2025 was subject to the Deferred Compensation Plan II.
(5)Includes $131,432 of cash incentive compensation reported as compensation to Ms. Glaser in the Summary Compensation Table under the "Non-Equity Incentive Plan Compensation" column for services performed in fiscal 2025 though paid in fiscal 2026.
(6)Includes $320,769 that was previously reported as compensation to Ms. Glaser in the Summary Compensation Table for fiscal years prior to fiscal 2025. The entire aggregate balance at the end of fiscal 2025 was subject to the Deferred Compensation Plan II.
(7)Includes $324,098 of cash incentive compensation reported as compensation to Mr. Runkel in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column for services performed in fiscal 2025 though paid in fiscal 2026.
(8)Includes $5,151,862 that was previously reported as compensation to Mr. Runkel in the Summary Compensation Table for fiscal years prior to fiscal 2025. The entire aggregate balance at the end of fiscal 2025 was subject to the Deferred Compensation Plan II.

86

PROPOSAL 3 — Advisory Vote to Approve Executive Compensation
Potential Payments Upon Termination of Employment or Change of Control
Set forth below is a description of potential payments to our NEOs upon a termination of employment or a change of control. For additional information regarding the arrangements for such payments, please also refer to the "Executive Officer Transitions" and “Severance and Change of Control Benefits” discussions in the “Compensation Discussion and Analysis” section beginning on pages 53 and 72, respectively.
Potential Payments upon Involuntary Termination of Employment in Connection with a Change of Control
Pursuant to their respective employment agreements entered into in December 2023 and effective January 1, 2024 (the 2024 Employment Agreements), in the event of an involuntary termination of their respective employment by Synopsys or their respective resignation for good reason, in each case, 90 days before or within 24 months following a change of control of Synopsys, (1) Mr. Ghazi is entitled to receive: (a) a lump-sum cash payment equal to two times his salary for the fiscal year of termination or the immediately preceding fiscal year, whichever is greater; (b) a lump-sum cash payment equal to two times his target cash incentive payment for the fiscal year of termination or, if there is no target cash incentive payment in effect for the fiscal year of termination, the highest target cash incentive payment in the preceding three fiscal years; (c) a pro-rated annual bonus for the fiscal year in which the termination occurred; (d) the estimated cash value of his health care premiums for 18 months, payable in a lump sum; and (e) full acceleration of all his outstanding equity awards (with any such awards subject to performance conditions vesting at target levels) and (2) Dr. de Geus is entitled to receive: (a) a lump-sum cash payment equal to two times his salary for the fiscal year of termination or the immediately preceding fiscal year, whichever is greater; (b) a lump-sum cash payment equal to two times his most recent target cash incentive opportunity; (c) the estimated cash value of his health care premiums for 18 months, payable in a lump sum; and (d) full acceleration of all his outstanding and unvested equity awards (with any such awards subject to performance conditions vesting at target levels). Mr. Ghazi and Dr. de Geus, as applicable, must sign a release to receive such benefits. Pursuant to their employment agreements, no such benefits are payable if their employment terminations are voluntary (without good reason), for cause or on account of death or disability.
Additionally, Mr. Ghazi’s and Dr. de Geus’ right to severance pay or benefits under their respective 2024 Employment Agreements terminates either: (1) if Synopsys establishes that they should have been terminated for cause; or (2) if, at any time prior to or during the 12 month period following their termination, they, without the prior approval of the Compensation Committee, materially breach the restrictive covenants set forth in their respective 2024 Employment Agreements or willfully breach a material provision of their respective proprietary information, invention assignment and arbitration agreements with Synopsys.
Mses. Glaser and Lee participate, and Messrs. Mahoney and Runkel participated, in the Executive Change of Control Severance Benefit Plan, which provides for benefits if the executive’s employment with us is terminated without cause within 30 days before or 12 months after a change of control or if there is a constructive termination of the executive’s employment within 12 months after a change of control. The benefits consist of: (1) a cash severance payment equal to one times salary, payable in four equal quarterly payments; (2) one to two times the executive’s target cash incentive payment, depending upon the timing of the termination within our fiscal year, payable in four equal quarterly payments; (3) a lump-sum cash payment equal to the estimated cost of health care premiums for 12 months; and (4) full acceleration of all unvested equity awards held by the executive at the time of termination (with any such awards subject to performance conditions vesting at target levels). An executive must sign a severance agreement and a release and, upon the written request of Synopsys or the surviving corporation in the change of control, enter into an 18-month non-competition agreement to receive such benefits. The plan does not provide any benefits if the executive’s employment termination is on account of death or disability, for cause or is a voluntary termination without good reason.
The table below outlines the potential payments and benefits payable to each NEO in the event of the NEO’s involuntary termination (including a resignation for good reason or a constructive termination, as applicable) in connection with a change in control of Synopsys, as if the involuntary termination in connection with a change of control had occurred as of October 31, 2025, the last day of fiscal 2025. The payments set forth below are payable to: (1) Dr. de Geus and Mr. Ghazi pursuant to their respective 2024 Employment Agreements; and (2) Mses. Glaser and Lee and Messrs. Mahoney and Runkel, in their capacity as executive officers, pursuant to the Executive Change of Control Severance Benefit Plan.

2026 Proxy Statement	87

PROPOSAL 3 — Advisory Vote to Approve Executive Compensation

Name	Salary-Based Severance ($)	Cash-Based Incentive Award ($)	Health and Welfare Benefit ($)	Intrinsic Value of Unvested RSU Awards ($)(1)	Intrinsic Value of Unvested Option Awards ($)(1)
Sassine Ghazi	1,800,000	5,400,000(2)	44,049	33,597,202	687,214
Dr. Aart J. de Geus	1,450,000	—	15,117	16,390,617	900,656
Shelagh Glaser	600,000	1,320,000(3)	29,168	14,313,937	1,045,341
Janet Lee	410,000	738,000(3)	27,665	11,670,889	—
Rick Mahoney(4)	450,000	1,350,000(3)	21,454	13,901,414	951,005
John F. Runkel, Jr.(4)	450,000	810,000(3)	29,168	4,883,103	218,106
(1)Amounts represent the intrinsic value of accelerated restricted stock units and stock options based upon $453.82, the closing price per share of our common stock on October 31, 2025, the last trading day of fiscal 2025, as reported on the Nasdaq Global Select Market. The amounts in the column "Intrinsic Value of Unvested RSU Awards" assume the vesting of the remaining 2023 Annual PRSUs scheduled to vest on December 16, 2025. See footnote 6 to the table "Outstanding Equity Awards at Fiscal 2025 Year-End" on page 83 for more information.
(2)Amount includes (i) two times Mr. Ghazi's target cash incentive payment for fiscal 2025 and (ii) a pro-rated annual bonus for fiscal 2025. For purposes of determining the amount in (ii) payable to Mr. Ghazi in the event of a termination in connection with a change of control as of October 31, 2025, he would be entitled to receive his entire annual bonus, given that he would have worked the entirety of fiscal 2025 as of such date.
(3)The last day of our fiscal 2025 was Friday, October 31, 2025. The Executive Change of Control Severance Benefit Plan provides for participants to receive their target cash incentive payment plus a prorated portion of such payment based on the number of days the participant has served during the fiscal year by the time the termination occurs. Accordingly, for purposes of determining the amount of the cash-based incentive awards payable to Messrs. Mahoney and Runkel and Mses. Glaser and Lee in the event of their terminations in connection with a change of control as of October 31, 2025, each would be entitled to two times their target cash incentive payment, given that each would have worked the entirety of fiscal 2025 as of such date.
(4)Messrs. Mahoney and Runkel became ineligible for such benefits when their service as executive officers terminated.
Potential Payments upon a Change of Control
Pursuant to our equity plans, all of our employees receive full acceleration of the vesting of any unvested stock options or stock awards in the event that such equity awards are not assumed, continued or substituted by the surviving or acquiring company following a change of control of Synopsys. The table below outlines the potential payments and benefits payable to each NEO in the event of a change in control of Synopsys in which equity awards are not assumed, continued or substituted, as if the change of control had occurred as of October 31, 2025, the last day of fiscal 2025. Vesting acceleration of equity awards if such equity awards are not assumed, continued or substituted is the only benefit provided to our NEOs in the event of a change of control in which the executive is not involuntarily terminated or does not resign for good reason or on account of constructive termination, as applicable.

Name	Intrinsic Value of Unvested Stock Awards ($)(1)	Intrinsic Value of Unvested Option Awards ($)(1)
Sassine Ghazi	33,597,202	687,214
Dr. Aart J. de Geus	16,390,617	900,656
Shelagh Glaser	14,313,937	1,045,341
Janet Lee	11,670,889	—
Rick Mahoney	13,901,414	951,005
John F. Runkel, Jr.	4,883,103	218,106
(1)Amounts represent the intrinsic value of accelerated restricted stock units and stock options based upon $453.82, the closing price per share of our common stock on October 31, 2025, the last trading day of fiscal 2025, as reported on the Nasdaq Global Select Market. The amounts in the column "Intrinsic Value of Unvested Stock Awards" assumes the vesting of the remaining 2023 Annual PRSUs scheduled to vest on December 16, 2025. See footnote 6 to the table "Outstanding Equity Awards at Fiscal 2025 Year-End" on page 83 for more information.
Potential Payments upon Involuntary Termination of Employment
In the event of an involuntary termination of his employment by Synopsys or a resignation for good reason that is not within 90 days before or within 24 months following a change of control of Synopsys, pursuant to his 2024 Employment Agreement, Mr. Ghazi is entitled to receive: (1) a lump-sum cash payment equal to 1.5 times his salary for the fiscal year of termination or the immediately preceding fiscal year, whichever is greater; (2) a lump-sum cash payment based on actual results achieved or, if lower, equal to Mr. Ghazi’s target annual bonus opportunity for such fiscal year and payable at the same as annual bonuses are paid to Synopsys’ active employees; (3) the estimated cash value of his health care premiums for 18 months, payable in a lump sum; and (4) full acceleration of all unvested equity awards to the extent such awards would have vested had Mr. Ghazi’s employment continued for an additional 12 months with Synopsys. Please see “Potential Payments upon Involuntary Termination of Employment in Connection with a Change of Control” for information regarding the conditions that must be satisfied by Mr. Ghazi in order for him to receive severance in this scenario.

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PROPOSAL 3 — Advisory Vote to Approve Executive Compensation
Mses. Glaser and Lee participate, and Messrs. Mahoney and Runkel participated, in the Executive Severance Benefit and Transition Plan (the Severance Plan), which provides for severance benefits to designated key employees outside of a change of control and provides that in the event a participant is terminated without cause or resigns for good reason, such participant shall be entitled to (1) a cash severance payment equal to (i) one times his or her base salary and (ii) the cost of 12 months of COBRA premiums, and (2) six months of vesting acceleration of his or her equity awards that remain subject only to time-based vesting conditions. In addition, for qualifying terminations occurring in our third or fourth fiscal quarter, such participant shall remain eligible to earn an annual cash incentive award under the EIP based on actual results achieved or if lower, target, which will be pro-rated based on the number of months the participant served as a full-time employee during the applicable performance period. Such severance benefits are subject to certain conditions, including the provision of up to 9 months of part-time employment (at a greater than 50% rate with proportionately reduced base salary) at the sole discretion and request of Synopsys, compliance with certain non-compete, non-solicitation and non-disparagement provisions, and the execution of a release of claims against Synopsys.
As detailed in the "Executive Officer Transitions" section above, the departure of Messrs. Mahoney and Runkel qualified as Involuntary Terminations Without Cause under the Severance Plan, entitling them to the benefits described in the preceding paragraph upon each of their departures from Synopsys following the end of fiscal year 2025.
The table below outlines the potential payments and benefits payable to each NEO as if such NEO was terminated by Synopsys on October 31, 2025, the last day of fiscal 2025. The payments set forth below are payable to: (1) Mr. Ghazi pursuant to his 2024 Employment Agreement; and (2) Mses. Glaser and Lee and Messrs. Mahoney and Runkel, in their capacity as executive officers, pursuant to the Severance Plan. Pursuant to his 2024 Employment Agreement, Dr. de Geus is not entitled to receive severance on account of terminations of employment occurring more than 90 days before, or more than 24 months following, a change of control of Synopsys.

Name	Salary-Based Severance ($)	Cash-Based Incentive Award ($)(1)	Health and Welfare Benefit ($)	Intrinsic Value of Unvested RSU Awards ($)(2)	Intrinsic Value of Unvested Option Awards ($)(2)
Sassine Ghazi	1,350,000	1,800,000	44,049	2,863,604	489,766
Dr. Aart J. de Geus	—	—	—	—	—
Shelagh Glaser	600,000	660,000	29,168	2,633,971	394,407
Janet Lee	410,000	369,000	27,665	4,647,571	—
Rick Mahoney	450,000	675,000	21,454	945,761	515,443
John F. Runkel, Jr.	450,000	405,000	29,168	615,380	96,974
(1)Amounts represent the cash-based incentive award that would be received under the EIP assuming (i) the average achievement of our Corporate Financial Goals is equal to 100.0% and (ii) 12 months served as a full-time employee during the applicable period.
(2)Amounts represent the intrinsic value of accelerated restricted stock units and stock options based upon $453.82, the closing price per share of our common stock on October 31, 2025, the last trading day of fiscal 2025, as reported on the Nasdaq Global Select Market.

2026 Proxy Statement	89

PROPOSAL 3 — Advisory Vote to Approve Executive Compensation
Pay Ratio Disclosure
In accordance with SEC rules, we are providing the following information about the relationship of the annual total compensation of our employees (other than our Chief Executive Officer) to the annual total compensation of our Chief Executive Officer.
This disclosure should be considered within the context of our structure and operations. Although our headquarters are located in California, we have employees in approximately 30 countries. As of the end of fiscal 2025, approximately 80% of our employees were based outside of the U.S. Our Compensation Committee has designed our executive compensation program to provide competitive and internally equitable compensation and benefits opportunities for all employees. Our general employee compensation program is designed separately from the executive officer compensation program to be competitive based on an employee’s position and geographic location.
CEO Pay Ratio
For fiscal 2025:
•The annual total compensation of our median employee in fiscal 2025 was $93,538, which amount was calculated in accordance with Item 402(c)(2)(x) of Regulation S-K.
•The annual total compensation of Mr. Ghazi was $19,605,963, which amount represents the total compensation reported for our Chief Executive Officer under the “Summary Compensation Table” for fiscal 2025.
Based on the above, the ratio of the annual total compensation of our Chief Executive Officer to the annual total compensation of our median employee for fiscal 2025 is estimated to be 210 to 1.
Assumptions and Methodology
We selected October 31, 2025, the last day of fiscal 2025, as the date on which to determine our median employee. In addition to our Chief Executive Officer, we excluded 6,951 individuals who became employed as a result of our acquisition of Ansys in July 2025 in accordance with an exemption under the pay ratio rules for acquisitions completed in the relevant fiscal year. Following the application of this exemption, there was no significant change to our historical employee population. For purposes of identifying the median employee, we estimated the following elements of compensation for each employee, which in the aggregate represents the consistently applied compensation measure that we used for our pay ratio determination:
•Base salary or base pay earned for fiscal 2025;
•Target annual cash incentive compensation for fiscal 2025; and
•Grant date fair value of equity awards granted in fiscal 2025.
We selected this consistently applied compensation measure because it reflects our primary compensation elements across our employee population. For purposes of identifying the median employee, any compensation paid in foreign currencies was converted to U.S. dollars based on the average of the monthly exchange rates for the twelve-month period ended October 31, 2025. In identifying the median employee, we did not make any cost-of-living adjustments in accordance with Item 402(u) of Regulation S-K.
A portion of our employee workforce identified above, including both full-time and part-time employees, worked for less than the full fiscal year due to commencing employment after the beginning of fiscal 2025 or taking an unpaid leave of absence during fiscal 2025. In determining the median employee, we annualized the total compensation of such individuals who were permanent employees based on reasonable assumptions and estimates relating to our employee compensation program.
We believe that the pay ratio reported above is a reasonable estimate calculated in a manner consistent with and utilizing SEC rules based on our internal records and the company-specific methodology described above. The SEC rules for identifying the “median employee” and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. Accordingly, the pay ratio reported by other companies may not be comparable to the pay ratio reported by us, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their pay ratios.

90

PROPOSAL 3 — Advisory Vote to Approve Executive Compensation
Pay Versus Performance Disclosure
In accordance with Item 402(v) of Regulation S-K, we provide the following disclosure regarding executive compensation for our principal executive officers (PEOs) and Non-PEO NEOs and Company performance for the fiscal years listed below.

Year	Summary Compensation Table Total for Sassine Ghazi¹ ($)	Compensation Actually Paid to Sassine Ghazi¹˒²˒³ ($)	Summary Compensation Table Total for Dr. Aart J. de Geus¹ ($)	Compensation Actually Paid to Dr. Aart J. de Geus¹˒²˒³ ($)	Summary Compensation Table Total for Dr. Chi-Foon Chan¹ ($)	Compensation Actually Paid to Dr. Chi-Foon Chan¹˒²˒³ ($)	Average Summary Compensation Table Total for Non-PEO NEOs¹ ($)	Average Compensation Actually Paid to Non-PEO NEOs¹˒²˒³ ($)	Value of Initial Fixed $100 Investment based on:[4]		Net Income[5] ($ Millions)	Revenue[5,6] ($ Millions)
									Total Stockholder Return ($)	Peer Group Total Stockholder Return ($)
(a)			(b)	(b)	(c)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2025	19,605,963	(15,589,671)	—	—	—	—	4,837,777	(6,058,698)	212.2	318.9	1,333	7,054
2024	27,404,261	30,466,869	8,963,359	15,455,755	—	—	6,229,241	9,084,048	240.16	231.83	2,236	6,127
2023	—	—	12,681,076	34,149,432	—	—	7,755,213	16,756,632	213.69	150.63	1,218	5,318
2022	—	—	10,058,495	10,852,624	359,853	(23,874,312)	4,531,826	4,697,917	138.33	118.75	978	4,616
2021	—	—	9,974,985	34,724,593	9,976,485	34,726,093	5,752,339	17,052,055	155.79	146.93	756	4,204
(1)The individuals comprising the PEO NEOs for each year presented are listed below.

2021	2022	2023	2024	2025
Dr. Aart J. de Geus	Dr. Aart J. de Geus	Dr. Aart J. de Geus	Dr. Aart J. de Geus	Sassine Ghazi
Chi-Foon Chan	Chi-Foon Chan		Sassine Ghazi
The individuals comprising the Non-PEO NEOs for each year presented are listed below.

2021	2022	2023	2024	2025
Sassine Ghazi	Sassine Ghazi	Sassine Ghazi	Shelagh Glaser	Dr. Aart J. de Geus
Trac Pham	Trac Pham	Trac Pham	Rick Mahoney	Shelagh Glaser
Joseph W. Logan	Joseph W. Logan	Shelagh Glaser	John F. Runkel, Jr.	Janet Lee
John F. Runkel, Jr.	John F. Runkel, Jr.	Rick Mahoney		Rick Mahoney
		John F. Runkel, Jr.		John F. Runkel, Jr.
(2)The amounts shown for Compensation Actually Paid have been calculated in accordance with Item 402(v) of Regulation S-K and do not reflect compensation actually earned, realized, or received by Synopsys' NEOs. These amounts reflect the Summary Compensation Table Total with certain adjustments as described in footnote 3 below.
(3)Compensation Actually Paid reflects the exclusions and inclusions of certain amounts for the PEOs and the Non-PEO NEOs as set forth below. Equity values are calculated in accordance with FASB ASC Topic 718. Amounts in the Exclusion of Stock Awards and Option Awards columns below are the totals derived from the Stock Awards and Option Awards columns set forth in the Summary Compensation Table.

Year	Summary Compensation Table Total for Sassine Ghazi ($)	Exclusion of Stock Awards and Option Awards for Sassine Ghazi ($)	Inclusion of Equity Values for Sassine Ghazi ($)	Compensation Actually Paid to Sassine Ghazi ($)
2025	19,605,963	(17,519,786)	(17,675,848)	(15,589,671)

Year	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Exclusion of Stock Awards and Option Awards for Non-PEO NEOs ($)	Average Inclusion of Equity Values for Non-PEO NEOs ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)
2025	4,837,777	(4,152,935)	(6,743,540)	(6,058,698)

2026 Proxy Statement	91

PROPOSAL 3 — Advisory Vote to Approve Executive Compensation
The amounts in the Inclusion of Equity Values in the tables above are derived from the amounts set forth in the following tables:

Year	Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for Sassine Ghazi ($)	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for Sassine Ghazi ($)	Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year for Sassine Ghazi ($)	Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for Sassine Ghazi ($)	Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for Sassine Ghazi ($)	Total - Inclusion of Equity Values for Sassine Ghazi ($)
2025	8,810,795	(23,655,246)	—	(2,831,397)	—	(17,675,848)

Year	Average Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for Non-PEO NEOs ($)	Average Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for Non-PEO NEOs ($)	Average Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for Non-PEO NEOs ($)	Total - Average Inclusion of Equity Values for Non-PEO NEOs ($)
2025	2,408,279	(7,519,039)	—	(1,632,780)	—	(6,743,540)
(4)The Peer Group TSR set forth in this table utilizes the S&P 500 Information Technology Index, which we also utilize in the stock performance graph required by Item 201(e) of Regulation S-K included in our 2025 Annual Report on Form 10-K. The comparison assumes $100 was invested for the period starting October 31, 2020, through the end of the listed year in Synopsys and in the S&P 500 Information Technology Index, respectively. Historical stock performance is not intended to forecast nor be indicative of the future stock performance of our common stock.
(5)On September 30, 2024, we completed the sale of our Software Integrity Group. Net Income and Revenue are presented on a continuing operations basis for fiscal 2022, 2023 and 2024, which excludes the results of the Software Integrity Group during those fiscal years. Our financial statements for fiscal 2021 were not revised to reflect the sale of the Software Integrity Group and therefore Net Income and Revenue for fiscal 2021 include the results of the Software Integrity Group.
(6)We determined Revenue, as calculated in accordance with GAAP, to be our Company-Selected Measure as we deem it to be the most important financial performance measure used to link Company performance to Compensation Actually Paid to our PEOs and Non-PEO NEOs in 2025.

92

PROPOSAL 3 — Advisory Vote to Approve Executive Compensation
Description of Relationship Between PEOs and Non-PEO NEO Compensation Actually Paid and Performance Measures
The following chart sets forth the relationship between Compensation Actually Paid to our PEOs, the average of Compensation Actually Paid to our Non-PEO NEOs, Synopsys' cumulative TSR, and our Peer Group TSR, in each case, over the five most recently completed fiscal years. In June 2022, Dr. Chi-Foon Chan departed from his role as co-Chief Executive Officer, at which point his unvested awards terminated, resulting in negative ‘compensation actually paid’ for those forfeited awards.
PEO AND AVERAGE NON-PEO NEO COMPENSATION ACTUALLY PAID
VERSUS COMPANY TSR AND S&P 500 INFORMATION TECHNOLOGY TSR

Sassine Ghazi Compensation Actually Paid	Dr. Aart J. de Geus Compensation Actually Paid
Dr. Chi-Foon Chan Compensation Actually Paid	Average Non-PEO NEO Compensation Actually Paid
Synopsys, Inc. TSR	S&P 500 Information Technology Index TSR
The following chart sets forth the relationship between Compensation Actually Paid to our PEOs, the average of Compensation Actually Paid to our Non-PEO NEOs, our Net Income and our Revenue, in each case, during the five most recently completed fiscal years. In June 2022, Dr. Chi-Foon Chan departed from his role as co-Chief Executive Officer, at which point his unvested awards terminated, resulting in negative ‘compensation actually paid’ for those forfeited awards.
PEO AND AVERAGE NON-PEO NEO COMPENSATION ACTUALLY PAID
VERSUS NET INCOME AND REVENUE

Sassine Ghazi Compensation Actually Paid	Dr. Aart J. de Geus Compensation Actually Paid
Dr. Chi-Foon Chan Compensation Actually Paid	Average Non-PEO NEO Compensation Actually Paid
Synopsys, Inc. Net Income	Synopsys, Inc. Revenue

2026 Proxy Statement	93

PROPOSAL 3 — Advisory Vote to Approve Executive Compensation
Tabular List of Financial Performance Measures
The following table presents the financial performance measures that Synopsys considers to be the most important in linking Compensation Actually Paid to our PEO and other NEOs for 2025 to Synopsys performance. The measures in this table are not ranked.

Revenue
Compound Annual Growth Rate of Revenue
Non-GAAP Operating Margin
Backlog(1)
rTSR(2)

(1)“Backlog” means contracted but unsatisfied or partially unsatisfied performance obligations as of October 31, 2025, which includes non-cancellable Flexible Spending Account (FSA) commitments from customers where actual product selection and quantities of specific products or services are to be determined by customers at a later date, and excludes future sales-based royalty payments from the remaining performance obligations. Approximately 45% of the backlog as of October 31, 2025, excluding non-cancellable FSA, is expected to be recognized as revenue over the next 12 months, with the remainder recognized thereafter. The majority of the remaining backlog is expected to be recognized in the following three years.
(2)"rTSR" measures Synopsys' stock price ranking as measured against the S&P 500 Information Technology Sector Index.
Company Policies and Practices Related to the Grant of Certain Equity Awards Close in Time to the Release of Material Nonpublic Information
Synopsys maintains equity grant timing guidelines for specifying the timing of equity grants, including option grants, made by the Compensation Committee and the Chief Executive Officer, who has been delegated the authority to make grants to employees who are not members of Synopsys’ Corporate Staff and Section 16 officers.
Annual grants of equity awards to members of Synopsys’ Corporate Staff and Section 16 officers, and direct reports of the CEO with a designation at or above Vice President (or equivalent level), are approved by the Compensation Committee at a pre-scheduled meeting in the first quarter of the fiscal year, and the effective grant date of such awards will be the meeting date unless the meeting date falls within a closed trading window, in which case the Compensation Committee will approve an effective grant date outside of the closed trading window. The effective grant date of new-hire, promotional or special recognition equity grants for such persons will be the approval date unless the approval date falls within a closed trading window, in which case the Compensation Committee will approve an effective grant date outside of the closed trading window.
With respect to equity awards granted to employees, other than members of Corporate Staff, Section 16 officers and direct reports of the CEO with a designation below Vice President (or equivalent level) made by the Chief Executive Officer pursuant to his delegation by the Compensation Committee, the grant effective date will be outside of Synopsys’ closed windows.
During fiscal 2025, no named executive officer received a grant of stock options during the period beginning four business days before, and ending one business day after, the filing of a periodic report on Form 10-Q or Form 10-K, or the filing or furnishing of a current report on Form 8-K that discloses material nonpublic information.

94

PROPOSAL 3 — Advisory Vote to Approve Executive Compensation
Equity Compensation Plan Information
The following table provides information regarding our equity compensation plans as of October 31, 2025.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (#)(1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($)(2)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (#)(3)
Equity Compensation Plans Approved by Stockholders	4,423(4)	357.73	29,438(5)
Equity Compensation Plans Not Approved by Stockholders(6)	—	—	—
Total	4,423	357.73	29,438
(1)Number of securities in thousands.
(2)The weighted-average exercise price does not include outstanding restricted stock units, which have no exercise price.
(3)Number of securities in thousands. These numbers exclude the shares listed under the column heading “Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights.”
(4)Includes (a) approximately 3.3 million shares of common stock issuable upon vesting of restricted stock units under the Equity Incentive Plan and vesting of restricted stock awards under the 2017 Directors Plan, and (b) approximately 1.2 million shares of common stock issuable upon exercise of outstanding stock options granted under the Equity Incentive Plan and the 2017 Directors Plan.
(5)Comprised of (a) approximately 14.4 million shares remaining available for issuance under the Equity Incentive Plan, (b) approximately 0.4 million shares remaining available for issuance under the 2017 Directors Plan, and (c) approximately 14.7 million shares remaining available for issuance under the Employee Stock Purchase Plan as of October 31, 2025, including shares subject to purchase during the current offering period, which commenced on September 1, 2025 (the exact number of which will not be known until the purchase date on February 27, 2026).
(6)Does not include approximately 895,000 shares of Synopsys common stock issuable for unvested outstanding restricted stock units that Synopsys assumed as part of the acquisition of Ansys in July 2025 and approximately 235 shares of common stock issuable upon exercise of outstanding stock options, with a weighted-average exercise price of $18.09 per share, which were granted under various plans assumed in connection with acquisitions of other companies. No shares remain available for future issuance under these acquired plans.

2026 Proxy Statement	95

AUDIT MATTERS
The Audit Committee of our Board has selected KPMG LLP, an independent registered public accounting firm, to audit our consolidated financial statements for fiscal 2026. KPMG LLP has audited our consolidated financial statements since fiscal 1992. As a matter of good corporate governance, we are asking our stockholders to ratify the Audit Committee’s selection of KPMG LLP as our independent registered public accounting firm for fiscal 2026.
We expect that KPMG LLP representatives will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.
Stockholder ratification of the appointment of KPMG LLP as our independent registered public accounting firm is not required by our Bylaws or otherwise. Nevertheless, our Board is submitting the selection of KPMG LLP to our stockholders for ratification. If our stockholders do not ratify the selection, the Audit Committee will reconsider whether or not to retain KPMG LLP. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the selection of a different independent registered public accounting firm at any time if they determine that such a change would be in the best interests of Synopsys and our stockholders.
Fees and Services of Independent Registered Public Accounting Firm
The following table presents fees for professional audit services rendered by KPMG LLP for the audit of our annual financial statements and fees billed for all other services rendered by KPMG LLP during the following fiscal years.

	Fiscal Year Ended
	Oct. 31, 2025 (in thousands)	Nov. 2, 2024 (in thousands)
Audit Fees(1)	$12,275	$7,520
Audit-Related Fees(2)	4	2,898
Tax Fees(3)	137	18
All Other Fees(4)	23	28
TOTAL FEES	$12,439	$10,464
(1)Audit fees consist of fees for the audit of Synopsys’ consolidated financial statements in our 2025 Annual Report on Form 10-K, review of Synopsys’ interim condensed consolidated financial statements in each of our Quarterly Reports on Form 10-Q, and services that are normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements.
(2)Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of Synopsys’ consolidated financial statements and not reported under “Audit Fees.” This category includes fees related to the performance of attestation services not required by statute or regulations.
(3)Tax fees consist of fees for professional services for tax compliance, tax advice and tax planning. This category includes fees primarily related to assistance with international tax compliance services pertaining to certain foreign subsidiaries.
(4)All other fees consist of permitted services other than audit or tax services, and include fees related to a subscription to KPMG LLP’s research tools and other general advisory services.

96

Audit Matters
Audit Committee Pre-Approval Policies and Procedures
As required by Section 10A(i)(1) of the Exchange Act, all audit and non-audit services to be performed by our independent registered public accounting firm must be approved in advance by the Audit Committee, subject to certain exceptions relating to non-audit services accounting for less than five percent of the total fees paid to our independent registered public accounting firm which are subsequently ratified by the Audit Committee. In addition, pursuant to Section 10A(i)(3) of the Exchange Act, the Audit Committee has established procedures by which the Chair of the Audit Committee may pre-approve such services, provided the Chair subsequently reports the details of the services to the full Audit Committee. All audit-related fees, tax fees and all other fees, as described in the table above, were approved by the Audit Committee.
Audit Committee Report*
As more fully described in its written charter, the Audit Committee acts on behalf of the Board to perform financial oversight responsibilities relating to (1) the integrity of Synopsys’ financial statements, financial reporting processes and systems of internal accounting and financial controls, (2) Synopsys’ internal audit function, which is responsible for independently and objectively assessing Synopsys’ financial and business processes and controls, including controls related to the integrity and reliability of financial information, (3) the annual independent audit of Synopsys’ financial statements, (4) the engagement of Synopsys’ independent registered public accounting firm and evaluation of their performance and independence, (5) compliance with legal and regulatory requirements that pertain to Synopsys’ financial statements, internal controls over financial reporting, and disclosure controls, (6) the evaluation of risks associated with financial reporting, accounting, auditing and tax matters, and (7) the fulfillment of other responsibilities as prescribed by the Board. The Audit Committee has the authority to retain, at Synopsys’ expense, special legal, accounting or other advisors or consultants as it deems necessary or appropriate in the performance of its duties. It also has the authority to require that any of Synopsys’ personnel, counsel, independent auditors or investment bankers, or other Synopsys advisors, attend any meeting of the Audit Committee or meet with any member of the Audit Committee or any of its consultants.
In fiscal 2025, the Audit Committee was composed of certain of our non-employee directors. Each member of the Audit Committee is considered independent under our Corporate Governance Guidelines, applicable federal securities laws and the Nasdaq Listing Standards. In addition, the Board has determined that each current member of the Audit Committee (Mr. Borgen, Ms. Johnson, Ms. Sargent and Mr. Shimer) qualifies as an “audit committee financial expert” within the meaning of the regulations of the SEC.
The Audit Committee’s function is not intended to duplicate or certify the actions of management or Synopsys’ independent auditors. Management is responsible for the preparation, presentation, and integrity of Synopsys’ financial statements and the effectiveness of Synopsys’ internal control over financial reporting. Synopsys’ independent auditors are responsible for expressing an opinion as to the conformity of Synopsys’ consolidated financial statements with generally accepted accounting principles and as to the effectiveness of Synopsys’ internal control over financial reporting. The Audit Committee provides Board-level oversight, advising and directing management and the independent auditors on the basis of the information presented to the Audit Committee, the Audit Committee’s discussions with management and the auditors, and the Audit Committee members’ business and financial experience.
The Audit Committee met eight times during fiscal 2025. Its agenda included reviewing Synopsys’ financial statements, internal control over financial reporting, and audit and other matters. The Audit Committee met with Synopsys’ internal auditors and independent auditors, with and without management present, to discuss the scope, plan, status, and results of their respective audits. In addition, the Audit Committee met with management and the independent auditors each quarter to review Synopsys’ interim financial results and quarterly earnings press releases prior to their issuance. The Audit Committee also reviewed Synopsys’ Quarterly Reports on Form 10-Q and its 2025 Annual Report on Form 10-K prior to their filing with the SEC. At quarterly meetings, the Audit Committee reviewed and discussed with management, and management gave presentations regarding, Synopsys’ financial reporting and controls, investments, financing activities, taxes and insurance, and related risks, as well as other topics with potential significant financial impact. Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board approved, that Synopsys' audited financial statements for the fiscal year ended October 31, 2025 be included in the 2025 Annual Report on Form 10-K that was filed with the SEC on December 22, 2025. The Audit Committee oversaw Synopsys’ anonymous and confidential ethics reporting system, which encourages and allows employees to submit concerns directly to senior management and the Audit Committee.
AUDIT COMMITTEE
Mercedes Johnson, Chair
Luis Borgen
Jeannine P. Sargent
*This report shall not constitute “soliciting material,” shall not be deemed “filed” with the SEC and is not to be incorporated by reference into any of our other filings under the Securities Act or the Exchange Act, except to the extent we specifically incorporate this report by reference therein.

2026 Proxy Statement	97

Audit Matters
Communications with Management and Independent Registered Public Accounting Firm
The Audit Committee has reviewed and discussed our audited financial statements with management. In addition, the Audit Committee has discussed with KPMG LLP, Synopsys’ independent registered public accounting firm, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB) and the SEC. The Audit Committee has also received the written disclosures from KPMG LLP required by applicable requirements of the PCAOB regarding KPMG LLP’s communications with the Audit Committee concerning independence. The Audit Committee has discussed with KPMG LLP and reviewed KPMG LLP’s independence from Synopsys, including whether KPMG LLP’s provision of non-audit services was compatible with that independence.
Recommendation Regarding Financial Statements
Based on the review and discussions referred to above, the Audit Committee unanimously recommended to our Board that Synopsys’ audited fiscal 2025 financial statements be included in our 2025 Annual Report on Form 10-K.
AUDIT COMMITTEE
Mercedes Johnson, Chair
Luis Borgen
Jeannine P. Sargent

98

STOCKHOLDER PROPOSAL
We received a stockholder proposal from John Chevedden of 2215 Nelson Avenue, No. 205, Redondo Beach, California 90278 (the Proponent), who beneficially owns 6 shares of our common stock. The Proponent has requested that we include the following proposal and supporting statement in this Proxy Statement for the Annual Meeting. The proposal may be voted on at the Annual Meeting only if properly presented by the Proponent or the Proponent’s qualified representative at the Annual Meeting.
For the reasons set forth following the Proponent’s proposal, our Board opposes adoption of the proposal and recommends that you vote AGAINST the proposal.
Proposal 5 – Shareholder Right to Act by Written Consent
Shareholders request that the board of directors take the necessary steps to permit written consent by the shareholders entitled to cast the minimum number of votes that would be necessary to authorize an action at a meeting at which all shareholders entitled to vote thereon were present and voting (without any discrimination or restriction based on length of stock ownership). This includes shareholder ability to initiate any appropriate topic for written consent.
Synopsys shareholders have a particular need for the right to act by written consent because it is considerably more difficult than necessary for Synopsys shareholders to call a special shareholder meeting. Delaware law considers it reasonable for 10% of shareholders to call a special meeting - yet Synopsys made the threshold 15% of shareholders and then discriminated against Synopsys shareholders who owned their stock for less than one continuous year by excluding them from this important shareholder right.
If Synopsys finds itself in a future slump, Synopsys shareholders and potential Synopsys shareholders will not even consider acquiring more shares in order to call for a special shareholder meeting in order to incentivize a turnaround, if they have to sit on their shares for one-year to call for a special shareholder meeting. A one-year holding period makes no sense. A slumping stock price demands a quick response before the window of opportunity passes. This is why Synopsys needs a shareholder right to act by written consent without forcing Synopsys shareholders to first hold their shares for one-year.
If one shareholder or a group of shareholders can quickly acquire more shares to call for a special shareholder meeting this is an incentive for Synopsys Directors to avoid a slump in the first place since the continued service of the certain Synopsys Directors could be terminated by written consent. This is a good incentive for the Synopsys Directors to have for the benefit of all Synopsys shareholders.
Acting by written consent is hardly ever used by shareholders but the main point of acting by written consent is that it gives shareholders greater standing to engage effectively with management.
Management will have an incentive to genuinely engage with shareholders, instead of stonewalling, if shareholders have a reasonable Plan B alternative of acting by written consent. Management likes to claim that shareholders have multiple means to communicate with management but in most cases these means are as effective as mailing a letter to the CEO. A reasonable right to act by written consent is an important step for effective shareholder engagement with management.
Please vote yes:
Shareholder Right to Act by Written Consent – Proposal 5

2026 Proxy Statement	99

Stockholder Proposal
Synopsys’ Statement in Opposition to Proposal 5
Our Board unanimously recommends that you vote AGAINST Proposal 5 because it is not in the best interests of Synopsys’ stockholders and is unnecessary given Synopsys’ existing special meeting right and strong corporate governance practices, the lack of safeguards and current market practice, as described below. This same stockholder proposal from the same stockholder proponent was rejected by Synopsys stockholders at the 2022 annual meeting of stockholders.
Our existing special meeting right is an appropriate method for stockholders to implement change at Synopsys.
Synopsys’ Bylaws permit stockholders that collectively own at least 15% or more of its stock for at least one year to call a special meeting outside of the annual meeting. The current threshold was reduced from 20% after extensive engagement with our stockholders following our 2023 annual meeting of stockholders.
The Board continues to believe that our existing special meeting right is a more appropriate avenue to implement change at Synopsys because, among other reasons, special meetings ensure proposals are widely disseminated to all stockholders in advance through a proxy statement and additional soliciting materials, which must contain accurate and complete information about the proposed actions. These advance notice and transparency requirements afford all (rather than a portion of) stockholders the chance to consider and vote on proposed stockholder actions.
Additionally, coupling the special meeting right with a reasonable ownership requirement ensures that stockholders with a durationally meaningful interest in Synopsys have the ability to propose actions for consideration in between annual meetings, while minimizing the risk that a small group of stockholders could use the right to act by written consent for their own short-term or special interests.
Proposal 5 lacks safeguards and provides a greater opportunity for abuse.
Currently, any matter that Synopsys or its stockholders wish to present for a vote must be publicly noticed in advance and properly presented at a stockholder meeting. These safeguards ensure all stockholders have the same opportunity to consider and vote on major decisions affecting Synopsys and their interests in a transparent and fair manner. In contrast, the written consent proposal at issue would permit a small group of stockholders, who have no fiduciary duties to other stockholders and may have short-term or special interests, to take significant corporate action with no such safeguards in place. A stockholder seeking action by written consent may attempt to solicit the fewest possible stockholders to take action, rather than seeking input from all stockholders. The Board believes that all stockholders should have a voice in critical matters, as well as a meaningful and structured opportunity to exchange views with the Board before acting. The proposed written consent process would effectively disenfranchise stockholders who do not have (or are not given) the opportunity to participate in the written consent, increasing the risk of potential abuse by denying certain stockholders the ability to participate or vote in major decisions affecting Synopsys and their interests.
Our strong corporate governance principles and practices promote stockholder rights.
Synopsys has long demonstrated its commitment to sound principles of corporate governances. The Board regularly reviews Synopsys’ corporate governance practices to ensure we are maintaining leading governance practices and procedures. In addition to the stockholders’ existing right to call a special meeting, Synopsys’ corporate governance program also provides for:
•The annual election of all directors;
•A majority voting standard in uncontested director elections with advanced conditional resignation for failing to meet such majority vote;
•Stockholder ability to remove directors, with or without cause;
•No supermajority voting provisions;
•No stockholder rights plan or “poison pill;”
•Single class of common stock structure; and
•Robust outreach and engagement with stockholders on corporate governance.
As a result of these practices, Synopsys stockholders already have meaningful rights and accountability tools without bypassing the existing meeting process.
Our current practice is consistent with market practice.
Our current practice to not permit the kind of stockholder action by written consent requested by the proponent is consistent with market practice of most other large public companies. An overwhelming majority of S&P 500 companies either do not permit stockholders to act by written consent at all or require that any stockholder action by written consent be unanimous (which, for a large public company, is effectively the same as not permitting action by written consent). As such, we believe that the current special meeting right, combined with our ongoing dialogue with stockholders and our current corporate governance practices as described above, renders the proposal’s implementation unnecessary.
For these reasons, we believe Proposal 5 is neither in the best interest of Synopsys stockholders nor necessary and recommend you vote AGAINST Proposal 5.

100

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to the beneficial ownership of our common stock as of the Record Date by (1) each person known by us to beneficially own more than five percent of our common stock outstanding on that date, (2) each of our directors and nominees, (3) each of our NEOs, and (4) all of our current directors and executive officers as a group. Unless otherwise indicated, each entity or person listed below maintains a mailing address of c/o Synopsys, Inc., 675 Almanor Avenue, Sunnyvale, California 94085.

Name of Beneficial Owner(1)	Number of Shares of Common Stock Beneficially Owned (#)	Percentage of Outstanding Shares (%)(2)	Additional Information
Entities associated with The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	13,551,037	7.1	Based solely on the Schedule 13G/A filed with the SEC on February 13, 2024, reporting beneficial ownership as of December 29, 2023. The Vanguard Group, Inc. has sole dispositive power with respect to 12,895,933 shares, shared dispositive power with respect to 203,096 shares, sole voting power with respect to 0 shares and shared voting power with respect to 655,104 shares.
Entities associated with BlackRock, Inc. 50 Hudson Yards New York, NY 10001	11,788,658	6.2	Based solely on the Schedule 13G/A filed with the SEC on January 26, 2024, reporting beneficial ownership as of December 31, 2023. BlackRock, Inc. has sole dispositive power with respect to 11,788,658 shares and sole voting power with respect to 10,617,657 shares.
Luis Borgen Director	5,230	*	Includes stock options to purchase 3,397 shares exercisable by Mr. Borgen within 60 days following the Record Date and 491 shares of restricted stock that are not vested as of the Record Date and are subject to forfeiture.
Janice D. Chaffin Director	15,169	*	Includes 491 shares of restricted stock that are not vested as of the Record Date and are subject to forfeiture.
Bruce R. Chizen Director	15,709	*	Includes 491 shares of restricted stock that are not vested as of the Record Date and are subject to forfeiture.
Dr. Aart J. de Geus Executive Chair of the Board of Directors	589,814	*	Includes (i) stock options to purchase 145,793 shares exercisable by Dr. de Geus within 60 days following the Record Date and (ii) 1,763 restricted stock units that vest within 60 days following the Record Date. Also includes (i) 14,500 shares owned by Mora Investment Partners L.P. and (ii) 308,791 shares held under a family trust.
Sassine Ghazi President, Chief Executive Officer and Director	200,811	*	Includes (i) stock options to purchase 125,361 shares exercisable by Mr. Ghazi within 60 days following the Record Date and (ii) 1,322 restricted stock units that vest within 60 days following the Record Date.
Shelagh Glaser Chief Financial Officer	35,532	*	Includes (i) stock options to purchase 16,897 shares exercisable by Ms. Glaser within 60 days following the Record Date and (ii) 793 restricted stock units that vest within 60 days following the Record Date.
Dr. Ajei Gopal Director	167,746	*	Includes 1,140 shares of restricted stock that are not vested as of the Record Date and are subject to forfeiture.
Mercedes Johnson Director	2,390	*	Includes 491 shares of restricted stock that are not vested as of the Record Date and are subject to forfeiture. Also includes 1,899 shares held under a trust.

2026 Proxy Statement	101

Security Ownership of Certain Beneficial Owners and Management

Name of Beneficial Owner(1)	Number of Shares of Common Stock Beneficially Owned	Percentage of Outstanding Shares(2)	Additional Information
Janet Lee General Counsel and Corporate Secretary	14,902	*	Includes 991 restricted stock units that vest within 60 days following the Record Date.
Rick Mahoney Former Chief Revenue Officer	23,590	*	Includes stock options to purchase 16,157 shares exercisable by Mr. Mahoney within 60 days following the Record Date.
Robert G. Painter Director	2,291	*	Includes 764 shares of restricted stock that are not vested as of the Record Date and are subject to forfeiture.
John F. Runkel, Jr. Former General Counsel and Corporate Secretary	31,417	*	Includes stock options to purchase 9,016 shares exercisable by Mr. Runkel within 60 days following the Record Date.
Jeannine P. Sargent Director	8,987	*	Includes stock options to purchase 5,998 shares exercisable by Ms. Sargent within 60 days following the Record Date. Also includes 491 shares of restricted stock that are not vested as of the Record Date and are subject to forfeiture. Also includes 445 shares held under a family trust.
John G. Schwarz Director	12,787	*	Includes 491 shares of restricted stock that are not vested as of the Record Date and are subject to forfeiture.
Peter A. Shimer Director	—	*	Not applicable.
Ravi Vijayaraghavan Director	3,214	*	Includes 1,140 shares of restricted stock that are not vested as of the Record Date and are subject to forfeiture.
All current directors and executive officers as a group (15 persons)	1,074,598	*	Includes (i) stock options to purchase 297,446 shares exercisable by all current directors and executive officers within 60 days following the Record Date and (ii) 4,869 restricted stock units that vest within 60 days following the Record Date. Also includes 5,990 shares of restricted stock that are not vested as of the Record Date and are subject to forfeiture.
*Less than 1%
(1)Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as indicated in the “Additional Information” column, and subject to community property laws where applicable, we believe, based on information furnished by such persons and from Schedules 13D and 13G filed with the SEC, that the persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them as of the Record Date.
(2)Percentage of beneficial ownership is based on 191,561,935 shares of common stock outstanding as of the Record Date, adjusted as required by SEC rules. Shares of common stock that are subject to stock options or other convertible securities currently issuable or issuable into shares of common stock within 60 days of the Record Date, are deemed outstanding for the purposes of computing the percentage ownership of the person holding these stock options or convertible securities, but are not deemed outstanding for computing the percentage ownership of any other person.

102

ADDITIONAL INFORMATION
About the Annual Meeting
Information about our Annual Meeting
How do I attend and participate in the virtual Annual Meeting?
We are holding a virtual Annual Meeting via live webcast. To attend and participate in the Annual Meeting, you will need the 16-digit control number included on your Notice of Availability of Proxy Materials, proxy card, or voting instruction form. The Annual Meeting will begin at 8:00 a.m. Pacific Time. We encourage you to access the Annual Meeting prior to the start time. Online access will begin at approximately 7:45 a.m. Pacific Time.
The virtual Annual Meeting platform is fully supported across browsers and devices running the most updated version of applicable software and plugins. Stockholders should ensure that they have a strong internet connection if they intend to attend and/or participate in the Annual Meeting. Attendees should allow plenty of time to log in and ensure that they can hear streaming audio prior to the start of the Annual Meeting.
If you encounter any difficulties accessing the virtual Annual Meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual meeting login page for assistance. Technical support will be available beginning at approximately 7:45 a.m. Pacific Time on April 16, 2026 through the conclusion of the Annual Meeting.
Information about our Proxy Materials
Why did I receive a notice about Synopsys’ proxy materials?
Since you owned common stock of Synopsys at the close of business on the Record Date, you are considered a stockholder. Our Board is soliciting proxies for the Annual Meeting. Accordingly, we are providing you with access to our proxy materials in order to solicit your vote at the Annual Meeting.
The Notice of Availability of Proxy Materials, this Proxy Statement, the accompanying proxy card or voting instruction form and our 2025 Annual Report on Form 10-K will be provided to stockholders on or about February 19, 2026.
Why did I receive a two-page notice instead of the proxy materials themselves, and how can I get the materials?
We are pleased to continue to take advantage of the SEC rule that allows companies to furnish proxy materials to their stockholders over the Internet. As a result, we are mailing to most of our stockholders a two-page Notice of Availability of Proxy Materials instead of a printed copy of all of the proxy materials.
The Notice of Availability of Proxy Materials you received provides instructions on how to access our proxy materials and submit your vote on the Internet and also instructs you on how to request a printed copy of our proxy materials. We believe this process of sending a two-page notice reduces the environmental impact of printing and distributing hard copy materials and lowers our costs.
Why did I receive a full set of proxy materials in the mail instead of a two-page notice?
If you previously requested printed copies of the proxy materials, we have provided you with printed copies of the proxy materials instead of a two-page Notice of Availability of Proxy Materials. If you would like to reduce the environmental impact and the costs incurred by us in mailing proxy materials, you may elect to receive all future proxy materials electronically via email or the Internet.
To sign up for electronic delivery, please follow the instructions to vote using the Internet provided with your proxy materials and on your proxy card or voting instruction form, and, when prompted, indicate that you agree to receive or access stockholder communications electronically in the future.

2026 Proxy Statement	103

Additional Information
Information about Our Proposals
What proposals will be presented at the Annual Meeting and what are the voting recommendations of the Board of Directors?
The proposals that will be presented at the Annual Meeting and our Board's voting recommendations are set forth in the table below.

Proposal	Board of Directors’ Voting Recommendation
1.To elect ten directors nominated by our Board of Directors to hold office until the next annual meeting of stockholders and until their successors have been elected	FOR each director nominee
2.To approve our Amended and Restated Equity Incentive Plan	FOR
3.To approve, on an advisory basis, the compensation of our named executive officers, as disclosed in the Proxy Statement	FOR
4.To ratify the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2026	FOR
5.To vote on a stockholder proposal regarding stockholders' right to act by written consent	AGAINST
We will also consider any other business that properly comes before the Annual Meeting or any adjournment or postponement thereof. As of the Record Date, we are not aware of any other matters to be submitted for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, the persons named in the enclosed proxy card or voting instruction form will vote the shares they represent using their best judgment.
How is a director nominee elected to the Board of Directors?
Provided that there is a quorum at the Annual Meeting, a director nominee will be elected if the votes “For” the nominee exceed 50% of the number of votes cast on the issue of that nominee’s election (including votes “For” and votes “Against” with respect to that nominee’s election, but excluding any abstentions or broker non-votes).
All director nominees recommended by the Board have given their consent to be named as nominees for election and have indicated their intention to serve if they are elected. Our Board does not anticipate that any of our director nominees will be unable to serve as a director. However, if any nominee is unable to serve or for good cause will not serve as a director, the discretionary authority provided in the enclosed proxy will be exercised to vote for a substitute candidate designated by the Board, unless the Board chooses to reduce its own size. You may either vote “For,” “Against,” or “Abstain” for any nominee you specify. Unless marked otherwise, proxies returned to us will be voted “For” each of the nominees named below. Broker non-votes and abstentions will have no effect on the vote for the election of directors (Proposal 1). Therefore, if you hold your shares through a bank, a broker or other holder of record, you must instruct your bank, broker or other holder of record to vote such that your vote can be counted for Proposal 1.
Proposal 1 is an uncontested election. In addition to the voting requirements described above and further outlined in our Bylaws, our Bylaws and Corporate Governance Guidelines provide that our Board will only nominate for election or re-election candidates who tender, prior to such nomination, an irrevocable resignation that will be effective only upon (1) the failure to receive the required majority vote at a meeting at which they stand for election and (2) our Board's acceptance of such resignation in the Board’s exclusive discretion. Synopsys will publicly disclose the decision reached by our Board and the reasons for such decision.
Information about Voting
Who can vote?
If you are a stockholder of record or a beneficial owner who owned our common stock at the close of business on the Record Date of February 17, 2026, you are entitled to attend and vote at the Annual Meeting. For further details on how to vote, please see the questions below.
As of the Record Date, 191,561,935 shares of our common stock were issued and outstanding and entitled to vote. You are entitled to one vote for each share of common stock you held on the Record Date. The names of stockholders of record entitled to vote at the Annual Meeting will be available to stockholders entitled to vote for ten days until the end of the day before the Annual Meeting for any purpose relevant to the Annual Meeting. If you want to inspect this list, email our Investor Relations department at synopsys-ir@synopsys.com.
Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy.
What is the difference between a stockholder of record and a beneficial owner?
•Stockholder of Record: If on the Record Date your shares were registered directly in your name with our transfer agent, Computershare, then you are a stockholder of record.
•Beneficial Owner: If on the Record Date your shares were held through a broker, bank, or other agent and not in your name, then you are the beneficial owner of our common stock. If you are a beneficial owner, your shares are held in street name, as is the case for most of our stockholders.

104

Additional Information
How can I vote if I am a stockholder of record?
There are four ways to vote:
•In person (virtually). If you are a stockholder of record, you may vote in person (virtually) at the Annual Meeting using your 16-digit control number provided in the proxy card or Notice of Availability of Proxy Materials.
•Via the Internet. You may vote by proxy via the Internet by following the instructions provided in the proxy card or Notice of Availability of Proxy Materials.
•By Telephone. If you received printed copies of the proxy materials, you may vote by proxy by calling the toll free number found on the proxy card. If you only received a Notice of Availability of Proxy Materials and wish to vote by proxy over the telephone, you may do so by first requesting printed copies of the proxy materials to be sent via mail through following the instructions in the Notice of Availability of Proxy Materials and then calling the toll free number found on the proxy card.
•By Mail. If you received printed copies of the proxy materials, you may vote by proxy by filling out the proxy card and sending it back in the envelope provided. If you only received a Notice of Availability of Proxy Materials and wish to vote by proxy via mail, you may do so by first requesting printed copies of the proxy materials by mail by following the instructions in the Notice of Availability of Proxy Materials and then filling out the proxy card and sending it back in the envelope provided.
The deadline for voting by Internet or telephone is 11:59 p.m. Eastern Time on Wednesday, April 15, 2026. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy.
How can I vote if I am the beneficial owner?
There are four ways to vote:
•In person (virtually). If you are a beneficial owner and you wish to vote in person (virtually) at the Annual Meeting, you may vote using your 16-digit control number provided in the voting instruction form or Notice of Availability of Proxy Materials, or you will need to follow the instructions provided by your broker, bank, trustee or nominee.
•Via the Internet. You may vote by proxy via the Internet by following the instructions provided in the voting instruction form or Notice of Availability of Proxy Materials.
•By Telephone. If you received printed copies of the proxy materials, you may vote by proxy by calling the toll free number found on the voting instruction form. If you only received a Notice of Availability of Proxy Materials and wish to vote by proxy over the telephone, you may do so by first requesting printed copies of the proxy materials by mail by following the instructions in the Notice of Availability of Proxy Materials and then calling the toll free number found on the voting instruction form.
•By Mail. If you received printed copies of the proxy materials, you may vote by proxy by filling out the voting instruction form and sending it back in the envelope provided. If you only received a Notice of Availability of Proxy Materials and wish to vote by proxy via mail, you may do so by first requesting printed copies of the proxy materials by mail by following the instructions in the Notice of Availability of Proxy Materials and then filling out the voting instruction form and sending it back in the envelope provided.
The deadline for voting by Internet or telephone is 11:59 p.m. Eastern Time on Wednesday, April 15, 2026. As a beneficial owner, you are also invited to attend (virtually) the Annual Meeting.
What if I don’t give specific voting instructions?
If you indicate a choice on your proxy on a particular matter to be acted upon, the shares will be voted as indicated. If you are a stockholder of record and you return a signed proxy card but do not indicate how you wish to vote, the proxy holders will vote your shares in the manner recommended by our Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting. If you do not return the proxy card, your shares will not be voted and will not be deemed present for the purpose of determining whether a quorum exists.
If you are a beneficial owner and the organization holding your account does not receive instructions from you as to how to vote those shares, under the rules of various national and regional securities exchanges, that organization may exercise discretionary authority to vote on routine proposals but may not vote on non-routine proposals. As a beneficial owner, you will not be deemed to have voted on such non-routine proposals. The shares that cannot be voted by brokers on non-routine matters are called broker non-votes. Under applicable state law, broker non-votes will be deemed present at the Annual Meeting for purposes of determining whether a quorum exists for the Annual Meeting. Broker non-votes will make a quorum more readily obtainable but will not otherwise affect the outcome of the vote of any proposal.

2026 Proxy Statement	105

Additional Information
What if I change my mind and want to revoke my proxy?
If you are a stockholder of record, you may revoke your proxy at any time before the Annual Meeting by delivering a written notice of revocation or a duly executed proxy card bearing a later date to 675 Almanor Avenue, Sunnyvale, California 94085 (our Secretary’s Mailing Address), attention Corporate Secretary. Such notice or later dated proxy must be received by us prior to the Annual Meeting. You may also revoke your proxy by attending (virtually) the Annual Meeting and voting during the meeting.
If you are a beneficial owner, please contact your broker, bank or other agent for instructions on how to revoke your proxy.
What is a quorum?
We need a quorum of stockholders to hold our Annual Meeting. A quorum exists when at least a majority of the outstanding shares entitled to vote as of the Record Date are represented at the Annual Meeting either in person (virtually) or by proxy. Your shares will be counted towards the quorum only if a valid proxy or vote is submitted. Stockholders who vote “Abstain” on any proposal and discretionary votes by brokers, banks and related agents on routine proposals will be counted towards the quorum requirement.
What is the vote required for each proposal?
•Proposal 1. Each director nominee will be elected if the votes “For” the nominee exceed 50% of the number of votes cast on the issue of that nominee’s election (including votes “For” and votes “Against” with respect to that nominee’s election but excluding any abstentions or broker non-votes).
•Proposals 2, 3, 4 and 5. Will be approved if the holders of a majority of the shares present in person (virtually) or represented by proxy and entitled to vote at the Annual Meeting, and voting on such proposal, vote “For” that proposal.
What votes can I cast for the proposals?
•Proposal 1. You may vote “For” or “Against,” or “Abstain” for any nominee you specify. An abstention will not be counted as either a vote cast “For” or “Against.”
•Proposals 2, 3, 4 and 5. You may vote “For” or “Against,” or “Abstain” from voting. An abstention will not be counted as either a vote cast “For” or “Against.”
Which proposals in this Proxy Statement are considered “routine” or “non-routine”?
The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2026 (Proposal 4) is a matter considered routine under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal 4.
The election of directors (Proposal 1), the proposal to approve our Amended and Restated Equity Incentive Plan (Proposal 2), the non-binding advisory vote on the compensation of our NEOs (Proposal 3), and the stockholder proposal regarding stockholders' right to act by written consent (Proposal 5) are all matters considered non-routine under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on Proposals 1, 2, 3 and 5. A broker non-vote will have no effect on these proposals.
Other Information
Who is paying for this solicitation?
Synopsys will bear the cost of soliciting proxies. We have retained Innisfree M&A Incorporated (Innisfree) to assist us in soliciting proxies, for which we will pay Innisfree a fee of approximately $15,000 plus out-of-pocket expenses. We will also reimburse brokerage firms and other persons representing beneficial owners of shares for their reasonable expenses in forwarding solicitation material to such beneficial owners. We will furnish copies of solicitation material to such brokerage firms and other representatives. Proxies may also be solicited personally or by telephone, facsimile or email by our directors, officers and employees without additional compensation.
I received notice that communications to my address are being householded. What does that mean?
The SEC has adopted rules that permit companies and intermediaries (for example, brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement or Notice of Availability of Proxy Materials addressed to those stockholders. A number of brokers with account holders who are our stockholders “household” our proxy materials in this manner.
If you have received notice from your broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, 2025 Annual Report on Form 10-K or Notice of Availability of Proxy Materials, please notify your broker and our Investor Relations department in writing by email at synopsys-ir@synopsys.com or mail sent to our Secretary’s Mailing Address, attention Investor Relations. If you currently receive multiple copies of the Notice of Availability of Proxy Materials or proxy statement at your address and would like to request householding of your communications, please contact your broker, bank or other agent and our Investor Relations department in the same manner as outlined above.

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Additional Information
I also have access to Synopsys, Inc.’s 2025 Annual Report on Form 10-K. Is that a part of the proxy materials?
Our Annual Report on Form 10-K for the fiscal year ended October 31, 2025, as filed with the SEC on December 22, 2025, accompanies this Proxy Statement. These documents constitute our Annual Report to Stockholders and are being made available to all stockholders entitled to receive notice of and to vote at the Annual Meeting. Except as otherwise stated, the 2025 Annual Report on Form 10-K is not incorporated into this Proxy Statement and should not be considered proxy solicitation material.
Where can I find the voting results of the meeting?
The preliminary voting results will be announced at the Annual Meeting. The final results will be published in a Current Report on Form 8-K, which we will file with the SEC within four business days after the Annual Meeting.
Stockholder Information
Stockholder Communications, Nominations and Proposals
How do I communicate with the Board of Directors?
Stockholders who wish to communicate with our Board or one or more individual members of our Board may do so by sending written communications addressed to our Secretary’s Mailing Address, attention Corporate Secretary.
Stockholder communications related to corporate governance and other Board matters received at this address that are addressed to our Board will be compiled by our Corporate Secretary and forwarded to the specified director, if any. If the correspondence is not addressed to a particular director, such correspondence will be forwarded, depending on the subject matter, to the Chair of the Audit Committee, Compensation Committee, or Governance Committee, as appropriate.
When are stockholder proposals due for inclusion in the proxy materials for our next annual meeting?
To be considered for inclusion in the proxy materials for next year’s annual meeting of stockholders under Rule 14a-8(e) of the Exchange Act, your proposal must be submitted in writing by October 22, 2026 to our Secretary’s Mailing Address, attention Corporate Secretary, and must comply with all applicable requirements of Rule 14a-8 of the Exchange Act.
How can I present director nominees or stockholder proposals to be voted on at next year’s annual meeting of stockholders under the advance notice provisions of our bylaws?
Our Bylaws include separate advance notice provisions applicable to stockholders desiring to bring nominations for directors or proposals before an annual meeting of stockholders (other than pursuant to Rule 14a-8 of the Exchange Act). These advance notice provisions require that, among other things, stockholders submit a timely written notice to our Secretary’s Mailing Address, attention Corporate Secretary, regarding such nominations or proposals and provide the information concerning the stockholder and the proposal or nominee and satisfy the other requirements set forth in the Bylaws.
To be timely, a stockholder who intends to present nominations or a proposal (other than pursuant to Rule 14a-8 of the Exchange Act) at the 2027 Annual Meeting of Stockholders must provide the information set forth in the Bylaws to our Corporate Secretary not earlier than the close of business on September 22, 2026 and not later than the close of business on October 22, 2026. Our Bylaws contain different notice submission date requirements in the event our annual meeting is held more than 30 days before or after April 16, 2026.
In addition to satisfying the requirements set forth in our Bylaws, in order to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than Synopsys' nominees must provide us with a notice that sets forth the information required by Rule 14a-19 no later than October 22, 2026.
It is the Governance Committee's policy to consider candidates suggested by properly presented stockholder nominations. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any nomination or proposal that does not comply with these and other applicable requirements.

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Additional Information
Forward-Looking Statements
This proxy statement contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Words such as “may,” “will,” “should,” “could,” "would," "can," “likely,” “anticipate,” “expect,” “intend,” “plan,” “project,” “believe,” “estimate,” “seek,” and similar expressions are used to identify these forward-looking statements. This proxy statement includes, among others, forward-looking statements regarding business and market outlook, opportunities, strategies, product innovation and technological trends, such as artificial intelligence; our acquisition of ANSYS, Inc. and its expected impact; short-term and long-term financial targets, expectations and objectives; expected or future equity usage, burn rate or shares outstanding; and expected use and enforcement of our compensation decisions.
These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or implied. For a more detailed discussion of these factors, see the information under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Quantitative and Qualitative Disclosures About Market Risk” and "Controls and Procedures" in our 2025 Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. The financial information contained in this proxy statement should be read in conjunction with the consolidated financial statements and notes thereto included in Synopsys' most recent reports on Forms 10-K and 10-Q, each as may be amended from time to time. Synopsys' financial results for our fiscal year 2025 are not necessarily indicative of Synopsys' operating results for any future periods. While forward-looking statements are based on reasonable expectations of our management at the time that they are made, you should not rely on them. Our forward-looking statements speak only as of the date of this proxy statement, and we undertake no duty to, and do not intend to, update any forward-looking statement, whether as a result of new information, future events or otherwise, unless required by law.
Information Referenced in this Proxy Statement
The content of the websites referred to in this proxy statement are not incorporated by reference into this proxy statement.
Other Matters
We know of no other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting or any adjournment or postponement thereof, it is intended that proxies in the enclosed form will be voted in accordance with the judgment of the persons voting the proxies.
Whether or not you intend to be present at the Annual Meeting, we urge you to return your signed proxy promptly.
By order of the Board of Directors,
Janet Lee
General Counsel and
Corporate Secretary
February 19, 2026
A copy of our 2025 Annual Report on Form 10-K is available without charge upon written request to Corporate Secretary, Synopsys, Inc., 675 Almanor Avenue, Sunnyvale, California 94085.

Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting to Be Held on April 16, 2026
The Proxy Statement and our 2025 Annual Report on Form 10-K will be available to stockholders at
http://www.proxyvote.com on or about February 19, 2026.

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APPENDIX A
SYNOPSYS, INC.
AMENDED AND RESTATED EQUITY INCENTIVE PLAN
ADOPTED BY THE BOARD OF DIRECTORS: FEBRUARY 2, 2026
APPROVED BY THE STOCKHOLDERS: APRIL 16, 2026

1.    GENERAL.
(a) Eligible Award Recipients. The persons eligible to receive Awards under this Plan are Employees, Consultants and Non-Employee Directors.
(b) Available Awards. The Plan provides for the grant of the following Stock Awards: (i) Incentive Stock Options, (ii) Nonstatutory Stock Options, (iii) Restricted Stock Awards, (iv) Restricted Stock Unit Awards, (v) Stock Appreciation Rights, (vi) Performance Stock Awards, and (vii) Other Stock Awards. The Plan also provides for the grant of Performance Cash Awards.
(c) Purpose. The Company, by means of the Plan, seeks to secure and retain the services of the group of persons eligible to receive Stock Awards as set forth in Section 1(a), to provide incentives for such persons to exert maximum efforts for the success of the Company and any Affiliate and to provide a means by which such eligible recipients may be given an opportunity to benefit from increases in value of the Common Stock through the granting of Stock Awards.
2.    DEFINITIONS.
As used in the Plan, the following definitions shall apply to the capitalized terms indicated below:
(a) “Affiliate” means (i) any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, provided each corporation in the unbroken chain (other than the Company) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain, and (ii) any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, provided each corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. The Board shall have the authority to determine (i) the time or times at which the ownership tests are applied, and (ii) whether “Affiliate” includes entities other than corporations within the foregoing definition.
(b) “Award” means a Stock Award or a Performance Cash Award.
(c) “Board” means the Board of Directors of the Company. For administrative purposes under this Plan, all references to the Board (and any decisions or determinations made thereby) shall be deemed to reference both the Board and any delegate thereof, including a Committee, a sole member thereof, and any Officer or Employee of the Company (or any of its Affiliates) to whom the Board (or its delegate) has delegated administrative authority to, in each case, in accordance with the applicable delegation of authority.
(d) “Capitalization Adjustment” has the meaning ascribed to that term in Section 9(a).
(e) “Cause” means, with respect to a Participant, the occurrence of any of the following: (i) the Participant commits an act of dishonesty in connection with the Participant’s responsibilities as a Non-Employee Director, Employee or Consultant; (ii) the Participant commits a felony or any act of moral turpitude; (iii) the Participant commits any willful or grossly negligent act that constitutes gross misconduct and/or injures, or is reasonably likely to injure, the Company or any Affiliate; or (iv) the Participant willfully and materially violates (A) any written policies or procedures of the Company or any Affiliate, or (B) the Participant’s obligations to the Company or any Affiliate. The determination that a termination is for Cause shall be made by the Company in its sole discretion. Any determination by the Company that the Continuous Service of a Participant was terminated with or without Cause for the purposes of outstanding Awards held by such Participant shall have no effect upon any determination of the rights or obligations of the Company or such Participant for any other purpose.
(f) “Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:
(i) any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (A) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act

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Person from the Company in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities or (B) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;
(ii) there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;
(iii) the stockholders of the Company approve or the Board approves a plan of complete dissolution or liquidation of the Company, or a complete dissolution or liquidation of the Company shall otherwise occur;
(iv) there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are Owned by stockholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; or
(v) individuals who, on the date this Plan is adopted by the Board, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of this Plan, be considered as a member of the Incumbent Board.
For avoidance of doubt, the term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company.
Notwithstanding the foregoing, to the extent that the Company determines that any of the payments or benefits under this Plan that are payable in connection with a Change in Control constitute deferred compensation under Section 409A that may only be paid on a transaction that meets the standard of Treasury Regulation Section 1.409A-3(a)(5), the foregoing definition of Change in Control shall apply only to the extent the transaction also meets the definition used for purposes of Treasury Regulation Section 1.409A-3(a)(5), that is, as defined under Treasury Regulation Section 1.409A-3(i)(5).
(g) “Code” means the Internal Revenue Code of 1986, as amended.
(h) “Committee” means a committee of one (1) or more members of the Board to whom authority has been delegated by the Board in accordance with Section 3(c).
(i) “Common Stock” means the common stock of the Company.
(j) “Company” means Synopsys, Inc., a Delaware corporation.
(k) “Consultant” means any person, other than a Non-Employee Director but including an advisor, who is (i) engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services (including compensation solely consisting of Awards under this Plan), or (ii) serving as a member of the board of directors of an Affiliate and is compensated for such services (including compensation solely consisting of Awards under this Plan).
(l) “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. A change in the capacity in which the Participant renders service to the Company or an Affiliate from a Consultant to Employee or vice versa shall not terminate a Participant’s Continuous Service. Furthermore, a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, shall not terminate a Participant’s Continuous Service. However, if the corporation for which a Participant is rendering service ceases to qualify as an Affiliate, as determined by the Board in its sole discretion, such Participant’s Continuous Service shall be considered to have terminated on the date such corporation ceases to qualify as an Affiliate. A leave of absence shall be treated as Continuous Service for purposes of vesting in an Award to such extent as may be provided in the Company’s leave of absence policy or in the written terms of the Participant’s leave of absence.

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(m) “Corporate Transaction” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:
(i) a sale or other disposition of all or substantially all, as determined by the Board in its sole discretion, of the consolidated assets of the Company and its Subsidiaries;
(ii) a sale or other disposition of at least ninety percent (90%) of the outstanding securities of the Company;
(iii) the consummation of a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or
(iv) the consummation of a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.
Notwithstanding the foregoing, to the extent that the Company determines that any of the payments or benefits under this Plan that are payable in connection with a Corporate Transaction constitute deferred compensation under Section 409A that may only be paid on a transaction that meets the standard of Treasury Regulation Section 1.409A-3(a)(5), the foregoing definition of Corporate Transaction shall apply only to the extent the transaction also meets the definition used for purposes of Treasury Regulation Section 1.409A-3(a)(5), that is, as defined under Treasury Regulation Section 1.409A-3(i)(5).
(n) “Director” means a member of the Board.
(o) “Disability” means, with respect to a Participant, the inability of such Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months, as provided in Sections 22(e)(3) and 409A(a)(2)(c)(i) of the Code, and shall be determined by the Board on the basis of such medical evidence as the Board deems warranted under the circumstances.
(p) “Effective Date” means April 25, 2006, the first date that the Company’s stockholders approved the Plan at the 2006 Annual Meeting of Stockholders.
(q) “Employee” means any person employed by the Company or an Affiliate. However, service solely as a Director, or payment of a fee for such services, shall not cause a Director to be considered an “Employee” for purposes of the Plan.
(r) “Entity” means a corporation, partnership or other entity.
(s) “Exchange Act” means the Securities Exchange Act of 1934, as amended.
(t) “Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” shall not include (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, (iv) an Entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company; or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the effective date of the Plan as set forth in Section 12, is the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities.
(u) “Fair Market Value” means for purposes of Sections 3(f), 5(b), 5(c), 6(b), 6(c), 6(d)(iv), 7(c)(ii), 7(c)(iii) and 8(d), as of any date, the value of the Common Stock determined as follows:
(i) If the Common Stock is listed on any established stock exchange or traded on any market system, the Fair Market Value of a share of Common Stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date in question, as reported in The Wall Street Journal or such other source as the Board deems reliable. Unless otherwise provided by the Board, if there is no closing sales price (or closing bid if no sales were reported) for the Common Stock on the date in question, then the Fair Market Value shall be the closing sales price (or closing bid if no sales were reported) on the last preceding date for which such quotation exists.
(ii) In the absence of such markets for the Common Stock, the Fair Market Value shall be determined by the Board in a manner that complies with Sections 409A and 422 of the Code.
(v) “Incentive Stock Option” means an Option which qualifies as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.
(w) “Non-Employee Director” means a Director who is not a current employee or officer of the Company or an Affiliate.
(x) “Nonstatutory Stock Option” means an Option which does not qualify as an Incentive Stock Option.

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(y) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.
(z) “Option” means an Incentive Stock Option or a Nonstatutory Stock Option to purchase shares of Common Stock granted pursuant to the Plan.
(aa) “Option Agreement” means a written agreement between the Company and an Optionholder evidencing the terms and conditions of an Option grant. Each Option Agreement shall be subject to the terms and conditions of the Plan.
(bb) “Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.
(cc) “Other Stock Award” means an award based in whole or in part by reference to the Common Stock which is granted pursuant to the terms and conditions of Section 7(e).
(dd) “Other Stock Award Agreement” means a written agreement between the Company and a holder of an Other Stock Award evidencing the terms and conditions of an Other Stock Award grant. Each Other Stock Award Agreement shall be subject to the terms and conditions of the Plan.
(ee) “Own,” “Owned,” “Owner,” “Ownership” A person or Entity shall be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.
(ff) “Participant” means a person to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Award.
(gg) “Performance Cash Award” means an award of cash granted pursuant to the terms and conditions of Section 7(d)(ii).
(hh) “Performance Criteria” means one or more criteria that the Board shall select for purposes of establishing the Performance Goals for a Performance Period in its discretion. The Performance Criteria that shall be used to establish such Performance Goals may, but are not required to, be based on any one of, or combination of, the following: (i) earnings per share; (ii) earnings before interest, taxes and depreciation; (iii) earnings before interest, taxes, depreciation and amortization (EBITDA); (iv) net earnings; (v) return on equity; (vi) return on assets, investment, or capital employed; (vii) operating margin and Non-GAAP operating margin; (viii) gross margin; (ix) operating income; (x) net income (before or after taxes); (xi) net operating income; (xii) net operating income after tax; (xiii) pre- and after-tax income; (xiv) pre-tax profit; (xv) operating cash flow; (xvi) orders (including backlog) and revenue; (xvii) orders quality metrics; (xviii) increases in revenue or product revenue; (xix) expenses and cost reduction goals; (xx) improvement in or attainment of expense levels; (xxi) improvement in or attainment of working capital levels; (xxii) market share; (xxiii) cash flow; (xxiv) cash flow per share; (xxv) share price performance; (xxvi) debt reduction; (xxvii) implementation or completion of projects or processes; (xxviii) customer satisfaction; (xxix) stockholders’ equity; (xxx) quality measures; (xxxi) Non-GAAP net income; (xxxii) environmental, social and governance goals and metrics; (xxxiii) human capital management goals and metrics (including but not limited to employee turnover, retention, development and engagement, and leadership goals and metrics); and (xxxiv) any other measures of performance selected by the Board. Unless the Board provides otherwise, Non-GAAP measure means the closest GAAP measure excluding (1) the amortization of acquired intangible assets; (2) the impact of stock-based compensation expense; (3) acquisition and/or divestiture related items; (4) other non-recurring significant items, such as restructuring charges; (5) gains and losses on the sale of strategic investments; (6) deferred compensation; and (7) the income tax effect of non-GAAP pre-tax adjustments from the provision for income taxes, based upon a normalized annual projected non-GAAP tax rate. Partial achievement of the specified criteria may result in the payment or vesting corresponding to the degree of achievement as specified in the Stock Award Agreement or the written terms of a Performance Cash Award. The Board shall, in its sole discretion, define the manner of calculating the Performance Criteria it selects to use for such Performance Period.
(ii) “Performance Goals” means, for a Performance Period, the one or more goals established by the Board for the Performance Period based upon the Performance Criteria. Performance Goals may be set on a Company-wide basis, with respect to one or more business units, divisions, Affiliates, or business segments, and in either absolute terms or relative to internally generated business plans, approved by the Board, the performance of one or more comparable companies or the performance of one or more relevant indices. The Board is authorized to make adjustments in the method of calculating the attainment of Performance Goals for a Performance Period as follows: (i) to exclude restructuring and/or other nonrecurring charges (including but not limited to the effect of tax or legal settlements); (ii) to exclude exchange rate effects, as applicable, for non-U.S. dollar denominated net sales and operating earnings; (iii) to exclude the effects of changes to generally accepted accounting standards required by the Financial Accounting Standards Board; (iv) to exclude the effects of any statutory adjustments to corporate tax rates; (v) to exclude stock-based compensation expense determined under generally accepted accounting principles; (vi) to exclude any other unusual or infrequently occurring item; (vii) to respond to, or in anticipation of, any unusual or infrequently occurring corporate item, transaction, event or development; (viii) to respond to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions; (ix) to exclude the dilutive effects of acquisitions or joint ventures; (x) to assume that any business divested by the Company achieved performance objectives at targeted levels during the balance of a Performance Period following such divestiture; (xi) to exclude the effect of any change in the outstanding shares of common stock of the Company by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common shareholders other than regular

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cash dividends; (xii) to reflect a corporate transaction, such as a merger, consolidation, separation (including a spinoff or other distribution of stock or property by a corporation), or reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code); (xiii) to reflect any partial or complete corporate liquidation; (xiv) to exclude the effect of in-process research and development expenses; (xv) to exclude the income tax effect of non-GAAP pre-tax adjustments from the provision for income taxes; and (xvi) pursuant to such other objective and non-discretionary adjustments adopted by the Board at the time the award is approved. The Board also retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of Performance Goals.
(jj) “Performance Period” means the one or more periods of time, which may be of varying and overlapping durations, as the Board may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to and the payment of a Performance Stock Award or a Performance Cash Award.
(kk) “Performance Stock Award” means either a Restricted Stock Award or a Restricted Stock Unit Award granted pursuant to the terms and conditions of Section 7(d)(i).
(ll) “Plan” means this Synopsys, Inc. Amended and Restated Equity Incentive Plan.
(mm) “Restricted Stock Award” means an award of shares of Common Stock which is granted pursuant to the terms and conditions of Section 7(a).
(nn) “Restricted Stock Award Agreement” means a written agreement between the Company and a holder of a Restricted Stock Award evidencing the terms and conditions of a Restricted Stock Award grant. Each Restricted Stock Award Agreement shall be subject to the terms and conditions of the Plan.
(oo) “Restricted Stock Unit Award” means a right to receive shares of Common Stock which is granted pursuant to the terms and conditions of Section 7(b).
(pp) “Restricted Stock Unit Award Agreement” means a written agreement between the Company and a holder of a Restricted Stock Unit Award evidencing the terms and conditions of a Restricted Stock Unit Award grant. Each Restricted Stock Unit Award Agreement shall be subject to the terms and conditions of the Plan.
(qq) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.
(rr) “Securities Act” means the Securities Act of 1933, as amended.
(ss) “Stock Appreciation Right” means a right to receive the appreciation on Common Stock that is granted pursuant to the terms and conditions of Section 7(c).
(tt) “Stock Appreciation Right Agreement” means a written agreement between the Company and a holder of a Stock Appreciation Right evidencing the terms and conditions of a Stock Appreciation Right grant. Each Stock Appreciation Right Agreement shall be subject to the terms and conditions of the Plan.
(uu) “Stock Award” means any right granted under the Plan, including an Option, a Stock Appreciation Right, a Restricted Stock Award, a Restricted Stock Unit Award, a Performance Stock Award, or an Other Stock Award.
(vv) “Stock Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of a Stock Award grant. Each Stock Award Agreement shall be subject to the terms and conditions of the Plan.
(ww) “Subsidiary” means, with respect to the Company, (i) any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%).
(xx) “Ten Percent Stockholder” means a person who Owns (or is deemed to Own pursuant to Section 424(d) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Affiliate.
3.    ADMINISTRATION.
(a) Administration by Board. The Board shall administer the Plan unless and until the Board delegates administration of the Plan to a Committee, as provided in Section 3(c). In the event of any conflict between the provisions of an Award or Company policy with respect to grants of any Award and those of the Plan, the provisions of the Plan shall control except as explicitly set forth in a Stock Award Agreement or such Company policy with respect to grants of any Award.
(b) Powers of Board. The Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:
(i) To construe and interpret the Plan and Awards granted under it, and to establish, amend and revoke rules and regulations for administration of the Plan and Awards. The Board, in the exercise of this power, may correct any defect, omission

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or inconsistency in the Plan or in any Stock Award Agreement or in the written terms of a Performance Cash Award, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.
(ii) To determine from time to time (1) which of the persons eligible under the Plan shall be granted Awards; (2) when and how each Award shall be granted; (3) what type or combination of types of Award shall be granted; (4) the provisions of each Award granted (which need not be identical), including the time or times when a person shall be permitted to receive cash or Common Stock pursuant to an Award; and (5) the number of shares of Common Stock with respect to which a Stock Award shall be granted to each such person.
(iii) To accelerate the time at which an Award may be exercised or the time during which an Award or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in the Award stating the time at which it may be exercised or the time during which it will vest.
(iv) To approve forms of award agreements for use under the Plan and to amend the terms of any one or more outstanding Awards.
(v) To amend the Plan or an Award as provided in Section 10. Subject to the limitations of applicable law, if any, the Board may amend the terms of any one or more Awards without the affected Participant’s consent if necessary to maintain the qualified status of the Award as an Incentive Stock Option, to clarify the manner of exemption from, or to bring the Award into compliance with, Section 409A of the Code or to comply with other applicable laws.
(vi) To terminate or suspend the Plan as provided in Section 11.
(vii) Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan.
(viii) To adopt such rules, procedures and sub-plans as are necessary or appropriate to permit and facilitate participation in the Plan by, or take advantage of specific tax treatment for Awards granted to, individuals who are foreign nationals or employed outside the United States (provided that Board approval will not be necessary for immaterial modifications to any Stock Award Agreement made to ensure or facilitate compliance with the laws or regulations of the relevant foreign jurisdiction).
(c) Delegation To Committee.
(i) General. The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board shall thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board or the Committee (as applicable). The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, re-vest in the Board some or all of the powers previously delegated.
(ii) Rule 16b-3 Compliance. In the sole discretion of the Board, the Committee may consist solely of two or more Non-Employee Directors, in accordance with Rule 16b-3. In addition, subject to applicable law, the Board or the Committee, in its sole discretion, may delegate to a committee of one or more members of the Board the authority to grant Awards to eligible persons who are not then subject to Section 16 of the Exchange Act.
(d) Delegation to an Officer. Subject to applicable law, the Board may delegate to one or more Officers of the Company some or all of its authority with respect to the Plan and Awards; provided that the Board may not delegate its authority hereunder (i) to make Awards to Directors of the Company, (ii) to make Awards to employees who are (1) Officers or (2) officers of the Company who are delegated authority by the Board pursuant to this Section 3(d), or (iii) to interpret the Plan, any Award, or any Award Agreement. Any delegation hereunder will be subject to the restrictions and limits that the Board specifies at the time of such delegation or thereafter and applicable law. Any action undertaken by any such officer of the Company in accordance with the Board’s delegation of authority will have the same force and effect as if undertaken directly by the Board or Committee, and any reference in the Plan to the “Board” or “Committee” will, to the extent consistent with the terms and limitations of such delegation, be deemed to include a reference to each such officer.
(e) Effect of Board’s Decision. All determinations, interpretations and constructions made by the Board in good faith shall not be subject to review by any person and shall be final, binding and conclusive on all persons.
(f) Repricing; Cancellation and Re-Grant of Stock Awards. Neither the Board nor any Committee shall have the authority to: (i) reprice any outstanding Stock Awards under the Plan, (ii) provide for the exchange of an Option or Stock Appreciation Right for cash when the exercise price or strike price of such Option or Stock Appreciation Right, respectively, is greater than or equal to the Fair Market Value of a share of Common Stock or (iii) cancel and re-grant any outstanding Stock Awards under the Plan in a manner that would constitute a repricing of such Stock Awards under applicable accounting rules, in each case unless the stockholders of the Company have approved such an action within twelve (12) months prior to such an event; provided, however, that this provision shall not prevent cancellations of Stock Awards upon expiration or termination of such Stock Awards and the return of the underlying shares of Common Stock to the Plan for future issuance pursuant to Section 4(b) hereof.

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4.    SHARES SUBJECT TO THE PLAN.
(a) Share Reserve. Subject to the provisions of Section 9(a) relating to Capitalization Adjustments, the number of shares of Common Stock that may be issued pursuant to Stock Awards granted under this Plan shall not exceed One Hundred Fourteen Million Two Hundred Ninety-Seven Thousand Two Hundred Forty-Eight (114,297,248) shares of Common Stock in the aggregate. Subject to Section 4(b), the number of shares available for issuance under the Plan shall be reduced by: (i) one (1) share for each share of stock issued pursuant to (A) an Option granted under Section 6, or (B) a Stock Appreciation Right granted under Section 7(c), and (ii) (A) one and thirty-six hundredths (1.36) shares for each share of Common Stock issued prior to February 27, 2009 pursuant to a Restricted Stock Award, Restricted Stock Unit Award, or Other Stock Award granted under Section 7, (B) two and eighteen hundredths (2.18) shares for each share of Common Stock issued on or after February 27, 2009 pursuant to a Restricted Stock Award, Restricted Stock Unit Award, or Other Stock Award granted under Section 7, (C) one and twenty-five hundredths (1.25) shares for each share of Common Stock issued on or after March 24, 2011 pursuant to a Restricted Stock Award, Restricted Stock Unit Award, or Other Stock Award granted under Section 7, (D) one and five tenths (1.50) shares for each share of Common Stock issued on or after April 3, 2012 pursuant to a Restricted Stock Award, Restricted Stock Unit Award, or Other Stock Award granted under Section 7, (E) one and six tenths (1.60) shares for each share of Common Stock issued on or after April 2, 2015 pursuant to a Restricted Stock Award, Restricted Stock Unit Award, or Other Stock Award granted under Section 7, and (F) one and seven tenths (1.70) shares for each share of Common Stock issued on or after March 29, 2016 pursuant to a Restricted Stock Award, Restricted Stock Unit Award, or Other Stock Award granted under Section 7. Shares may be issued in connection with a merger or acquisition as permitted by Nasdaq Listing Rule 5635(c) or, if applicable, NYSE Listed Company Manual Section 303A.08, or other applicable rule, and such issuance shall not reduce the number of shares available for issuance under the Plan.
(b) Reversion of Shares to the Share Reserve.
(i) Shares Available For Subsequent Issuance. If any (i) Stock Award shall for any reason expire or otherwise terminate, in whole or in part, without having been exercised in full, (ii) shares of Common Stock issued to a Participant pursuant to a Stock Award are forfeited to or repurchased by the Company at their original exercise or purchase price (if any) pursuant to the Company’s reacquisition or repurchase rights under the Plan, including any forfeiture or repurchase caused by the failure to meet a contingency or condition required for the vesting of such shares, or (iii) Stock Award is settled in cash, then the shares of Common Stock not issued under such Stock Award, or forfeited to or repurchased by the Company, shall revert to and again become available for issuance under the Plan. To the extent there is issued a share of Common Stock pursuant to a Stock Award that counted as either (A) one and thirty-six hundredths (1.36) shares, (B) two and eighteen hundredths (2.18) shares, (C) one and twenty-five hundredths (1.25) shares, (D) one and five tenths (1.50) shares, (E) one and six tenths (1.60) shares, or (F) one and seven tenths (1.70) shares, as applicable, against the number of shares available for issuance under the Plan pursuant to Section 4(a) and such share of Common Stock again becomes available for issuance under the Plan pursuant to this Section 4(b)(i) on or after March 29, 2016, then the number of shares of Common Stock available for issuance under the Plan shall increase by one and seven tenths (1.70) shares (regardless of when such share was issued).
(ii) Shares Not Available for Subsequent Issuance. If any shares subject to a Stock Award are not delivered to a Participant because the Stock Award is exercised through a reduction of shares subject to the Stock Award (i.e., “net exercised”) or an appreciation distribution in respect of a Stock Appreciation Right is paid in shares of Common Stock, the number of shares subject to the Stock Award that are not delivered to the Participant shall be deemed issued and then immediately reacquired by the Company, and therefore shall not remain available for subsequent issuance under the Plan. If any shares subject to a Stock Award are not delivered to a Participant because such shares are withheld in satisfaction of the withholding of taxes incurred in connection with the exercise of, or the issuance of shares under, a Stock Award, the number of shares that are not delivered to the Participant shall be deemed issued and then immediately reacquired by the Company, and therefore shall not remain available for subsequent issuance under the Plan. If the exercise price or purchase price of any Stock Award, or any tax withholding obligations in connection with any Stock Award, are satisfied by tendering shares of Common Stock held by the Participant (either by actual delivery or attestation), then the number of shares so tendered shall not become available for subsequent issuance under the Plan.
(c) Incentive Stock Option Limit. Notwithstanding anything to the contrary in this Section 4, subject to the provisions of Section 9(a) relating to Capitalization Adjustments the aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options shall be the number of shares of Common Stock set forth in Section 4(a) above.
(d) Source of Shares. The stock issuable under the Plan shall be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market or otherwise.
5.    ELIGIBILITY.
(a) Eligibility for Specific Stock Awards. Incentive Stock Options may be granted only to Employees. Stock Awards other than Incentive Stock Options may be granted to Employees, Consultants and Non-Employee Directors; provided, however, that Nonstatutory Stock Options and Stock Appreciation Rights may not be granted to Employees, Consultants and Non-Employee Directors who are providing Continuous Services only to any “parent” of the Company, as such term is defined in Rule 405 promulgated under the Securities Act, unless such Stock Awards comply with (or are exempt from) Section 409A of the Code or unless the stock underlying such Stock Awards is otherwise determined to be “service recipient stock” under Section 409A of the Code.

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(b) Ten Percent Stockholders. An Employee who is also a Ten Percent Stockholder shall not be granted an Incentive Stock Option unless the exercise price of such Option is at least one hundred ten percent (110%) of the Fair Market Value of the Common Stock on the date of grant and the Option has a term of no more than five (5) years from the date of grant and is not exercisable after the expiration of five (5) years from the date of grant.
(c) Limitation on Annual Awards to Non-Employee Directors. The aggregate value of all compensation granted or paid to any Non-Employee Director with respect to any fiscal year of the Company, including Awards granted under this Plan and cash fees paid by the Company to such Non-Employee Director, shall not exceed $1,500,000 in total value (calculating the value of any Awards based on the grant date fair value for financial reporting purposes); provided, however, the maximum aggregate dollar value of all compensation granted or paid to a Non-Employee Director may be up to 200% of the foregoing limit under the following circumstances: (i) during the fiscal year in which the individual is first appointed or elected to the Board, (ii) if the compensation granted or earned in a prior fiscal year was subsequently deferred and paid in accordance with the terms of such deferral, or (iii) such compensation was approved by the Board in extraordinary circumstances (including but not limited to compensation paid to a Non-Employee Director who was appointed to serve as an interim Officer).
6.    OPTION PROVISIONS.
Each Option shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. All Options shall be separately designated Incentive Stock Options or Nonstatutory Stock Options at the time of grant, and, if certificates are issued, a separate certificate or certificates shall be issued for shares of Common Stock purchased on exercise of each type of Option. The provisions of separate Options need not be identical; provided, however, that each Option Agreement shall include (through incorporation of provisions hereof by reference in the Option or otherwise) the substance of each of the following provisions:
(a) Term. No Option shall be exercisable after the expiration of seven (7) years from the date of grant, or such shorter period specified in the Option Agreement; provided, however, that an Incentive Stock Option granted to a Ten Percent Stockholder shall be subject to the provisions of Section 5(b).
(b) Exercise Price of an Incentive Stock Option. Subject to the provisions of Section 5(b) regarding Ten Percent Stockholders, the exercise price of each Incentive Stock Option shall be not less than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option on the date the Option is granted. Notwithstanding the foregoing, an Incentive Stock Option may be granted with an exercise price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner consistent with the provisions of Sections 409A and 424(a) of the Code.
(c) Exercise Price of a Nonstatutory Stock Option. The exercise price of each Nonstatutory Stock Option shall be not less than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option on the date the Option is granted. Notwithstanding the foregoing, a Nonstatutory Stock Option may be granted with an exercise price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner consistent with the provisions of Sections 409A and 424(a) of the Code.
(d) Consideration. The purchase price of Common Stock acquired pursuant to the exercise of an Option shall be paid, to the extent permitted by applicable law and as determined by the Board in its sole discretion, by any combination of the methods of payment set forth below. The Board shall have the authority to grant Options that do not permit all of the following methods of payment (or otherwise restrict the ability to use certain methods) and to grant Options that require the consent of the Company to utilize a particular method of payment. The methods of payment permitted by this Section 6(d) are:
(i) by cash, check or electronic transfer of cash or cash equivalents;
(ii) pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of Common Stock, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds;
(iii) by delivery to the Company (either by actual delivery or attestation) of shares of Common Stock;
(iv) by a “net exercise” arrangement, if the option is a Nonstatutory Stock Option, pursuant to which the Company will reduce the number of shares of Common Stock issued upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price; provided, however, the Company shall accept a cash or other payment from the Participant to the extent of any remaining balance of the aggregate exercise price not satisfied by such reduction in the number of whole shares to be issued; provided, however, that shares of Common Stock will no longer be outstanding under an Option and will not be exercisable thereafter to the extent that (x) shares are used to pay the exercise price pursuant to the “net exercise,” (y) shares are delivered to the Participant as a result of such exercise, and (z) shares are withheld to satisfy tax withholding obligations; or
(v) in any other form of legal consideration that may be acceptable to the Board.

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(e) Transferability of Options. The Board may, in its sole discretion, impose such limitations on the transferability of Options as the Board shall determine. In the absence of such a determination by the Board to the contrary, the following restrictions on the transferability of Options shall apply:
(i) Restrictions on Transfer. An Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder.
(ii) Domestic Relations Orders. Notwithstanding the foregoing, an Option may be transferred pursuant to a domestic relations order; provided, however, that if an Option is an Incentive Stock Option, such Option may be deemed to be a Nonstatutory Stock Option as a result of such transfer.
(iii) Beneficiary Designation. Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Company, in a form provided by or otherwise satisfactory to the Company and any broker designated by the Company to effect Option exercises, designate a third party (excluding any third-party financial institution) who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option. In the absence of such a designation, the executor or administrator of the Optionholder’s estate shall be entitled to exercise the Option. However, the Company may prohibit designation of a beneficiary at any time, including due to any conclusion by the Company that such designation would be inconsistent with the provisions of applicable laws.
(f) Vesting of Options Generally. The total number of shares of Common Stock subject to an Option may vest and therefore become exercisable in periodic installments that may or may not be in equal amounts. The Option may be subject to such other terms and conditions on the time or times when it may or may not be exercised (which may be based on performance or other criteria) as the Board may deem appropriate. The vesting provisions of individual Options may vary. The provisions of this Section 6(f) are subject to any Option provisions governing the minimum number of shares of Common Stock as to which an Option may be exercised.
(g) Termination of Continuous Service. In the event that an Optionholder’s Continuous Service terminates (other than for Cause or upon the Optionholder’s death or Disability), the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination of Continuous Service) but only within such period of time ending on the earlier of (i) the date three (3) months following the termination of the Optionholder’s Continuous Service (or such longer or shorter period specified in the Option Agreement), or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination of Continuous Service, the Optionholder does not exercise his or her Option within the time specified herein or in the Option Agreement (as applicable), the Option shall terminate.
(h) Extension of Termination Date. An Optionholder’s Option Agreement may provide that if the exercise of the Option following the termination of the Optionholder’s Continuous Service (other than upon the Optionholder’s death or Disability) would be prohibited at any time solely because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act, then the Option shall terminate on the earlier of (i) the expiration of a period of three (3) months after the termination of the Optionholder’s Continuous Service (or such longer or shorter period specified in the Option Agreement) during which the exercise of the Option would not be in violation of such registration requirements, or (ii) the expiration of the term of the Option as set forth in the Option Agreement.
(i) Disability of Optionholder. In the event that an Optionholder’s Continuous Service terminates as a result of the Optionholder’s Disability, the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination of Continuous Service), but only within such period of time ending on the earlier of (i) the date twelve (12) months following such termination of Continuous Service (or such longer or shorter period specified in the Option Agreement), or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination of Continuous Service, the Optionholder does not exercise his or her Option within the time specified herein or in the Option Agreement (as applicable), the Option shall terminate.
(j) Death of Optionholder. In the event that (i) an Optionholder’s Continuous Service terminates as a result of the Optionholder’s death, or (ii) the Optionholder dies within the period (if any) specified in the Option Agreement after the termination of the Optionholder’s Continuous Service for a reason other than death, then the Option may be exercised (to the extent the Optionholder was entitled to exercise such Option as of the date of death) by the Optionholder’s estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by a person designated to exercise the option upon the Optionholder’s death, but only within the period ending on the earlier of (i) the date twelve (12) months following the date of death (or such longer or shorter period specified in the Option Agreement), or (ii) the expiration of the term of such Option as set forth in the Option Agreement. If, after the Optionholder’s death, the Option is not exercised within the time specified herein or in the Option Agreement (as applicable), the Option shall terminate.
(k) Termination for Cause. In the event that an Optionholder’s Continuous Service is terminated for Cause, the Option shall terminate immediately and cease to remain outstanding and the Option shall cease to be exercisable with respect to any shares of Common Stock (whether vested or unvested) at the time of such termination.

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7.    PROVISIONS OF STOCK AWARDS OTHER THAN OPTIONS.
(a) Restricted Stock Awards. Each Restricted Stock Award Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. To the extent consistent with the Company’s Bylaws, at the Board’s election, shares of Common Stock may be (i) held in book entry form subject to the Company’s instructions until any restrictions relating to the Restricted Stock Award lapse; or (ii) evidenced by a certificate, which certificate shall be held in such form and manner as determined by the Board. The terms and conditions of Restricted Stock Award Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Award Agreements need not be identical; provided, however, that each Restricted Stock Award Agreement shall include (through incorporation of the provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:
(i) Consideration. A Restricted Stock Award may be awarded in consideration for (i) past or future services rendered to the Company or an Affiliate, or (ii) any other form of legal consideration that may be acceptable to the Board, in its sole discretion, and permissible under applicable law.
(ii) Vesting. Shares of Common Stock awarded under a Restricted Stock Award Agreement may be subject to forfeiture to the Company in accordance with a vesting schedule to be determined by the Board.
(iii) Termination of Participant’s Continuous Service. In the event a Participant’s Continuous Service terminates, the Company may receive via a forfeiture condition or repurchase right any or all of the shares of Common Stock held by the Participant which have not vested as of the date of termination of Continuous Service under the terms of the Restricted Stock Award Agreement.
(iv) Transferability. Rights to acquire shares of Common Stock under the Restricted Stock Award Agreement shall be transferable by the Participant only upon such terms and conditions as are set forth in the Restricted Stock Award Agreement, as the Board shall determine in its sole discretion, so long as Common Stock awarded under the Restricted Stock Award Agreement remains subject to the terms of the Restricted Stock Award Agreement and provided that in no event may any Restricted Stock Award be transferred for consideration to a third-party financial institution.
(b) Restricted Stock Unit Awards. Each Restricted Stock Unit Award Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. The terms and conditions of Restricted Stock Unit Award Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Unit Award Agreements need not be identical; provided, however, that each Restricted Stock Unit Award Agreement shall include (through incorporation of the provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:
(i) Consideration. A Restricted Stock Unit Award may be awarded in consideration for (i) past or future services rendered to the Company or an Affiliate, or (ii) any other form of legal consideration that may be acceptable to the Board, in its sole discretion, and permissible under applicable law.
(ii) Vesting. At the time of the grant of a Restricted Stock Unit Award, the Board may impose such restrictions on or conditions to the vesting of the Restricted Stock Unit Award as it, in its sole discretion, deems appropriate.
(iii) Payment. A Restricted Stock Unit Award may be settled by the delivery of shares of Common Stock, their cash equivalent, any combination thereof or in any other form of consideration, as determined by the Board and contained in the Restricted Stock Unit Award Agreement.
(iv) Termination of Participant’s Continuous Service. Except as otherwise provided in the applicable Restricted Stock Unit Award Agreement, such portion of the Restricted Stock Unit Award that has not vested will be forfeited upon the Participant’s termination of Continuous Service.
(c) Stock Appreciation Rights. Each Stock Appreciation Right Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. The terms and conditions of Stock Appreciation Right Agreements may change from time to time, and the terms and conditions of separate Stock Appreciation Right Agreements need not be identical; provided, however, that each Stock Appreciation Right Agreement shall include (through incorporation of the provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:
(i) Term. No Stock Appreciation Right shall be exercisable after the expiration of seven (7) years from the date of grant, or such shorter period specified in the Stock Appreciation Right Agreement.
(ii) Strike Price. Each Stock Appreciation Right will be denominated in shares of Common Stock equivalents. The strike price of each Stock Appreciation Right shall not be less than one hundred percent (100%) of the Fair Market Value of the Common Stock equivalents subject to the Stock Appreciation Right on the date of grant. Notwithstanding the foregoing, a Stock Appreciation Right may be granted with a strike price lower than that set forth in the preceding sentence if such Stock Appreciation Right is granted pursuant to an assumption or substitution for another stock appreciation right in a manner consistent with the provisions of Sections 409A and 424(a) of the Code.

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(iii) Calculation of Appreciation. The appreciation distribution payable on the exercise of a Stock Appreciation Right will be not greater than an amount equal to the excess of (i) the aggregate Fair Market Value (on the date of the exercise of the Stock Appreciation Right) of a number of shares of Common Stock equal to the number of shares of Common Stock equivalents in which the Participant is vested under such Stock Appreciation Right, and with respect to which the Participant is exercising the Stock Appreciation Right on such date, over (ii) the strike price that is determined by the Board on the date of grant of the Stock Appreciation Right.
(iv) Vesting. At the time of the grant of a Stock Appreciation Right, the Board may impose such restrictions or conditions to the vesting of such Stock Appreciation Right as it, in its sole discretion, deems appropriate.
(v) Exercise. To exercise any outstanding Stock Appreciation Right, the Participant must provide written notice of exercise to the Company in compliance with the provisions of the Stock Appreciation Right Agreement evidencing such Stock Appreciation Right.
(vi) Payment. The appreciation distribution in respect of a Stock Appreciation Right may be paid in Common Stock, in cash, in any combination of the two or in any other form of consideration, as determined by the Board and set forth in the Stock Appreciation Right Agreement evidencing such Stock Appreciation Right.
(vii) Termination of Continuous Service. In the event that a Participant’s Continuous Service terminates (other than for Cause or upon the Participant’s death or Disability), the Participant may exercise his or her Stock Appreciation Right (to the extent that the Participant was entitled to exercise such Stock Appreciation Right as of the date of termination of Continuous Service) but only within such period of time ending on the earlier of (i) the date three (3) months following the termination of the Participant’s Continuous Service (or such longer or shorter period specified in the Stock Appreciation Right Agreement), or (ii) the expiration of the term of the Stock Appreciation Right as set forth in the Stock Appreciation Right Agreement. If, after termination of Continuous Service, the Participant does not exercise his or her Stock Appreciation Right within the time specified herein or in the Stock Appreciation Right Agreement (as applicable), the Stock Appreciation Right shall terminate.
(viii) Extension of Termination Date. A Participant’s Stock Appreciation Right Agreement may provide that if the exercise of the Stock Appreciation Right following the termination of the Participant’s Continuous Service (other than upon the Participant’s death or Disability) would be prohibited at any time solely because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act, then the Stock Appreciation Right shall terminate on the earlier of (i) the expiration of a period of three (3) months after the termination of the Participant’s Continuous Service (or such longer or shorter period specified in the Stock Appreciation Right Agreement) during which the exercise of the Stock Appreciation Right would not be in violation of such registration requirements, or (ii) the expiration of the term of the Stock Appreciation Right as set forth in the Stock Appreciation Right Agreement.
(ix) Disability of Participant. In the event that a Participant’s Continuous Service terminates as a result of the Participant’s Disability, the Participant may exercise his or her Stock Appreciation Right (to the extent that the Participant was entitled to exercise such Stock Appreciation Right as of the date of termination of Continuous Service), but only within such period of time ending on the earlier of (i) the date twelve (12) months following such termination of Continuous Service (or such longer or shorter period specified in the Stock Appreciation Right Agreement), or (ii) the expiration of the term of the Stock Appreciation Right as set forth in the Stock Appreciation Right Agreement. If, after termination of Continuous Service, the Participant does not exercise his or her Stock Appreciation Right within the time specified herein or in the Stock Appreciation Right Agreement (as applicable), the Stock Appreciation Right shall terminate.
(x) Death of Participant. In the event that (i) a Participant’s Continuous Service terminates as a result of the Participant’s death, or (ii) the Participant dies within the period (if any) specified in the Stock Appreciation Right Agreement after the termination of the Participant’s Continuous Service for a reason other than death, then the Stock Appreciation Right may be exercised (to the extent the Participant was entitled to exercise such Stock Appreciation Right as of the date of death) by the Participant’s estate, by a person who acquired the right to exercise the Stock Appreciation Right by bequest or inheritance or by a person designated to exercise the Stock Appreciation Right upon the Participant’s death, but only within the period ending on the earlier of (i) the date twelve (12) months following the date of death (or such longer or shorter period specified in the Stock Appreciation Right Agreement), or (ii) the expiration of the term of such Stock Appreciation Right as set forth in the Stock Appreciation Right Agreement. If, after the Participant’s death, the Stock Appreciation Right is not exercised within the time specified herein or in the Stock Appreciation Right Agreement (as applicable), the Stock Appreciation Right shall terminate.
(xi) Termination for Cause. In the event that a Participant’s Continuous Service is terminated for Cause, the Stock Appreciation Right shall terminate immediately and cease to remain outstanding and the Stock Appreciation Right shall cease to be exercisable with respect to any shares of Common Stock (whether vested or unvested) at the time of such termination.
(d) Performance Awards.
(i) Performance Stock Awards. A Performance Stock Award is either a Restricted Stock Award or Restricted Stock Unit Award that may be granted, may vest, or may be exercised based upon the attainment during a Performance Period of one or more Performance Goals. A Performance Stock Award may, but need not, require the completion of a specified period of Continuous Service. The length of any Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goals have been attained shall be conclusively determined by the Board in its sole discretion.

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(ii) Performance Cash Awards. A Performance Cash Award is a cash award that may be granted or paid upon the attainment during a Performance Period of one or more Performance Goals. A Performance Cash Award may also require the completion of a specified period of Continuous Service. The length of any Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goals have been attained shall be conclusively determined by the Board in its sole discretion.
(e) Other Stock Awards. Other forms of Stock Awards valued in whole or in part by reference to, or otherwise based on, Common Stock may be granted either alone or in addition to Stock Awards provided for under Section 6 and the preceding provisions of this Section 7. Subject to the provisions of the Plan, the Board shall have sole and complete authority to determine the persons to whom and the time or times at which such Other Stock Awards will be granted, the number of shares of Common Stock (or the cash equivalent thereof) to be granted pursuant to such Other Stock Awards and all other terms and conditions of such Other Stock Awards. No Other Stock Award may have a term in excess of seven (7) years from the date of grant.
(f) Prohibition on Loans. No Participant will be permitted to execute a promissory note as partial or full consideration for the purchase of Shares.
8.    MISCELLANEOUS.
(a) Use of Proceeds. Proceeds from the sale of shares of Common Stock pursuant to Stock Awards shall constitute general funds of the Company.
(b) Stockholder Rights. No Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to such Stock Award unless and until such Participant has satisfied all requirements for exercise of, or the issuance of shares under, the Stock Award pursuant to its terms and the issuance of the Common Stock has been entered into the books and records of the Company. As determined by the Board, dividends and dividend equivalent rights may accrue with respect to Awards other than Options or Stock Appreciation Rights granted under this Plan, but no dividends or dividend equivalents shall be paid out or settled unless and until, and then only to the extent that, the applicable underlying Award vests. For the avoidance of doubt, neither Options nor Stock Appreciation Rights granted under this Plan may provide for any dividends or dividend equivalents thereon.
(c) No Employment or Other Service Rights. Nothing in the Plan, any Stock Award Agreement or other instrument executed thereunder or in connection with any Award granted pursuant thereto shall confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Award was granted or shall affect the right of the Company or an Affiliate to terminate (i) the employment of an Employee with or without notice and with or without cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate, or (iii) the service of a Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.
(d) Incentive Stock Option $100,000 Limitation. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and any Affiliates) exceeds one hundred thousand dollars ($100,000), the Options or portions thereof that exceed such limit (according to the order in which they were granted) shall be treated as Nonstatutory Stock Options, notwithstanding any contrary provision of the applicable Option Agreement(s).
(e) Investment Assurances. The Company may require a Participant, as a condition of exercising or acquiring Common Stock under any Stock Award, (i) to give written assurances satisfactory to the Company as to the Participant’s knowledge and experience in financial and business matters and/ or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Stock Award; and (ii) to give written assurances satisfactory to the Company stating that the Participant is acquiring Common Stock subject to the Stock Award for the Participant’s own account and not with any present intention of selling or otherwise distributing the Common Stock. The foregoing requirements, and any assurances given pursuant to such requirements, shall be inoperative if (i) the issuance of the shares upon the exercise or acquisition of Common Stock under the Stock Award has been registered under a then currently effective registration statement under the Securities Act, or (ii) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Common Stock.
(f) Securities Law Compliance. The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Stock Awards and to issue and sell shares of Common Stock upon exercise of the Stock Awards; provided, however, that this undertaking shall not require the Company to register under the Securities Act the Plan, any Stock Award or any Common Stock issued or issuable pursuant to any such Stock Award. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary for the lawful issuance and sale of Common Stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell Common Stock upon exercise of such Stock Awards unless and until such authority is obtained. A Participant shall not be eligible for the grant of a Stock Award or the subsequent issuance of Common Stock pursuant to the Stock Award if such grant or issuance would be in violation of any applicable securities laws.

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(g) Withholding Obligations. Unless prohibited by the terms of a Stock Award Agreement or the written terms of a Performance Cash Award, the Company may, in its sole discretion, satisfy any federal, state or local tax withholding obligation relating to an Award by any of the following means (in addition to the Company’s right to withhold from any compensation paid to the Participant by the Company) or by a combination of such means: (i) causing the Participant to tender a cash payment; (ii) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to the Participant in connection with a Stock Award; provided, however, that no shares of Common Stock are withheld with a value exceeding the maximum statutory tax rate of the Participant’s applicable jurisdiction(s) (or such other rate as may be necessary to avoid classification of the Stock Award as a liability for financial accounting purposes); (iii) withholding cash from an Award settled in cash; (iv) withholding payment from any amounts otherwise payable to the Participant; or (v) by such other method as may be set forth in the Award agreement. The Fair Market Value of any shares of Common Stock to be withheld will be determined based on such methodology that the Company deems to be reasonable and in accordance with applicable law.
(h) Electronic Delivery. Any reference herein to a “written” agreement or document shall include any agreement or document delivered electronically, filed publicly at www.sec.gov (or any successor website thereto) or posted on the Company’s intranet.
(i) Deferrals. To the extent permitted by applicable law, the Board, in its sole discretion, may determine that the delivery of Common Stock or the payment of cash, upon the exercise, vesting or settlement of all or a portion of any Award may be deferred and may establish programs and procedures for deferral elections to be made by Participants. Deferrals by Participants will be made in accordance with Section 409A of the Code, to the extent that Section 409A of the Code applies to such Participant. Consistent with Section 409A of the Code, the Board may provide for distributions while a Participant is still an employee or otherwise providing services to the Company. The Board is authorized to make deferrals of Awards and determine when, and in what percentages, Participants may receive payments, including lump-sum payments, following the Participant’s separation from service or other permitted distribution event, and implement such other terms and conditions consistent with the provisions of the Plan and in accordance with applicable law.
(j) Compliance with Section 409A. Unless otherwise expressly provided for in a Stock Award Agreement or the written terms of a Performance Cash Award, the Plan and Award agreements will be interpreted to the greatest extent possible in a manner that makes the Plan and the Awards granted hereunder exempt from Section 409A of the Code, and, to the extent not so exempt, in compliance with Section 409A of the Code. If the Board determines that any Award granted hereunder is not exempt from and is therefore subject to Section 409A of the Code, the agreement evidencing such Award shall incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code, and to the extent an Award agreement is silent on terms necessary for compliance, such terms are hereby incorporated by reference into such Award agreement. Notwithstanding anything to the contrary in this Plan (and unless the Award agreement specifically provides otherwise), if the shares of the Company’s Common Stock are publicly traded and if a Participant holding an Award that constitutes “deferred compensation” under Section 409A of the Code is a “specified employee” for purposes of Section 409A of the Code, no distribution or payment of any amount that is due because of a “separation from service” (as defined in Section 409A of the Code without regard to alternative definitions thereunder) will be issued or paid before the date that is six (6) months following the date of such Participant’s “separation from service” or, if earlier, the date of the Participant’s death, unless such distribution or payment can be made in a manner that complies with Section 409A of the Code, and any amounts so deferred will be paid in a lump sum on the day after such six (6) month period elapses, with the balance paid thereafter on the original schedule. Each installment of an Award that vests under the Plan is intended to be a “separate payment” for purposes of Treasury Regulations Section 1.409A-2(b)(2), unless otherwise expressly set forth in the written Award agreement.
(k) Non-Exempt Employees. No Stock Award granted to an Employee who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, shall be first exercisable for any shares of Common Stock until at least six (6) months following the date of grant. Notwithstanding the foregoing, consistent with the provisions of the Worker Economic Opportunity Act, (i) in the event of the Participant’s death or Disability, (ii) upon a Corporate Transaction in which such Stock Award is not assumed, continued, or substituted, (iii) upon a Change in Control, or (iv) upon the Participant’s retirement (as such term may be defined in the Participant’s Stock Award agreement or in another applicable agreement or in accordance with the Company’s then current employment policies and guidelines), any vested Stock Awards may be exercised earlier than six (6) months following the date of grant. The foregoing provision is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of a Stock Award will be exempt from his or her regular rate of pay.
(l) No Obligation to Notify or Minimize Taxes. The Company shall have no duty or obligation to any Participant to advise such holder as to the time or manner of exercising such Stock Award. Furthermore, the Company shall have no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of a Stock Award or a possible period in which the Stock Award may not be exercised. The Company has no duty or obligation to minimize the tax consequences of a Stock Award to the holder of such Stock Award.
(m) Corporate Action Constituting Grant of Stock Awards. Corporate action constituting a grant by the Company of a Stock Award to any Participant shall be deemed completed as of the date of such corporate action, unless otherwise determined by the Board, regardless of when the instrument, certificate, or letter evidencing the Stock Award is communicated to, or actually received or accepted by, the Participant. In the event that the corporate records (e.g., Board consents, resolutions or minutes) documenting the corporate action constituting the grant contain terms (e.g., exercise price, vesting schedule or number of shares) that are inconsistent with those in the Stock Award Agreement or the written terms of a Performance Cash Award as a result of a clerical error in the papering of the Award agreement, the corporate records will control.

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(n) Clawback/Recovery Policy. Awards granted under the Plan may be subject to clawback or recoupment under any clawback or recoupment policy adopted by the Board or the Committee or required by Applicable Law during the term of Participant’s employment or other service with the Company. In addition, the Board or Committee may impose such other clawback, recovery or recoupment provisions in an Award Agreement as the Board or Committee determines necessary or appropriate.
(o) Other Policies. Each Award may be subject to the terms and conditions of any policy (and any amendments thereto) adopted by the Company from time to time, which may include any policy related to the vesting or transfer of Awards, provided that in no event will such policy permit that an Award be transferred for consideration to a third-party financial institution. Whether any such policy will apply to a particular Award may depend, among other things, on when the Award was granted, whom the Award was granted to, and the type of Award.
9.    ADJUSTMENTS UPON CHANGES IN COMMON STOCK; CORPORATE TRANSACTIONS.
(a) Capitalization Adjustments. If any change is made in, or other events occur with respect to, the Common Stock subject to the Plan or subject to any Stock Award during the term of the Plan without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company (each a “Capitalization Adjustment”)), the Board shall appropriately and proportionately adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 4(a), (ii) the class(es) and maximum number of securities that may be issued pursuant to the exercise of Incentive Stock Options pursuant to Section 4(c), (iii) the class(es) and maximum number of securities that may be awarded to any person pursuant to Sections 5(c) and 7(d)(i), and (iv) the class(es) and number of securities and price per share of stock subject to outstanding Stock Awards. In addition, for each Option or Stock Appreciation Right with an exercise price or strike price, respectively, greater than the consideration offered in connection with any Capitalization Adjustment, Change in Control or Corporate Transaction, the Board may in its discretion elect to cancel such Option or Stock Appreciation Right without any payment to the person holding such Option or Stock Appreciation Right. The Board shall make such adjustments, and its determination shall be final, binding and conclusive. The conversion of any convertible securities of the Company shall not be treated as a transaction “without receipt of consideration” by the Company.
(b) Dissolution or Liquidation. In the event of a dissolution or liquidation of the Company, all outstanding Stock Awards (other than Stock Awards consisting of vested and outstanding shares of Common Stock not subject to a forfeiture condition or the Company’s right of repurchase) shall terminate immediately prior to the completion of such dissolution or liquidation, and the shares of Common Stock subject to the Company’s repurchase option or subject to the forfeiture condition may be repurchased or reacquired by the Company notwithstanding the fact that the holder of such Stock Award is providing Continuous Service, provided, however, that the Board may, in its sole discretion, cause some or all Stock Awards to become fully vested, exercisable and/or no longer subject to repurchase or forfeiture (to the extent such Stock Awards have not previously expired or terminated) before the dissolution or liquidation is completed but contingent on its completion.
(c) Corporate Transaction. The following provisions shall apply to Stock Awards in the event of a Corporate Transaction unless otherwise provided in a written agreement between the Company or any Affiliate and the holder of the Stock Award or unless otherwise expressly provided by the Board or Committee at the time of grant of a Stock Award:
(i) Stock Awards May Be Assumed. In the event of a Corporate Transaction, any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue any or all Stock Awards outstanding under the Plan or may substitute similar stock awards for Stock Awards outstanding under the Plan (including, but not limited to, awards to acquire the same consideration paid to the stockholders of the Company pursuant to the Corporate Transaction), and any reacquisition or repurchase rights held by the Company in respect of Common Stock issued pursuant to Stock Awards may be assigned by the Company to the successor of the Company (or the successor’s parent company, if any), in connection with such Corporate Transaction. A surviving corporation or acquiring corporation may choose to assume or continue only a portion of a Stock Award or substitute a similar stock award for only a portion of a Stock Award. The terms of any assumption, continuation or substitution shall be set by the Board in accordance with the provisions of Section 3(b).
(ii) Stock Awards Held by Current Participants. In the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue any or all outstanding Stock Awards or substitute similar stock awards for such outstanding Stock Awards, then with respect to Stock Awards that have not been assumed, continued or substituted and that are held by Participants whose Continuous Service has not terminated prior to the effective time of the Corporate Transaction (referred to as the “Current Participants”), the vesting of such Stock Awards (and, if applicable, the time at which such Stock Awards may be exercised) shall (contingent upon the effectiveness of the Corporate Transaction) be accelerated in full to a date prior to the effective time of such Corporate Transaction as the Board shall determine (or, if the Board shall not determine such a date, to the date that is five (5) days prior to the effective time of the Corporate Transaction), and such Stock Awards shall terminate if not exercised (if applicable) at or prior to the effective time of the Corporate Transaction, and any reacquisition or repurchase rights held by the Company with respect to such Stock Awards shall lapse (contingent upon the effectiveness of the Corporate Transaction). No vested Restricted Stock Unit Award shall terminate pursuant to this Section 9(c)(ii) without being settled by delivery of shares of Common Stock, their cash equivalent, any combination thereof, or in any other form of consideration, as determined by the Board, prior to the effective time of the Corporate Transaction (or such later date in accordance with a deferral election as described in Section 8(i)).

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(iii) Stock Awards Held by Former Participants. In the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue any or all outstanding Stock Awards or substitute similar stock awards for such outstanding Stock Awards, then with respect to Stock Awards that have not been assumed, continued or substituted and that are held by persons other than Current Participants, the vesting of such Stock Awards (and, if applicable, the time at which such Stock Award may be exercised) shall not be accelerated and such Stock Awards (other than a Stock Award consisting of vested and outstanding shares of Common Stock not subject to the Company’s right of repurchase) shall terminate if not exercised (if applicable) prior to the effective time of the Corporate Transaction; provided, however, that any reacquisition or repurchase rights held by the Company with respect to such Stock Awards shall not terminate and may continue to be exercised notwithstanding the Corporate Transaction. No vested Restricted Stock Unit Award shall terminate pursuant to this Section 9(c)(iii) without being settled by delivery of shares of Common Stock, their cash equivalent, any combination thereof, or in any other form of consideration, as determined by the Board, prior to the effective time of the Corporate Transaction (or such later date in accordance with a deferral election as described in Section 8(i)).
(iv) Payment for Stock Awards in Lieu of Exercise or Settlement. Notwithstanding the foregoing, in the event a Stock Award will terminate if not exercised prior to the effective time of a Corporate Transaction, the Board may provide, in its sole discretion, that the holder of such Stock Award may not exercise such Stock Award but will receive a payment, in such form as may be determined by the Board, equal in value to the excess, if any, of (i) the value of the cash or property the holder of the Stock Award would have received upon the exercise of the Stock Award immediately prior to the effective time of the Corporate Transaction, over (ii) any exercise price payable by such holder in connection with such exercise. In addition, the Board may provide that with respect to one or more other Stock Awards, such awards will be cancelled prior to exercise or settlement in exchange for a payment, in such form as may be determined by the Board, equal in value to the excess, if any, of (i) the value of the cash or property the holder of the Stock Award would have received upon the exercise of the Stock Award immediately prior to the effective time of the Corporate Transaction, over (ii) any exercise or purchase price (if any) payable by such holder in connection with such Stock Award, and such payment may be fully vested at the time of the Corporate Transaction or may be required to vest after such time substantially in accordance with the schedule originally in effect immediately prior to the Corporate Transaction.
(d) Change in Control. A Stock Award may be subject to additional acceleration of vesting and exercisability upon or after a Change in Control as may be provided in the Stock Award Agreement for such Stock Award or as may be provided in any other written agreement between the Company or any Affiliate and the Participant. A Stock Award may vest as to all or any portion of the shares subject to the Stock Award (i) immediately upon the occurrence of a Change in Control, whether or not such Stock Award is assumed, continued, or substituted by a surviving or acquiring entity in the Change in Control, or (ii) in the event a Participant’s Continuous Service is terminated, actually or constructively, within a designated period prior to, at, or following the occurrence of a Change in Control. In the absence of a determination by the Board, no such acceleration shall occur. Notwithstanding the foregoing, solely with respect to any Stock Award granted to a Non-Employee Director, in connection with any Change in Control, each outstanding, unvested Stock Award granted under the Plan shall automatically vest in full immediately prior to, and conditioned upon, the specified effective date for the Change in Control.
10.    AMENDMENT OF THE PLAN AND STOCK AWARDS.
(a) Amendment of Plan. Subject to the limitations of applicable law, the Board at any time, and from time to time, may amend the Plan. However, stockholder approval shall be required for any amendment of the Plan that either (i) materially increases the number of shares of Common Stock available for issuance under the Plan, (ii) materially expands the class of individuals eligible to receive Awards under the Plan, (iii) materially increases the benefits accruing to Participants under the Plan or materially reduces the price at which shares of Common Stock may be issued or purchased under the Plan, (iv) materially extends the term of the Plan, or (v) expands the types of Awards available for issuance under the Plan, but only to the extent required by applicable law or listing requirements.
(b) Stockholder Approval. The Board, in its sole discretion, may submit any other amendment to the Plan for stockholder approval.
(c) Contemplated Amendments. It is expressly contemplated that the Board may amend the Plan in any respect the Board deems necessary or advisable to provide eligible Employees with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder relating to Incentive Stock Options and/or to bring the Plan and/or Incentive Stock Options granted under it into compliance therewith.
(d) Amendment of Awards. The Board, at any time and from time to time, may amend the terms of any one or more Awards (either directly or by amending the Plan), including, but not limited to, amendments to provide terms more favorable than previously provided in the Stock Award Agreement or the written terms of a Performance Cash Award, subject to any specified limits in the Plan that are not subject to Board discretion; provided, however, that the rights under any Award outstanding at the time of such amendment shall not be materially impaired by any such amendment unless (i) the Company requests the consent of the affected Participant, and (ii) such Participant consents in writing.

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11.    TERMINATION OR SUSPENSION OF THE PLAN.
(a) Plan Termination. The Board may suspend or terminate the Plan at any time. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated, but all Awards made prior to such time will continue in effect after such suspension or termination subject to the terms thereof and of this Plan.
(b) No Impairment of Rights. Suspension or termination of the Plan shall not impair rights and obligations under any Award granted while the Plan is in effect except with the written consent of the affected Participant.
12.    EFFECTIVE DATE OF PLAN.
The Plan first became effective on the Effective Date. The Plan, as most recently amended, shall become effective upon its approval by the stockholders of the Company. No Incentive Stock Options may be granted on or after February 2, 2036.
13.    CHOICE OF LAW AND VENUE.
The law of the State of Delaware shall govern all questions concerning the construction, validity and interpretation of this Plan, without regard to that state’s conflict of laws rules. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties in connection with the Plan, the parties hereby submit to and consent to the sole and exclusive jurisdiction of the courts of the State of California and agree that such litigation shall be conducted only in the courts of Santa Clara County, California, or the federal courts for the United States for the Northern District of California.

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APPENDIX B
Non-GAAP Financial Measures and Segment Adjustments
Non-GAAP Financial Performance Measures
Synopsys presents non-GAAP financial results, including non-GAAP operating margin and non-GAAP earnings per share (EPS) growth, in this proxy statement to provide investors with an additional tool to evaluate Synopsys’ operating results in a manner that focuses on what Synopsys believes to be its core business operations and what Synopsys uses to evaluate its business operations and for internal budgeting and resource allocation processes. Synopsys’ management does not itself, nor does it suggest that investors should, consider non-GAAP financial results in isolation from, as superior to, or as a substitute for, financial information prepared in accordance with GAAP. Non-GAAP financial results exclude the following items:
(i) Amortization of acquired intangible assets. Synopsys incurs expenses from amortization of acquired intangible assets, which may include impairment charges from write-downs of acquired intangible assets. Acquired intangible assets include, among other things, core/developed technology, customer relationships, contract rights, trademarks and trade names, and other intangibles related to acquisitions. Synopsys amortizes the intangible assets over their estimated useful lives. Synopsys does not enter into acquisitions on a predictable cycle. The amount of an acquisition’s purchase price allocated to intangible assets and their estimated useful lives can vary significantly and are unique to each acquisition. From time to time, Synopsys incurs impairment charges due to write-downs of acquired intangible assets. Synopsys believes that the presentation of non-GAAP financial measures that adjust for the amortization of intangible assets, including impairment charges, provides investors and others with a consistent basis for comparison across accounting periods. Synopsys also excludes this item because such expenses are non-cash in nature and believes the non-GAAP financial measures excluding this item provide meaningful supplemental information regarding Synopsys’ core operational performance and liquidity, and ability to invest in research and development and fund future acquisitions and capital expenditures.
(ii) Stock-based compensation. Stock-based compensation expenses consist primarily of expenses related to restricted stock units, stock options, employee stock purchase rights and other stock awards, including such expenses associated with acquisitions. Synopsys excludes stock-based compensation expense from its non-GAAP financial measures primarily because it is not an expense that typically requires or will require cash settlement by Synopsys. Further, the expense for the fair value of the stock-based instruments Synopsys utilizes may bear little resemblance to the actual value realized upon the vesting or future exercise of the related stock-based awards and, therefore, is not used by management to assess the core profitability of Synopsys’ business operations.
(iii) Acquisition/divestiture-related items. In connection with certain of its business combinations and/or divestitures, Synopsys incurs significant expenses that it would not have otherwise incurred as part of its business operations. These expenses include, among other things, compensation expenses, professional fees and other direct expenses, concurrent restructuring activities and divestiture activities, including employee severance and other exit costs, bridge financing costs, costs related to integration activities, debt forgiveness, changes to the fair value of contingent consideration related to the acquired company, and amortization of the fair value difference of below-market value assets arising from arrangements entered into or acquired in conjunction with an acquisition. Synopsys also recognizes the gains and losses from the mark-up of equity or cost method investments to fair value upon obtaining control through acquisition. Synopsys excludes these items because they are related to acquisitions and divestitures and have no direct correlation to the core operation of its business. Further, because Synopsys does not acquire or divest businesses on a predictable cycle and the terms of each transaction can vary significantly and are unique to each transaction, Synopsys believes it is useful to exclude such expenses when looking for a consistent basis for comparison across accounting periods.
(iv) Restructuring charges. Synopsys initiates restructuring activities to align its costs to its operating plans and business strategies based on then-current economic conditions, and such activities have a specific and defined term. Restructuring costs generally include severance and other termination benefits related to voluntary retirement programs, involuntary headcount reductions and facilities closures. Such restructuring costs include elimination of operational redundancy, permanent reductions in workforce and facilities closures and, therefore, are not considered by Synopsys to be a part of the core operation of its business and are not used by management when assessing the core profitability and performance of its business operations.
(v) Gains (losses) on the sale of strategic investments. Synopsys excludes gains and losses on the sale of equity investments in privately held companies because it does not believe they are reflective of Synopsys' core business and operating results.
(vi) Deferred compensation. Synopsys excludes changes in the fair value of its non-qualified deferred compensation plan because Synopsys does not use these to assess the core profitability of Synopsys' business operations.
(vii) Income tax effect of non-GAAP pre-tax adjustments. Excluding the income tax effect of non-GAAP pre-tax adjustments from the provision for income taxes assists investors in understanding the tax provision associated with those adjustments and the effect on net income. Beginning in fiscal year 2026, Synopsys will transition from an annual non-GAAP tax rate to a three-year normalized non-GAAP tax rate. Synopsys believes this will provide better consistency across reporting periods by eliminating the effects of non-recurring and period-specific items, which can vary in size and frequency and do not necessarily reflect Synopsys' normal operations. This rate is based on Synopsys' projected annual rate through fiscal year 2028, primarily due to the completion of the acquisition of Ansys in the third quarter

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of fiscal year 2025 and the enactment of One Big Beautiful Bill Act (the OBBB), which affects taxable income starting in fiscal year 2026 over the next several years. In projecting this rate, Synopsys evaluated its historical and projected mix of U.S. and international profit before tax, excluding the impact of stock-based compensation, the amortization of purchased intangibles and other GAAP only adjustments described above. Synopsys also considered other factors, including its current tax structure, U.S. tax law changes, such as the OBBB which impacts Synopsys' expensing of U.S. research expenditures commencing in fiscal year 2026, and changes to foreign derived intangible income commencing in fiscal year 2027.
GAAP TO NON-GAAP RECONCILIATION OF OPERATING MARGIN
(UNAUDITED)

Twelve Months Ended October 31, 2025
GAAP operating margin	13.0%
Amortization of acquired intangible assets	7.2%
Stock-based compensation(1)	12.7%
Acquisition/divestiture related items(2)	3.6%
Non-qualified deferred compensation plan	0.8%
Non-GAAP operating margin	37.3%
(1)The adjustment includes non-GAAP expenses attributable to non-controlling interest and redeemable non-controlling interest.
(2)The adjustment excludes the amortization of bridge financing costs entered into in connection with the acquisition of Ansys that was recorded in interest expense, and certain divestiture related items that were recorded in other income (expense), net in our unaudited consolidated statements of income.
GAAP TO NON-GAAP RECONCILIATION OF EPS GROWTH(1)
(UNAUDITED)

	Twelve Months Ended October 31, 2025	Twelve Months Ended October 31, 2024
GAAP net income from continuing operations per diluted share attributed to Synopsys (GAAP EPS)	$8.07	$9.25
Amortization of acquired intangible assets	3.04	0.67
Stock-based compensation	5.39	4.21
Acquisition/divestiture-related items	(1.50)	1.11
(Gain) loss on sale of strategic investments	0.02	(0.35)
Tax adjustments	(2.11)	(1.69)
Non-GAAP net income from continuing operations per diluted share attributed to Synopsys (Non-GAAP EPS)	$12.91	$13.20
GAAP EPS growth (year over year)	(12.8)%
Non-GAAP EPS growth (year over year)	(2.2)%
(1)Synopsys' fourth quarter of fiscal year 2025 and 2024 ended on October 31, 2025 and November 2, 2024, respectively. For presentation purposes, we refer to the closest calendar month end. Fiscal year 2024 was a 53-week year, which included an extra week in the first quarter.

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Appendix B
Segment Adjustments
BUSINESS SEGMENT REPORTING(1)
(UNAUDITED, IN MILLIONS)

Twelve Months Ended October 31, 2025
Revenue by segment
- Design Automation	$5,302.4
% of Total	75.2%
- Design IP	$1,751.8
% of Total	24.8%

Adjusted operating income by segment
- Design Automation	$2,213.5
- Design IP	$419.3

Adjusted operating margin by segment
- Design Automation	41.7%
- Design IP	23.9%
(1)Synopsys manages the business on a long-term, annual basis, and considers quarterly fluctuations of revenue and profitability as normal elements of our business. Amounts may not foot due to rounding.
Synopsys provides segment information, namely revenue, adjusted segment operating income and adjusted segment operating margin, in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 280, Segment Reporting. Synopsys' chief operating decision maker ("CODM") is our Chief Executive Officer. In evaluating our business segments, the CODM considers the income and expenses that the CODM believes are directly related to those segments. The CODM does not allocate certain operating expenses managed at a consolidated level to our business segments and, as a result, the reported operating income and operating margin do not include these unallocated expenses as shown in the table below. These unallocated expenses are presented in the table below to provide a reconciliation of the total adjusted operating income from segments to our consolidated operating income from continuing operations:
TOTAL ADJUSTED SEGMENT OPERATING INCOME RECONCILIATION(1)
(UNAUDITED, IN MILLIONS)

Twelve Months Ended October 31, 2025
GAAP total operating income - as reported	$914.9
Reconciling Items
Amortization of acquired intangible assets	504.4
Stock-based compensation(2)	893.3
Non-qualified deferred compensation plan	65.5
Acquisition/divestiture related items(3)	254.8
Total adjusted segment operating income	$2,632.9
(1)Synopsys manages the business on a long-term, annual basis, and considers quarterly fluctuations of revenue and profitability as normal elements of our business. Amounts may not foot due to rounding.
(2)The adjustment includes non-GAAP expenses attributable to non-controlling interest and redeemable non-controlling interest.
(3)The adjustment excludes the amortization of bridge financing costs entered into in connection with the acquisition of Ansys that was recorded in interest expense, and certain divestiture related items that were recorded in other income (expense), net in our unaudited consolidated statements of income.

2026 Proxy Statement	127

SYNOPSYS®

Learn more at
*www.synopsys.com*

SYNOPSYS

SYNOPSYS®

SYNOPSYS, INC.
675 ALMANOR AVENUE
SUNNYVALE, CA 94085
ATTN: CORPORATE SECRETARY

**SCAN TO**
**VIEW MATERIALS & VOTE**

**VOTE BY INTERNET**
*Before The Meeting* - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on April 15, 2026. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

*During The Meeting* - Go to **www.virtualshareholdermeeting.com/SNPS2026**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

**VOTE BY PHONE - 1-800-690-6903**
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 15, 2026. Have your proxy card in hand when you call and then follow the instructions.

**VOTE BY MAIL**
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717, so that it is received no later than April 15, 2026.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V83398-P41891 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

**THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.**

**SYNOPSYS, INC.**

**The Board of Directors recommends that you vote FOR all nominees set forth below:**

| **Nominees:** | **For** | **Against** | **Abstain** |
|---|---|---|---|
| 1a. Dr. Aart J. de Geus | ☐ | ☐ | ☐ |
| 1b. John G. Schwarz | ☐ | ☐ | ☐ |
| 1c. Sassine Ghazi | ☐ | ☐ | ☐ |
| 1d. Janice D. Chaffin | ☐ | ☐ | ☐ |
| 1e. Bruce R. Chizen | ☐ | ☐ | ☐ |
| 1f. Mercedes Johnson | ☐ | ☐ | ☐ |
| 1g. Robert G. Painter | ☐ | ☐ | ☐ |
| 1h. Jeannine P. Sargent | ☐ | ☐ | ☐ |
| 1i. Peter A. Shimer | ☐ | ☐ | ☐ |
| 1j. Ravi Vijayaraghavan | ☐ | ☐ | ☐ |

| **The Board of Directors recommends you vote FOR proposals 2, 3 and 4.** | **For** | **Against** | **Abstain** |
|---|---|---|---|
| 2. To approve our Amended and Restated Equity Incentive Plan. | ☐ | ☐ | ☐ |
| 3. To approve, on an advisory basis, the compensation of our named executive officers, as disclosed in the attached Proxy Statement. | ☐ | ☐ | ☐ |
| 4. To ratify the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2026. | ☐ | ☐ | ☐ |
| **The Board of Directors recommends you vote AGAINST proposal 5.** | **For** | **Against** | **Abstain** |
| 5. To vote on a stockholder proposal regarding 'stockholders' right to act by written consent, if properly presented at the meeting. | ☐ | ☐ | ☐ |

**UNLESS OTHERWISE SPECIFIED HEREIN, THE SHARES WILL BE VOTED "FOR" EACH OF THE NOMINEES LISTED IN ITEM 1, "FOR" ITEMS 2, 3 AND 4, AND "AGAINST" ITEM 5.**

**NOTE:** In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting of Stockholders.

**NOTE: The last instruction received in either paper or electronic form prior to the deadline will be the instruction included in the final tabulation.**

This Form of Proxy will be voted as specified by the undersigned. If no choice is indicated, the shares will be voted as the Board of Directors recommends. On other matters that come before the annual meeting, and any adjournments or postponements thereof, the proxies are authorized to vote in their discretion.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

| Signature [PLEASE SIGN WITHIN BOX] | Date | Signature (Joint Owners) | Date |
|---|---|---|---|
| | | | |

**Important Notice Regarding the Availability of Proxy Materials for the 2026 Annual Meeting of Stockholders to Be Held on April 16, 2026:**
The Notice and Proxy Statement and 2025 Annual Report on Form 10-K are available at www.proxyvote.com.

V83399-P41891

**SYNOPSYS, INC.**
**2026 ANNUAL MEETING OF STOCKHOLDERS**
**APRIL 16, 2026**
**THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS**

**Address changes and comments can be directed to Synopsys' Investor Relations Department at synopsys-ir@synopsys.com**

The stockholder(s) hereby appoint(s) Shelagh Glaser and Janet Lee, or either of them, as proxies of the stockholder(s), each with the power to appoint her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this proxy card, all of the shares of common stock of Synopsys, Inc. that the stockholder(s) is/are entitled to vote at the 2026 Annual Meeting of Stockholders of Synopsys, Inc. to be held on April 16, 2026 at 8:00 a.m. Pacific Time, and at any postponement or adjournment thereof. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the 2026 Annual Meeting of Stockholders.

**THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES LISTED IN PROPOSAL 1, "FOR" PROPOSALS 2, 3 AND 4, AND "AGAINST" PROPOSAL 5. This proxy when properly executed will be voted in the manner directed. If no such directions are specified, this proxy will be voted "FOR" each of the nominees listed in Proposal 1, "FOR" Proposals 2, 3 and 4, and "AGAINST" Proposal 5.**

**Please mark, sign, date and return this proxy card using the enclosed envelope.**

**Continued and to be signed on reverse side**